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                      AMENDED AND RESTATED LOAN AGREEMENT
                      -----------------------------------

         THIS AMENDED AND RESTATED LOAN AGREEMENT is made as of the 30th day of May, 1997, by and between

         TRIATHLON BROADCASTING OF WICHITA, INC., a Delaware corporation ("TBW"), TRIATHLON BROADCASTING OF LINCOLN, INC. (formerly known as LINCOLN RADIO ACQUISITION CORP.), a Delaware corporation ("TBL"), TRIATHLON BROADCASTING OF OMAHA, INC., a Delaware corporation ("TBO"), TRIATHLON BROADCASTING OF SPOKANE, INC., a Delaware corporation ("TBS"), TRIATHLON BROADCASTING OF TRI-CITIES, INC., a Delaware corporation ("TBTC"), TRIATHLON BROADCASTING OF COLORADO SPRINGS, INC., a Delaware corporation ("TBCS"), and TRIATHLON BROADCASTING OF LITTLE ROCK, INC., a Delaware corporation ("TBLR") (TBW, TBL, TBO, TBS, TBTC, TBCS and TBLR are sometimes hereinafter referred to individually as a "BORROWER" and collectively as the "BORROWERS");

         THE FINANCIAL INSTITUTIONS which are now, or in accordance with
ARTICLE XII hereof hereafter become, parties hereto and "LENDERS" hereunder by execution of the signature pages to this Agreement or otherwise (collectively, the "LENDERS" and each individually, a "LENDER");

         AT&T COMMERCIAL FINANCE CORPORATION, a Delaware corporation, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "AGENT") and in its capacity as Administrative Agent, Documentation Agent and Managing Agent; and

         UNION BANK OF CALIFORNIA, N.A., a national banking association, as co-agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "CO-AGENT") and in its capacity as Syndication Agent, Managing Agent, and Designated Reviewing Bank.

                                   RECITALS:

         A. The Borrowers and AT&T Commercial Finance Corporation, a Delaware corporation ("AT&T-CFC") are parties to a certain Loan Agreement dated November 19, 1996, as heretofore amended (as amended, the "ORIGINAL LOAN AGREEMENT") pursuant to which AT&T-CFC made loans to the Borrowers severally in an aggregate original principal amount of Forty Million Dollars ($40,000,000.00) (the "ORIGINAL LOANS").

         B. Certain of the Borrowers used a portion of the proceeds of the Original Loans to make inter-company loans to TBLR and to other Borrowers.

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         C. AT&T-CFC has assigned to the Agent for the ratable benefit of the
Lenders all of AT&T-CFC's right, title and interest in, under and to the Original Loan Agreement and the Original Loans, and all agreements securing or guaranteeing the payment thereof.

         D. As of the Closing Date, the outstanding and unpaid principal balance of the Original Loans is Forty Million Dollars ($40,000,000.00), of which AT&T-CFC holds $20,000,000.00 and Union Bank of California, N.A. ("UBOC") holds $20,000,000.00 as a result of the Loan Purchase hereinafter described.

         E. The Borrowers have applied to the Lenders for the extension of additional credit facilities in the aggregate principal amount of up to $40,000,000.00, and have applied for the establishment of an acquisition line of credit to enable the Borrowers to make additional acquisitions of radio broadcast properties, subject to the terms and conditions hereinafter set forth.

         F. The Borrowers, the Lenders, the Agent and the Co-Agent desire to amend and restate the Original Loan Agreement in its entirety to reflect the foregoing and to add the Lenders as additional parties hereto.

         G. The Borrowers and the Lenders desire to amend certain of the terms of the Original Loan Agreement, and for ease of administration and interpretation, the parties desire to accomplish such amendments by restating the Original Loan Agreement in its entirety as hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound hereby, hereby agree, and hereby amend and restate the original Loan Agreement in its entirety, as follows:

I.       DEFINITIONS

         As used herein the following terms shall have the following respective meanings:

         ACCOUNTANTS: the meaning specified in SECTION 6.05.

         ACQUISITION(S): the meaning specified in SECTION 7.04.

         ACQUISITION AGREEMENT: with respect to any Permitted Acquisition, the respective acquisition, purchase and sale, or other agreement(s) which set forth the terms and conditions of such Acquisition.

         ACQUISITION LOAN(S): the meaning specified in SECTION 2.04(A).

         ACQUISITION LOAN COMMITMENT: the aggregate principal amount of all Acquisition Loans which AT&T-CFC may make pursuant to SECTION 2.04.

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         ACQUISITION LOAN NOTE(S): the meaning specified in SECTION 2.04(B).

         ADJUSTED BROADCAST CASH FLOW: for any period of twelve (12) consecutive months or four (4) consecutive Fiscal Quarters, the combined Broadcast Cash Flow of the Stations, radio broadcast properties or the Companies, as applicable, determined on a combined basis in accordance with generally accepted accounting principles, adjusted (as of the effective date of a Disposition or Acquisition, as applicable) to reflect any Disposition or Acquisition permitted by this Agreement, as the case may be, by an amount reasonably determined by the Agent and the Borrowers to be appropriate to reflect the effect of all such Dispositions and Acquisitions during such period.

         ADMINISTRATION FEE: the meaning specified in SECTION 2.07(C).

         ADVANCE(S): advance(s) of loan proceeds constituting all or a portion of a Loan.

         AFFILIATE(S): as applied to any Person, a spouse or relative of such Person within the third degree of consanguinity, any partner, shareholder, member, director, officer or manager of such Person, any corporation, association, partnership, joint venture, firm or other entity of which such Person is a partner, shareholder, venturer, member, director, officer or manager, and any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.

         AFFILIATE SUBORDINATION AGREEMENTS: the meaning specified in SECTION 2.09.

         AGENT: the meaning specified in the Preamble.

         AGREEMENT: this Loan Agreement, as the same may be amended from time to time.

         AGGREGATE TRANCHE A LOAN COMMITMENT: the sum of each Tranche A Lender's Tranche A Loan Commitment.

         AMERICAN RADIO: American Radio Systems Corporation, a Delaware corporation, its successors and assigns.

         APPLICABLE MARGIN: the meaning specified in SECTION 2.06(B).

         ARKANSAS STATIONS: radio broadcast stations KSSN-FM (Little Rock, Arkansas), KMVK-FM (Benton, Arkansas) and KOLL-FM (Maumelle, Arkansas).

         ASSIGNMENT AND ACCEPTANCE: the meaning specified in ARTICLE XII.

         AT&T - CFC: AT&T Commercial Finance Corporation, a Delaware corporation, its successors and assigns.

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         AT&T - CFC TRANCHE B LOANS: the Tranche B Loans which are initially made by AT&T-CFC on the Closing Date and all extensions, refinancings, divisions and portions thereof.

         BASE RATE: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Reference Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If, for any reason, UBOC shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including, without limitation, the inability or failure of UBOC to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to CLAUSE (B) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Reference Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Reference Rate or the Federal Funds Effective Rate, respectively.

         BASE RATE LOANS: Loans (or any portion thereof) the rate of interest applicable to which is based upon the Base Rate.

         BENEFIT LIABILITIES: the meaning specified in SECTION 4.12.

         BORROWERS: the meaning specified in the Preamble.

         BROADCAST CASH FLOW: for any fiscal period, Net Income for such period, after restoring thereto (without duplication) amounts deducted in the computation thereof for (a) depreciation; (b) amortization; (c) Interest Expense; (d) other non-cash expenses determined in accordance with generally accepted accounting principles; (e) Corporate Overhead payments (in an amount not to exceed in the aggregate the maximum amount permitted by SECTION 5.05(A), if applicable); and (f) taxes in respect of income and profits.

         BUSINESS DAY: any day other than a Saturday, Sunday or legal holiday on which banks in Newark, New Jersey, New York, New York, and Los Angeles, California, are open for the transaction of a substantial part of their commercial banking business.

         CAPITAL EXPENDITURE: any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which, in accordance with generally accepted accounting principles, would be added as a debit to the fixed asset account of the Person making such expenditure, including, without limitation, amounts paid or payable for labor or under any conditional sale or other title retention agreement or under any Lease or other periodic payment arrangement which is of such a nature that payment obligations of the lessee or obligor thereunder would be required by generally accepted accounting principles to be capitalized on the balance sheet of such lessee or obligor.

         CAPITAL LEASE: any Lease of property (real, personal or mixed) which, in accordance with generally accepted accounting principles, would be capitalized on the lessee's balance sheet

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or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.

         CASH COLLATERAL DEPOSIT: cash deposits made by the Borrowers to the Co-Agent, to be held by the Co-Agent as Collateral pursuant to the Security Documents for the reimbursement of drawings under the Letters of Credit.

         CERCLA: the meaning specified in SECTION 4.19.

         CLEAR CHANNEL: Clear Channel Radio, Inc., a Nevada corporation.

         CLEAR CHANNEL GUARANTY: the guaranty of even date herewith issued by Clear Channel to AT&T-CFC and the Agent in respect to the Tranche C Loan to TBLR and the $5,000,000.00 intercompany loan made or to be made by TBO to TBLR.

         CLOSING DATE: the effective date of closing on the transactions contemplated hereby as evidenced by the Lenders' initial funding of the Tranche A Loans, the Tranche B Loans, and the Tranche C Loans, which Closing Date shall not be later than June 10, 1997, unless the Lenders otherwise agree.

         CO-AGENT: the meaning specified in the Preamble.

         COBRA: the meaning specified in SECTION 4.12.

         CODE: the Internal Revenue Code of 1986, as amended from time to time.

         COLLATERAL: collectively, any and all collateral referred to herein or in the Security Documents, or any of them, and any and all other collateral pledged to the Lenders from time to time in connection with the Loan Documents.

         COMMITMENT FEE: the meaning specified in SECTION 2.07(A).

         COMMITMENT(S): collectively, the Tranche A Commitment, the Tranche B Commitment, the Tranche C Commitment and the Acquisition Loan Commitment.

         COMMONLY CONTROLLED ENTITY: the meaning specified in SECTION 4.12.

         COMPANIES: the Borrowers, the License Subsidiaries and, effective on the date that Pinnacle Sports has paid in full all of its Indebtedness to Havelock Bank and the Agent has received UCC lien searches and other satisfactory evidence that the security interests granted by Pinnacle Sports, TSPN and TSPI to the Agent and the Lenders are first priority perfected security interests, Pinnacle Sports, TSPN and TSPI.

         CORPORATE OVERHEAD: sums expended by the Companies (a) in paying the salary of Norman Feuer, President of the Parent and the Borrowers, (b) in reimbursing the Parent for usual

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and customary business expenses incurred in the ordinary course of business for business travel and reasonable accounting, office and secretarial expense incurred by the Parent on behalf of the Companies, (c) in paying management fees and consulting fees (including, without limitation, such fees as may be payable to SCMC and SFX Broadcasting), and (d) in making any dividend payments or other distributions to the Parent, including such dividend payments and distributions made for the purpose of funding dividends payable by the Parent in respect of stock issued pursuant to the Preferred Stock Public Offering.

         COVENANT COMPLIANCE CERTIFICATE: the quarterly certificate issued and to be issued by the Borrowers pursuant to SECTION 6.05(C)(III), in the form of EXHIBIT E hereto.

         CURRENT ASSETS: current assets of a Borrower, determined in accordance with generally accepted accounting principles on a basis consistent with that employed by the Accountants in preparing the financial statements referred to in SECTION 6.05. For the purposes of SECTION 5.03(B) hereof, Current Assets shall exclude accounts receivable outstanding more than one hundred twenty
(120) days from invoice.

         CURRENT LIABILITIES: current liabilities of a Borrower, determined in accordance with generally accepted accounting principles on a basis consistent with that employed by the Accountants in preparing the financial statements referred to in SECTION 6.05.

         DEFAULT RATE: the meaning specified in SECTION 9.02.

         DISPOSITION: the meaning specified in SECTION 7.03.

         DRAWING LENDER: the meaning specified in SECTION 2.01(E)(III).

         EFFECTIVE DATE: the meaning specified in SECTION 2.11(B).

         EMPLOYEE BENEFIT PLANS; EMPLOYEE PENSION PLAN AND EMPLOYEE WELFARE
PLAN: the respective meanings specified in SECTION 4.12.

         ENVIRONMENTAL LAWS: the meaning specified in SECTION 4.19.

         ERISA: the meaning specified in SECTION 4.12.

         EVENT OF DEFAULT: the meaning specified in ARTICLE VIII.

         EXCESS CASH FLOW: for any Fiscal Year, Broadcast Cash Flow for such Fiscal Year, minus the sum of (a) Fixed Charges during such period, and (b) voluntary prepayments of the Notes made during such period.

         FCC: the Federal Communications Commission or any other federal governmental agency which may hereafter perform its functions.

         FEDERAL FUNDS EFFECTIVE RATE: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Co-Agent from three federal funds brokers of recognized standing selected by it.

         FEE LETTER: the letter agreement of even date herewith among the Borrowers, the Agent and the Co-Agent, as amended from time to time.

         FINAL ORDER: written action or order issued by the FCC setting forth the consent of the FCC (a) which has not been reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which (i) no requests have been filed for administrative or judicial review, consideration, appeal or stay, and the normal time for filing any such requests and for the FCC to set aside the action on its own motion (whether upon reconsideration or otherwise) has expired, or (ii) in the event of review, reconsideration or appeal, the time for further review, reconsideration or appeal has expired.

         FISCAL QUARTERS: the three-month periods ending March 31, June 30, September 30 and December 31.

         FISCAL YEAR: the year ending December 31.

         FIXED CHARGES: for any fiscal period, the sum of (a) Total Debt Service for such period (but not more than the amount otherwise permitted by this Agreement for such period), (b) Corporate Overhead payments during such period (but not more than the amount otherwise permitted by this Agreement for such period), (c) Capital Expenditures during such period (but not more than the amount otherwise permitted by this Agreement for such period), and (d) taxes.

         GOVERNMENTAL AUTHORITY: any nation or government, any state or other political subdivision thereof and any entity exercising any executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

         GUARANTEES: the meaning specified in SECTION 2.09.

         GUARANTORS: the Parent, TSPI, TSPN, Pinnacle Sports, the Borrowers, the License Subsidiaries and all other Subsidiaries of the Parent and the Borrowers, if any, whether now existing or hereafter arising.

         HAVELOCK AGREEMENT: the meaning specified in SECTION 2.09.

         HAVELOCK BANK: Havelock Bank, a Nebraska banking corporation.

         HAZARDOUS MATERIAL:  the meaning specified in SECTION 4.19.

         INDEBTEDNESS OR INDEBTEDNESS: as applied to any Person, (a) all items (except items of capital stock, capital or paid-in surplus or of retained earnings) which, in accordance with generally accepted accounting principles, would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including any obligation to pay the deferred purchased price of property acquired by such Person, and any Lease which in accordance with generally accepted accounting principles consistently applied would constitute indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, and (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock or equity purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

         INDEMNITEES: the meaning specified in SECTION 6.10.

         INTERCREDITOR AGREEMENT: the Intercreditor Agreement of even date herewith among the Lenders, the Agent, the Co-Agent and the Managing Agents, as the same may be amended from time to time.

         INTEREST EXPENSE: for any period, the aggregate amount (determined in accordance with generally accepted accounting principles) of interest accrued (whether or not paid) during such period by the Borrowers in respect of all Indebtedness for borrowed money and Capital Leases.

         INTEREST PERIOD: with respect to each LIBOR Loan, the period commencing on the date such Loan is made or converted from a Base Rate Loan, or the last day of the immediately preceding Interest Period, as to LIBOR Loans being continued as such, and ending one (1), two (2), three (3), or six (6) months thereafter, as the Borrowers may jointly elect in the applicable Interest Rate Option Notice, provided that:

                  (i) any Interest Period (other than an Interest Period determined pursuant to CLAUSE (IV) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

                  (ii) if the Borrowers shall fail to give an Interest Rate Option Notice, the Borrowers shall be deemed to have requested a conversion of the affected LIBOR Loan to a Base Rate Loan on the last day of the then current Interest Period with respect thereto;

                  (iii) any Interest Period relating to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to CLAUSE (IV) below, end on the last Business Day of a calendar month;

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                  (iv) any Interest Period related to a LIBOR Loan that would otherwise end after the final maturity date of such LIBOR Loan shall end on such final maturity date;

                  (v) no Interest Period in respect of any LIBOR Loan shall include a principal repayment date for the corresponding LIBOR Loan unless an aggregate principal amount of such Loan at least equal to the principal amount due on such principal repayment date shall be a UBOC Rate Loan or LIBOR Loan having an Interest Period ending on or before such principal repayment date; and

                  (vi) notwithstanding CLAUSES (IV) and (V) above, no Interest Period shall have a duration of less than one (1) month.

         INTEREST RATE OPTION NOTICE: a notice in form acceptable to the Co-Agent given by all of the Borrowers jointly to the Co-Agent (with a copy to the Agent) of the Borrowers' election to convert Loans to a different type or continue Loans as the same type, in accordance with SECTION 2.06(B).

         INVOLUNTARY PETITION: the meaning specified in paragraph (1) of
ARTICLE VIII.

         KFAB/KGOR: radio stations KFAB-AM and KGOR (FM) (licensed to Omaha, Nebraska).

         LEASE(S): any lease of, or other periodic payment arrangement for the use or possession of, property (real, personal or mixed).

         LENDER(S): the meaning specified in the Preamble.

         LETTER(S) OF CREDIT:  the meaning specified in SECTION 2.01(A).

         LETTER OF CREDIT AMOUNT: the stated maximum amount, available to be drawn under a particular Letter of Credit, as such amount may be reduced or reinstated from time to time in accordance with the terms of such Letter of Credit.

         LETTER OF CREDIT FEE: the meaning specified in SECTION 2.01(E).

         LETTER OF CREDIT REQUEST: a request by the Borrowers for the issuance of a Letter of Credit, on the Co-Agent's standard form of Application for Irrevocable Standby Letter of Credit, the current form of which is attached hereto as EXHIBIT F, and containing terms and conditions satisfactory to the Co-Agent in its sole discretion.

         LEVERAGE RATIO: the ratio, as of the last day of the most recent Fiscal Quarter, of (i) the Total Debt of a Person or Persons on such date to
(ii) the Adjusted Broadcast Cash Flow of such Person or Persons for the twelve
(12) month period ending on such date, calculated on a

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consolidated basis in accordance with generally accepted accounting principles, after deduction of all intercompany items.

         LIBOR: with respect to each day during each Interest Period pertaining to a LIBOR Loan, the rate of interest determined by the Co-Agent to be the rate per annum at which deposits in dollars would be offered to the Co-Agent by leading banks in the London Interbank Market at or about 9:00 a.m., Los Angeles time, two Eurodollar Business Days prior to the beginning of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its LIBOR Loan to be outstanding during such Interest Period. For the purposes hereof, "EURODOLLAR BUSINESS DAY" shall mean any day on which banks are open for dealings in dollar deposits in the London Interbank Market.

         LIBOR RATE: with respect to each day during each Interest Period pertaining to a LIBOR Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                                     LIBOR
                       ---------------------------------
                       1.00 - LIBOR Reserve Requirements

         LIBOR LOANS: Tranche A Loans (or any portion thereof) and UBOC Tranche B Loans (or any portion thereof) the rate of interest applicable to which is based upon LIBOR.

         LIBOR RESERVE REQUIREMENTS: for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with eurocurrency funding (currently referred to as "EUROCURRENCY LIABILITIES" in Regulation D of such Board as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto) maintained by a member bank of such Federal Reserve System.

         LICENSES: the meaning specified in SECTION 4.13.

         LICENSE SUBSIDIARIES: the meaning specified in SECTION 6.17.

         LIFE INSURANCE: the meaning specified in SECTION 2.09.

         LIFE INSURANCE ASSIGNMENT: the meaning specified in SECTION 2.09.

         LOANS: the Tranche A Loans, the Tranche B Loans, the Tranche C Loans, and the Acquisition Loans.

         LOAN DOCUMENTS: this Agreement, the Notes, the Security Documents and all other documents, certificates, and agreements contemplated by or executed in connection with the

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transactions contemplated hereby, including Letter of Credit Requests and Rate
Hedging Agreements.

         LOAN PURCHASE: the meaning specified in SECTION 2.10.

         MAJORITY LENDERS: Lenders holding in the aggregate at least two-thirds (2/3) of the sum of (i) the aggregate outstanding principal balance of the Loans, (ii) the aggregate Letter of Credit Amount (or participation therein) outstanding, and (iii) the aggregate amount of the unused Commitments, if any, excluding from such calculation any Lender which has failed or refused to fund a Loan when required to do so.

         MANAGING AGENTS: the Agent and the Co-Agent jointly.

         MATERIAL ADVERSE EFFECT: any circumstance or event which, individually or in the aggregate with other such circumstances or events, (a) has had, or could reasonably be expected to have, an adverse effect on the validity or enforceability of this Agreement or the other Loan Documents in any material respect, (b) has had, or could reasonably be expected to have, an adverse effect on the condition (financial or other), business, results of operations, prospects or properties of any Borrower, any Subsidiary of any Borrower, or any Guarantor in any material respect, or (c) has impaired, or could reasonably be expected to impair, the ability of any Borrower, any Subsidiary of any Borrower, or any Guarantor to fulfill its obligations under this Agreement, the Note(s) to which it is a party or any other Loan Document to which such Person is a party.

         MONTHLY DUE DATES: the first day of each calendar month.

         MULTIEMPLOYER PLAN: the meaning specified in SECTION 4.12.

         NET INCOME: for any fiscal period, the net income (or loss) of a Person or Station, as applicable, excluding any extraordinary income or non-cash gains for such period (taken as a cumulative whole), after deducting all operating expenses, provisions for all taxes and reserves (including reserves for deferred income taxes) and all other proper deductions, all determined in accordance with generally accepted accounting principles; provided, however, (a) that income and expenses arising from Trades shall be excluded in determining Net Income, (b) the write-off of the unamortized balance of closing fees incurred by the Borrowers in connection with the Original Loan Agreement shall be excluded from expenses, (c) deferred cash compensation to Norm Feuer not to exceed $250,000 per Fiscal Year shall be excluded from expenses until such compensation is paid, and (d) compensation in the form of a Parent's capital stock, stock options or stock appreciation rights shall be excluded from expenses.

         NET SALE PROCEEDS: with respect to any Disposition, the aggregate amount of all cash payments received by the Borrowers, directly or indirectly, in connection with such Disposition, whether at the time thereof or after such Disposition under deferred payment arrangements or investments entered into or received in connection with such Disposition, minus the aggregate amount of any reasonable and customary legal, accounting, regulatory, title and recording tax expenses, transfer taxes, commissions and other fees and expenses paid at any time by the Borrowers in connection with such Disposition.

         NOTES: the Tranche A Notes, the Tranche B Notes, the Tranche C Notes, and the Acquisition Loan Notes, as the same may be amended, extended and restated from time to time.

         NOTICE OF DEFAULT: the meaning specified in SECTION 10.03.

         OPERATING LEASE: any Lease (real, personal or mixed) other than Capital Leases.

         ORIGINAL LOAN AGREEMENT: the meaning specified in the Preamble.

         ORIGINAL LOANS: the meaning specified in the Preamble.

         PARENT: TRIATHLON BROADCASTING COMPANY, a Delaware corporation.

         PARTICIPANT: the meaning specified in SECTION 2.16.

         PBGC: the meaning specified in SECTION 4.12.

         PERMITTED ACQUISITIONS: the meaning specified in SECTION 7.04.

         PERMITTED INVESTMENTS: (a) investments in property to be used by the Companies in the ordinary course of business; (b) Current Assets arising from the sale of goods and services in the ordinary course of business; (c) investments (of one year or less) in direct or guaranteed obligations of the United States or any agency thereof; (d) investments (of 90 days or less) in certificates of deposit of any national bank having capital, surplus and undivided profits in excess of $100,000,000; (e) investments (of 90 days or less) in commercial paper given the highest rating by Standard and Poor's Bond Rating Index or by Moody's Investor Service; (f) shares and certificates redeemable at any time without penalty and funds invested solely in money market instruments placed through national banks within the United States having capital, surplus and undivided profits in excess of $100,000,000; (g) advances to employees in the ordinary course of business for the payment of bona fide, properly documented business expenses to be incurred on behalf of a Borrower in an aggregate amount not to exceed $10,000 outstanding at any time;
(h) loans to Norman Feuer pursuant to Section 7.3 of his Employment Agreement dated August, 1995, in an aggregate amount not to exceed $200,000 minus his Discretionary Bonus (as defined in said Employment Agreement) for the then current year; (i) subject to the Affiliate Subordination Agreement, if approved by the Managing Agents in writing, loans by a Borrower to another Borrower or to another Company so long as such loans are evidenced by promissory notes which shall be pledged and delivered to the Agent on behalf of the Lenders pursuant to the Security Documents; and (j) the Parent's investment in TSPI and TSPN, and the investments of TSPI and TSPN in Pinnacle Sports.

         PERSON OR PERSON: any individual, corporation, partnership, joint venture, trust or unincorporated organization or any government or any agency or political subdivision thereof.

         PINNACLE SPORTS: Pinnacle Sports Productions, L.L.C., a Nebraska limited liability company.

         PINNACLE SPORTS PURCHASE AGREEMENTS: those certain Purchase and Sale Agreements (a) between TPSI and Dale M. Jensen, and (b) between TPSI, TPSN and Paul R. Aaron, each dated April 23, 1997, pursuant to which TPSI and TPSN acquired all of the membership interests in Pinnacle Sports.

         PLEDGED INTERESTS: the meaning specified in SECTION 13.17.

         PREFERRED STOCK: the 5,834,000 Depository Shares, each representing a one-tenth interest in a share of 9% Mandatory Convertible Preferred Stock, issued by the Parent pursuant to prospectus dated March 4, 1996.

         PREMISES: the meaning specified in SECTION 4.19.

         PURCHASE MONEY SECURITY AGREEMENT: any agreement pursuant to which a Person incurs Indebtedness for the limited purpose of funding the acquisition cost of equipment to be used in the ordinary course of the Person's business, and pursuant to which the Person grants to the holder of such agreement a security interest only in such equipment and its proceeds to secure only the payment of such Indebtedness.

         PURCHASE PRICE: with respect to any Acquisition, the aggregate amount of consideration and transaction costs payable in connection therewith, including customary indemnities and holdbacks and any Subordinated Debt owed to Seller.

         QUARTERLY DUE DATES: January 1, April 1, July 1 and October 1 in each year.

         RATE HEDGING AGREEMENTS: any written agreements evidencing Rate Hedging Obligations, including, without limitation, the LIBOR provisions of this Agreement.

         RATE HEDGING OBLIGATIONS: any and all obligations of the Borrowers, whether direct or indirect and whether absolute or contingent, at any time created, arising, evidenced or acquired (including all renewals, extensions, modifications and amendments thereof and all substitutions therefor), in respect of: (a) any and all agreements, arrangements, devices and instruments designed or intended to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including without limitation dollar-denominated or cross currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants and so-called "rate swap" agreements; and (b) any and all cancellations, buy-backs, reversals, terminations or assignments of any of the foregoing.

         RCRA: the meaning specified in SECTION 4.19.

         RECOVERING PARTY AND RECOVERY: the respective meanings specified in
SECTION 2.17(B).

         REFERENCE RATE: the rate of interest per annum publicly announced from time to time by UBOC as its "reference rate " in effect at its offices in Los Angeles, California.

         REGULATORY CHANGE: with respect to any Lender, any change after the Closing Date in any law, rule or regulation (including without limitation Regulation D) of the United States, any state or any other nation or political subdivision thereof, including, without limitation, the issuance of any final regulations or guidelines, or the adoption or making after the Closing Date (or, if later, the date as of which such Person became a Lender) of any interpretation, directive or request under any such law, rule or regulation (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation thereof.

         REQUEST FOR ADVANCE:  the meaning specified in SECTION 2.04(D).

         RESTRICTED PAYMENT: any distribution or payment of cash or property (other than in the form of Parent's capital stock, stock options or stock appreciation rights), or both, directly or indirectly (a) in respect of Subordinated Debt, or (b) to any Guarantor, Stockholder or other Affiliate of a Borrower or any of their respective Affiliates for any reason whatsoever, including, without limitation, salaries, debt repayment, consulting fees, management fees, expense reimbursements and dividends, distributions and payments in respect of ownership interests in a Borrower.

         REVERSAL AGREEMENT: the Unwind Agreement dated May 30, 1997, between TBO and American Radio.

         SCMC: Sillerman Communications Management Corporation, a New York corporation, its successors and assigns.

         SEC: the meaning specified in SECTION 6.05(E).

         SECURITY DOCUMENT(S):  the meaning specified in SECTION 2.09.

         SELLER: with respect to any Acquisition, the owner of the stock (or other ownership interest) to be acquired, or the entity, the assets and properties of which are to be acquired by a Borrower pursuant to such Acquisition.

         SENIOR DEBT: at any time, all outstanding Indebtedness of the Companies, and each of them, to the Lenders, or any of them, including, without limitation, Indebtedness incurred pursuant to this Agreement.

         SFX BROADCASTING: SFX Broadcasting, Inc., a Delaware corporation, its successors and assigns.

         STATION(S): the TBW Stations, the TBL Stations, the TBO Stations, the TBS Stations, the TBTC Stations, the TBCS Stations, the Arkansas Stations, all Substituted Stations, all radio broadcast stations hereafter acquired with the proceeds of one or more Acquisition Loans, and all other radio broadcast stations acquired by any of the Borrowers or any Subsidiaries, or provided services by any of the Borrowers or any Subsidiaries pursuant to a time brokerage agreement, local marketing agreement or similar agreement.

         STOCKHOLDER(S): the meaning specified in SECTION 4.15 and all Persons who at any time hold or acquire capital stock of the Borrowers.

         SUBORDINATED DEBT: indebtedness subordinated in writing in right of payment to the prior payment of Senior Debt, on terms approved by the Managing Agents in writing.

         SUBORDINATION AGREEMENTS: the meaning specified in SECTION 2.09, including, without limitation, the Subordination Agreements of even date herewith executed by SCMC and SFX Broadcasting in favor of the Lenders and the Agent.

         SUBSIDIARIES: all corporations and business entities in which any Borrower directly or indirectly owns or holds more than a fifty percent (50%) ownership interest, including, without limitation, the License Subsidiaries.

         SUBSTITUTED STATION(S) : the meaning specified in SECTION 7.03.

         SURETY: any person who is (or any part of whose assets are) at any time directly or contingently liable for all or any portion of a Borrower's obligations to a Lender hereunder or under the Notes or Security Documents, whether pursuant to a guaranty, an assumption agreement, a pledge agreement, or otherwise and any person to whom a Borrower is at any time indebted if such Indebtedness has been subordinated to Indebtedness of the Borrower to the Lenders. For the purposes of this Agreement, the term "SURETY" shall include
(i) the Guarantors, (ii) Clear Channel to the extent the Clear Channel Guaranty remains or is required to remain in effect, and (iii) American Radio to the extent that the Reversal Agreement remains or is required to remain in effect.

         TAXES: the meaning specified in SECTION 2.13(A).

         TBCS; TBL; TBLR; TBO; TBS; TBTC; AND TBW: the respective meanings specified in the Preamble.

         TBO ASSET PURCHASE AGREEMENT: that certain Asset Purchase Agreement dated October 16, 1996, between American Radio and TBO for the purchase of KFAB/KGOR.

         TBLR ASSET SALE AGREEMENT: that certain Asset Purchase Agreement dated April 11, 1997, between Clear Channel, Clear Channel Radio Licenses, Inc., a Nevada corporation, and TBLR for TBLR's sale of the Arkansas Stations.

         TBCS STATIONS; TBL STATIONS; TBO STATIONS; TBS STATIONS; TBTC STATIONS; AND TBW STATIONS: the respective meanings specified in SECTION 4.13.

         TOTAL DEBT: at any time, all outstanding Indebtedness of a Person or Persons for borrowed money and in respect of Capital Leases.

         TOTAL DEBT SERVICE: for any period, the aggregate amount (determined in accordance with generally accepted accounting principles) of principal, interest and premiums, commitment fees and other charges, if any, required to be paid during such period by the Borrowers and each of them in respect of Total Debt; provided, however, that the $1,700,000 contingency payment pursuant to the Pinnacle Sports Purchase Agreements shall be excluded from Total Debt Service unless earned and payable.

         TOTAL INTEREST EXPENSE: for any period, the aggregate amount (determined, without duplication, in accordance with generally accepted accounting principles) of (a) interest, fees, charges and other expenses accrued (whether or not paid) during such period (including the interest component of Capital Lease Obligations) by the Borrowers in respect of all Indebtedness for borrowed money, plus (b) the net amount payable (or minus the net amount receivable) under Rate Hedging Agreements during such period (whether or not actually paid or received during such period).

         TRADES: those assets and liabilities of the Borrowers, and each of them, which do not represent the right to receive payment in cash or the obligation to make payment in cash and which arise pursuant to so-called "trade" or "barter" transactions.

         TRANCHE A COMMITMENTS: with respect to each Tranche A Lender, its commitment listed as its "Revolving Loan Commitment" on the signature page hereto, or in the Assignment and Acceptance pursuant to which it becomes a party hereto, to make Tranche A Loans and participate in Letters of Credit hereunder, as the same shall be adjusted from time to time pursuant to this Agreement.

         TRANCHE A COMMITMENT EXPIRATION DATE:  April 1, 2004.

         TRANCHE A LENDERS: all Lenders who hold Tranche A Notes or Tranche A Commitments.

         TRANCHE A LENDER'S COMMITMENT PERCENTAGE: the percentage commitment of each Tranche A Lender to fund Advances and purchase participation interests in Letters of Credit under the Tranche A Commitment calculated as the ratio which such Tranche A Lender's Tranche A Commitment bears to the total Tranche A Commitments of all Tranche A Lenders.

         TRANCHE A LOANS: the meaning specified in SECTION 2.01(A) hereof.

         TRANCHE A NOTES: the meaning specified in SECTION 2.01(B).

         TRANCHE B COMMITMENT: the aggregate principal amount of all Tranche B Loans which the Lenders may make pursuant to SECTION 2.02.

         TRANCHE B LOANS: the meaning specified in SECTION 2.02(A) hereof.

         TRANCHE B NOTES: the meaning specified in SECTION 2.02(B).

         TRANCHE C COMMITMENT: the aggregate principal amount of all Tranche C Loans which AT&T-CFC may make pursuant to SECTION 2.03.

         TRANCHE C LOANS: the meaning specified in SECTION 2.03(A) hereof.

         TRANCHE C NOTES: the meaning specified in SECTION 2.03(B).

         TRANSACTION DOCUMENTS: the meaning specified in SECTION 4.02.

         TRANSFERRED STATION(S) : the meaning specified in SECTION 7.03.

         TSPI: Triathlon Sports Programming, Inc., a Delaware corporation, its successors and assigns.

         TSPN: TSPN, Inc., a Delaware corporation, its successors and assigns.

         UBOC: Union Bank of California, N.A., its successors and assigns.

         UBOC TRANCHE B LENDERS: Lenders holding UBOC Tranche B Loans.

         UBOC TRANCHE B LOANS: the Tranche B Loans which are initially made by UBOC on the Closing Date, and all extensions, refinancings, divisions and portions thereof.

         UNMATURED EVENT OF DEFAULT: any event or condition, which, after notice or lapse of time, or both, would constitute an Event of Default.

         UNUSED AVAILABILITY FEE:  the meaning specified in SECTION 2.07(B).

         WSJ LIBOR RATE: the per annum rate of interest published from time to time by The Wall Street Journal as being the one-month London Interbank Offered Rate (identified in The Wall Street Journal as the average of interbank offered rates for one-month dollar deposits in the London market based on quotations of five major banks), or if The Wall Street Journal shall for any reason cease or fail to publish a one-month "LIBOR" rate or shall for any reason discontinue publication or designation of a one-month "LIBOR" rate, such other comparable interest rate index as the Agent shall reasonably designate in writing to the Borrowers as a substitute therefor. If The Wall Street Journal quotes or publishes more than one such one-month "LIBOR" rate, the highest of such rates will be used.

         YEAR-TO-DATE: at and as of any date, the amount accrued, earned, received, expended or calculated, as applicable, from the immediately preceding January 1 through such date.

         All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in SECTION 4.01 hereof; provided, however, that in any event income and expenses arising from Trades shall be excluded in determining Net Income, Broadcast Cash Flow and Adjusted Broadcast Cash Flow; and provided, further, that for the purposes of SECTIONS 5.01, 5.02 and 5.03 hereof, the Broadcast Cash Flow of the Arkansas Stations and Indebtedness consisting of the Tranche C Loans shall be excluded from all calculations required thereby. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders. All references in this Agreement to Articles, Sections, subsections, paragraphs, clauses or Schedules shall refer to the corresponding Articles, Sections, subsections, paragraphs, clauses and Schedules, respectively, contained in or which are attached to or made part of this Agreement, as applicable, unless specific reference is made to the Articles, Sections or other subdivisions of, or Schedules to, another agreement or document.

II.      GENERAL TERMS

         SECTION 2.01. TRANCHE A LOANS; LETTERS OF CREDIT.

         (a) LOANS. Subject to the terms and conditions contained in this Agreement, the Lenders and the Borrowers hereby agree that $15,000,000.00 held by UBOC in principal amount of the Original Loans outstanding from the Borrowers (other than TBLR) under the Original Loan Agreement, after giving effect to the Loan Purchase provided in SECTION 2.10, shall on the Closing Date be converted to, and deemed to constitute outstanding and unpaid Tranche A Loans. On the Closing Date, subject to the terms and conditions contained in this Agreement, each Tranche A Lender severally agrees to (i) make Tranche A Loans, on a revolving credit basis, to the Borrowers (other than TBLR), from time to time from the Closing Date to the Tranche A Commitment Expiration Date, and (ii) participate in letters of credit (the "LETTERS OF CREDIT") issued for the account of the Borrowers (other than TBLR) from time to time from the Closing Date to the Tranche A Commitment Expiration Date; provided that the sum of (A) the aggregate principal amount of all Tranche A Loans outstanding, (B) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and
(C) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed the Aggregate Tranche A Loan Commitment at any time; and provided, further, that the sum of (x) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (y) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed $2,000,000 at any time. Within the limits of each Tranche A Lender's Tranche A Commitment, such Borrowers may borrow, have Letters of Credit issued for the account of such Borrowers, prepay Tranche A Loans, reborrow Tranche A Loans, and have additional Letters of Credit issued for the account of such Borrowers after the expiration of previously issued Letters of Credit. All Advances made, and Loans deemed outstanding, under this SECTION 2.01, are referred to herein as the "TRANCHE A LOANS".

         (b) NOTES. The Tranche A Loans shall be evidenced by the Borrowers' several Amended and Restated Secured Promissory Notes in the aggregate principal amount of $35,000,000.00, each in the form of EXHIBIT A hereto (with all blanks appropriately completed) (together with any additional notes issued to any assignee of the Tranche A Loans under ARTICLE XII hereof, referred to collectively as the "TRANCHE A NOTES"), payable to UBOC (or its successors and assigns), and allocated to the Borrowers as set forth below:

                                   Original Principal Amount of
Borrower Name               Tranche A Note(s) Issued by such Borrower
-------------               -----------------------------------------

     TBW                                  $5,810,000.00
     TBL                                  $4,620,000.00
     TBO                                 $14,560,000.00
     TBS                                  $5,810,000.00
     TBTC                                   $700,000.00
     TBCS                                 $3,500,000.00

         (c) REDUCTIONS IN TRANCHE A COMMITMENTS; PRINCIPAL IN RESPECT OF TRANCHE A LOANS. On each date set forth below, the aggregate Tranche A Commitments to the Borrowers shall be automatically and permanently reduced in the corresponding amount set forth below opposite such date:

                                               Reduced Aggregate Amount of
  Effective Date of Reduction                      Tranche A Commitments
  ---------------------------                  --------------------------

July 1, 1998                                           $34,650,000.00
October 1, 1998                                        $34,300,000.00
January 1, 1999                                        $33,950,000.00
April 1, 1999                                          $33,600,000.00
July 1, 1999                                           $33,250,000.00
October 1, 1999                                        $32,900,000.00
January 1, 2000                                        $31,675,000.00
April 1, 2000                                          $30,450,000.00
July 1, 2000                                           $29,225,000.00
October 1, 2000                                        $28,000,000.00
January 1, 2001                                        $26,162,500.00
April 1, 2001                                          $24,325,000.00
July 1, 2001                                           $22,487,500.00
October 1, 2001                                        $20,650,000.00
January 1, 2002                                        $18,593,750.00
April 1, 2002                                          $16,537,500.00
July 1, 2002                                           $14,481,250.00
October 1, 2002                                        $12,425,000.00
January 1, 2003                                        $10,237,500.00
April 1, 2003                                           $8,050,000.00
July 1, 2003                                            $5,862,500.00
October 1, 2003                                         $3,675,000.00
January 1, 2004                                         $1,837,500.00
April 1, 2004                                                   $0.00

         Reductions of the Tranche A Commitments pursuant to this SECTION 2.01(C) or SECTION 2.05(D) shall automatically effect a reduction of the Tranche A Commitments of each Lender holding a Tranche A Note on a pro rata basis based upon respective outstanding unpaid principal balances of the Tranche A Notes as more specifically set forth on SCHEDULE 2.01(C).

         Upon the effective date of each reduction of the Tranche A Commitments pursuant to this SECTION 2.01(C), the Borrowers (other than TBLR) shall (i) prepay the amount, if any, by which the sum of (A) the aggregate unpaid principal amount of the Tranche A Loans, (B) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (C) the aggregate amount of unreimbursed drawings under all Letters of Credit, exceeds the aggregate amount of the Tranche A Commitments as so reduced, together with accrued interest on the amount being prepaid to the date of such prepayment (or, with respect to outstanding Letters of Credit, make a Cash Collateral Deposit in an amount equal to such excess to the extent such excess is not corrected by the foregoing prepayment), (ii) compensate the holders of the Tranche A Notes for their funding costs, if any, in accordance with SECTIONS 2.06, 2.11 and 2.14, and (iii) pay the Unused Availability Fee.

         (d)      ADVANCES UNDER THE TRANCHE A NOTES.

         Each Advance shall be at least $500,000.00 (except in the case of TBTC as to which each Advance shall be an integral multiple of $100,000), and, if more, an integral multiple of $100,000.00. The Borrowers shall give the Agent (with copy to the Co-Agent) irrevocable written notice (which notice must be received by the Co-Agent prior to 9:00 A.M., New York time, three (3) Business Days prior to each proposed borrowing date or, if all or any part of the Tranche A Loans are requested to be made as LIBOR Loans, four (4) Business Days prior to each proposed borrowing date) requesting that the Tranche A Lenders make the Tranche A Loans on the proposed borrowing date and specifying (i) the aggregate amount of Tranche A Loans requested to be made, (ii) subject to
SECTION 2.06, whether the Tranche A Loans are to be LIBOR Loans, Base Rate Loans or a combination thereof and (iii) if the Tranche A Loans are to be entirely or partly LIBOR Loans, the respective amounts of each such type of Tranche A Loan and the length of the initial Interest Period therefor. On receipt of such notice, the Agent shall promptly notify each Tranche A Lender thereof not later than 5:00 P.M., New York time, on the date of receipt of such notice. On the proposed borrowing date, not later than 1:00 P.M., New York time, each Tranche A Lender shall make available to the Agent at its office specified herein the amount of such Tranche A Lender's pro rata share of the aggregate borrowing amount in immediately available funds. The Agent may, in the absence of notification from any Tranche A Lender that such Tranche A Lender has not made its pro rata share available to the Agent, on such date, credit the account of the Borrowers on the books of such office of the Agent with the aggregate amount of Tranche A Loans.

         (e)      ISSUANCE OF LETTERS OF CREDIT.

                  (i) The Borrowers shall be entitled to request the issuance of Letters of Credit pursuant to the terms of this Agreement from time to time from and including the Closing Date to but excluding the date which is two Business Days prior to the Tranche A Commitment Expiration Date, by giving the Co-Agent a Letter of Credit Request (with a copy thereof being provided to the Agent contemporaneously therewith) at least three (3) Business Days before the requested date of issuance of such Letter of Credit (which shall be a Business Day); provided, however, that (A) the sum of all Letter of Credit Amounts in respect of all outstanding Letters of Credit plus the outstanding principal balance of all unpaid reimbursement obligations thereunder shall not at any time exceed $2,000,000, and (B) the sum of all Letter of Credit Amounts in respect of all outstanding Letters of Credit plus the outstanding principal balance of all unpaid reimbursement obligations, plus the outstanding aggregate unpaid principal balance of all Tranche A Loans shall not at any time exceed the then existing Tranche A Commitments as reduced from time to time. Any Letter of Credit Request received by the Co-Agent later than 10:00 a.m., Los Angeles time, shall be deemed to have been received on the next Business Day. Each Letter of Credit Request shall be made in writing, shall be signed by a duly authorized officer of all of the Borrowers (other than TBLR), shall be irrevocable and shall be effective upon receipt by the Co-Agent. Provided that a valid Letter of Credit Request has been received by the Co-Agent and upon fulfillment of the other applicable conditions set forth in ARTICLE III, the Co-Agent will issue the requested Letter of Credit from its office specified on its signature page hereto. No Letter of Credit shall have an expiration date later than two Business Days prior to the Tranche A Commitment Expiration Date.

                  (ii) Immediately upon the issuance of each Letter of Credit, the Co-Agent shall be deemed to have sold and transferred to each Tranche A Lender, and each Tranche A Lender shall be deemed to have purchased and received from the Co-Agent, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Letter of Credit, each drawing thereunder and the obligations of the Borrowers (other than TBLR) under this Agreement and the corresponding Letter of Credit Request in respect thereof in an amount equal to the product of (A) such Tranche A Lender's Commitment Percentage and (B) the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all conditions to drawing). The Co-Agent shall promptly advise each Tranche A Lender of the issuance of each Letter of Credit, the Letter of Credit Amount of such Letter of Credit, any change in the face amount or expiration date of such Letter of Credit, the cancellation or other termination of such Letter of Credit and any drawing under such Letter of Credit.

                  (iii) The payment by the Co-Agent of a draft drawn under any Letter of Credit shall first be made from any Cash Collateral Deposit held by the Co-Agent with respect to such Letter of Credit. After any such Cash Collateral Deposit has been applied, the payment by the Co-Agent of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Co-Agent in its individual capacity as a Lender hereunder (in such capacity, the "Drawing Lender") of a Base Rate Loan in the amount of such payment (but without any requirement of compliance with the conditions set forth in ARTICLE III). In the event that any such Loan by the Drawing Lender resulting from a drawing under any Letter of Credit is not repaid by the Borrowers by 12:00 noon, Los Angeles time, on the day of payment of such drawing, the Co-Agent shall promptly notify each of the other Tranche A Lenders. Each Tranche A Lender shall, on the day of such notification (or if such notification is not given by 3:00 p.m., Los Angeles time, on such day, then on the next succeeding Business Day), make a

Base Rate Loan, which shall be used to repay the applicable portion of the Base Rate Loan of the Drawing Lender with respect to such Letter of Credit drawing, in an amount equal to the amount of such Tranche A Lender's participation in such drawing for application to repay the Drawing Lender (but without any requirement of compliance with the applicable conditions set forth in ARTICLE
III) and shall deliver to the Co-Agent for the account of the Drawing Lender, on the day of such notification (or if such notification is not given by 3:00 p.m., Los Angeles time, on such day, then on the next succeeding Business Day) and in immediately available funds, the amount of such Base Rate Loan. In the event that any Tranche A Lender fails to make available to the Co-Agent for the account of the Drawing Lender the amount of such Base Rate Loan, the Drawing Lender shall be entitled to recover such amount on demand from such Tranche A Lender together with interest thereon at the Federal Funds Effective Rate for each day such amount remains outstanding.

                  (iv) The obligations of the Borrowers with respect to any Letter of Credit, any Letter of Credit Request, any other agreement or instrument relating to any Letter of Credit and any Base Rate Loan made under
SECTION 2.01(D) shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the aforementioned documents under all circumstances, including the following:

                  (A) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document;

                  (B) the existence of any claim, setoff, defense or other right that the Borrowers may have at any time against any beneficiary or transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting), the Co-Agent, the Agent, any Lender (other than the defense of payment to a Lender in accordance with the terms of this Agreement) or any other Person, whether in connection with this Agreement, any other Loan Document, the transactions contemplated hereby or thereby or any unrelated transaction;

                  (C) any statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever; and

                  (D) any exchange, release or nonperfection of any Collateral or other collateral, or any release, amendment or waiver of or consent to departure from any Guarantees, other Loan Document or other guaranty, for any of the Obligations of the Borrowers in respect of the Letters of Credit.

                  (v) The Borrowers (other than TBLR) shall pay to the Co-Agent for the account of the Tranche A Lenders with respect to each Letter of Credit issued hereunder, for the period from and including the day such Letter of Credit is issued to but excluding the day such Letter of Credit expires, a letter of credit fee (the "LETTER OF CREDIT FEE") equal to the product of (i) the Applicable Margin for LIBOR Loans per annum and (ii) the Letter of Credit Amount of such Letter of Credit from time to time, such Letter of Credit Fee to be payable quarterly in arrears on the last day of each March, June, September and December and on the expiration date of such Letter of Credit. Such Letter of Credit Fee shall be for the account of the Tranche A Lenders; provided, that a portion thereof equal to one-eighth (1/8) percent of such Letter of Credit Amount, shall be for the account of the Co-Agent as compensation for its issuance of the Letter of Credit.

                  (vi) The Borrowers (other than TBLR) shall pay to the Co-Agent for its own account, with respect to each Letter of Credit issued hereunder, from time to time such additional fees and charges (including cable charges) as are generally associated with letters of credit, in accordance with the Co-Agent's standard internal charge guidelines and the related Letter of Credit Request.

                  (vii) The Borrowers agree to the provisions in the Letter of Credit Request form; provided, however, that the terms of the Loan Documents shall take precedence if there is any inconsistency between the terms of the Loan Documents and the terms of said form.

                  (viii) The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Agent, the Co-Agent nor any Lender nor any of their respective officers or directors shall be liable or responsible for (A) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; or
(B) the validity, sufficiency or genuineness of documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged. In furtherance and not in limitation of the foregoing, the Agent may accept any document that appears on its face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

         SECTION 2.02.  TRANCHE B LOANS.

         (a) LOANS. Subject to the terms and conditions contained in this Agreement, the Lenders and the Borrowers hereby agree that $5,000,000.00 in principal amount of the Original Loans outstanding under the Original Loan Agreement and held by UBOC, after giving effect to the Loan Purchase provided in SECTION 2.10, and $14,000,000.00 in principal amount of the Original Loans outstanding under the Original Loan Agreement and held by AT&T-CFC, shall be converted to loans under this SECTION 2.02 on the date hereof. AT&T-CFC agrees to advance to the Borrowers the aggregate additional principal amount of $6,000,000.00 on the Closing Date which additional principal amount, together with the $19,000,000.00 in loans referred to in the preceding sentence, are referred to as the "TRANCHE B LOANS"). As of the Closing Date, after giving effect to the Loan Purchase and such Advances, UBOC will hold $5,000,000.00 in principal amount of the Tranche B Loans, and AT&T-CFC will hold $20,000,000.00 in principal amount of the Tranche B Loans, all as more specifically described in SCHEDULE 2.02 hereto.

         (b) NOTES. The Tranche B Loans shall be evidenced by the Borrowers' several Secured Promissory Notes in the aggregate principal amount of $25,000,000.00, each in the form of EXHIBIT B hereto (with all blanks appropriately completed) (together with any additional Notes issued to any assignee of the Tranche B Loans under ARTICLE XII hereof, referred to collectively as the "TRANCHE B NOTES"), payable to UBOC or AT&T-CFC, as applicable (or their respective successors and assigns), and allocated to the Borrowers as set forth below:

                                   Original Principal Amount of UBOC         Original Principal Amount of AT&T-CFC
        Borrower Name                     Tranche B Note Issued                       Tranche B Note Issued
        -------------                     ---------------------                       ---------------------
             TBW                                $830,000.00                                $3,320,000.00
             TBL                                $660,000.00                                $2,640,000.00
             TBO                              $2,080,000.00                                $8,320,000.00
             TBS                                $830,000.00                                $3,320,000.00
             TBTC                               $100,000.00                                  $400,000.00
             TBCS                               $500,000.00                                $2,000,000.00

         (c) PRINCIPAL IN RESPECT OF TRANCHE B LOANS. Each Tranche B Loan shall be payable by the Borrower who borrowed the proceeds thereof, without setoff, deduction or counterclaim in twenty-five (25) consecutive quarterly installments on the Quarterly Due Dates commencing July 1, 1998, and continuing in each case until July 1, 2004, when all remaining outstanding principal and accrued interest thereon, and all outstanding and unpaid fees and charges due to the Lenders, shall be due and payable in full without setoff, deduction or counterclaim. The aggregate amount of all quarterly payments of principal in respect of the Tranche B Loans shall be $31,250.00 applied pro rata to the Tranche B Loans, as more specifically set forth in SCHEDULE 2.02(C).

         SECTION 2.03.  TRANCHE C LOANS.

         (a) LOANS. Subject to the terms and conditions contained in this Agreement, the Lenders and the Borrowers hereby agree that $6,000,000.00 in principal amount of the Original Loans outstanding to TBLR from AT&T-CFC under the Original Loan Agreement, shall be converted to a loan under this SECTION
2.03 on the date hereof. AT&T-CFC agrees to advance to TBLR and TBO respectively, the additional principal amounts of $9,000,000.00 and $5,000,000.00, respectively, on the Closing Date which additional principal amounts, together with the $6,000,000.00 in loan referred to in the preceding sentence, are referred to as the "TRANCHE C LOANS"). After giving effect to such Advance, AT&T-CFC will hold $20,000,000.00 in principal amount of the Tranche C Loans.

         (b) NOTES. The Tranche C Loans shall be evidenced by TBLR's and TBO's several Secured Promissory Notes in the aggregate principal amounts of $15,000,000.00 and $5,000,000.00, respectively, each in the form of EXHIBIT C hereto (together with any additional Notes issued to any assignee of the Tranche C Loans under ARTICLE XII hereof, referred to collectively as the "TRANCHE C NOTES"), payable to AT&T-CFC (or its successors and assigns).

         (c) PRINCIPAL IN RESPECT OF TRANCHE C LOANS. The Tranche C Loans shall be repaid in a single payment of $20,000,000.00 due and payable on the earlier to occur of (i) November 1, 1998, or (ii) the date of sale of all or any of the Arkansas Stations to Clear Channel or any other Person. Notwithstanding any provision contained herein to the contrary, but subject to the Intercreditor Agreement, the Net Sale Proceeds payable to TBLR in consideration of the sale of the Arkansas Stations to Clear Channel or any other purchaser of the Arkansas Stations shall be paid first to the holders of the Tranche C Notes until payment in full of the Tranche C Loans, including all interest accrued thereon, and the balance, if any, to the Lenders pro rata, for payment of the remaining outstanding Loans.

         SECTION 2.04.  ACQUISITION LOANS.

         (a) ACQUISITION LOANS. Subject to the terms and conditions contained in this Agreement, from and after the date the Tranche C Loans have been paid in full in cash, AT&T-CFC agrees to make one or more loans (individually, an "ACQUISITION LOAN", and collectively, the "ACQUISITION LOANS") to the Borrowers on or before the earliest to occur of (x) July 1, 2004, (y) the date the parties terminate this Agreement, or (z) the date the Majority Lenders agree to terminate the Borrowers' rights under this SECTION 2.04 by reason of the occurrence of an Event of Default, in the aggregate principal amount of up to the lesser of (i) Twenty Million Dollars ($20,000,000.00), or (ii) the maximum amount which could be added to the Companies' then existing Total Debt, without violating SECTION 5.01.

         (b) NOTE. Each Acquisition Loan shall be evidenced by a Secured Promissory Note in the form of EXHIBIT D (with all blanks appropriately completed) (each an "ACQUISITION LOAN NOTE"), issued by the Borrower(s) receiving the proceeds of such Acquisition Loan and payable to AT&T-CFC (or its successors and assigns).

         (c) PRINCIPAL IN RESPECT OF ACQUISITION LOANS. Each Acquisition Loan shall be repaid by the Borrower(s) who received the proceeds thereof in quarterly installments on the Quarterly Due Dates commencing with the first such Quarterly Due Date occurring after the date of Advance of the Acquisition Loan, with each quarterly principal payment equal to an amount calculated as
(i) $31,250.00, multiplied by (ii) a fraction, the numerator of which is the original principal amount of such Acquisition Loan, and the denominator of which is $20,000,000.00.

         (d) AUTHORIZATIONS. The Borrowers shall provide AT&T-CFC with not less than ninety (90) days advance notice of their intent to obtain an Acquisition Loan, the amount thereof and the intended use thereof, together with all information required by the Managing Agents in respect to the anticipated acquisition. Each Advance shall be made upon not less than ten (10) business days prior written notice from the Borrowers in the form attached hereto as EXHIBIT G (a "REQUEST FOR ADVANCE").

         SECTION 2.05.  PREPAYMENTS.

         (a) RIGHT OF VOLUNTARY PREPAYMENT. Subject to the provisions hereof, the Borrowers may at any time prepay the principal of the Notes, in whole or in part from time to time upon not less than five (5) business days prior written notice to the Agent, provided that any voluntary prepayment shall be an integral multiple of Five Hundred Thousand Dollars ($500,000.00) or such lesser amount as equals the then outstanding principal amount of the Notes. Except as provided in SECTION 2.05(B), each prepayment shall be without premium or penalty. Each such notice shall specify the prepayment date and the principal amount of the

Notes to be prepaid. All prepayments shall, unless otherwise determined by all of the Lenders, be applied first to prepayment premiums, second to accrued but unpaid interest, late charges and fees, then to prepayments of installments of principal of the Notes being prepaid (pro rata based on outstanding unpaid principal balances thereof) in the inverse order of maturity thereof; provided, however, that no prepayments shall be made with respect to the Tranche C Loans (except as provided in the Intercreditor Agreement); and provided, further, that, unless an Event of Default shall have occurred and be continuing, the Borrower may direct that prepayments shall be applied to payment of the Tranche A Loans. Except as provided in SECTION 2.01, the Lenders shall have no obligation to relend principal balances repaid or prepaid.

         (b) PREPAYMENT PREMIUMS. Notwithstanding the foregoing any prepayment of an Advance (except Advances in respect of the Tranche C Loans) made prior to the third anniversary of the date such Advance is made shall, to the extent permitted by applicable law, be accompanied by the payment of a prepayment premium in accordance with the Fee Letter.

         (c) MANDATORY PREPAYMENTS.

                  (i) EXCESS CASH FLOW. Within one hundred twenty (120) days after the end of each Fiscal Year, commencing with Fiscal Year ending December 31, 1997, the Borrowers shall prepay the Notes in an aggregate amount equal to fifty percent (50%) of the Borrowers' Excess Cash Flow for such Fiscal Year, unless the Borrowers' Leverage Ratio as of the last day of such Fiscal Year is less than 3.0:1.0.

                  (ii) EQUITY OFFERINGS. In the event that any Borrower or the Parent shall raise additional cash equity in connection with the issuance or sale of capital stock or the issuance of Subordinated Debt, (A) one hundred percent (100%) of the net proceeds thereof (after deduction of reasonable costs of raising such equity) shall be paid by the Borrowers to the Agent on behalf of the Tranche A Lenders and the UBOC Tranche B Lenders and applied to the prepayment of the Tranche A Loans and the UBOC Tranche B Loans if either (1) an Event of Default or Unmatured Event of Default exists, or (2) the Borrowers' Leverage Ratio as of the most recent Fiscal Quarter end is equal to or greater than 5.0:1.0, and (B) fifty percent (50%) of such net proceeds shall be paid by the Borrowers to the Lenders and applied to the prepayment of the Loans if such Leverage Ratio as of said date is less than 5.0:1.0, but equal to or greater than 4.0:1.0. Mandatory prepayments made pursuant to this SECTION 2.05(C)(II) shall not be subject to the payment of a prepayment premium.

                  (iii) ASSET DISPOSITIONS. Unless such proceeds are applied by the Borrowers within six (6) months of their arising to the payment of the purchase price of assets permitted to be acquired by the Borrowers pursuant to this Agreement, one hundred percent (100%) of the Net Sale Proceeds of all assets and properties sold or disposed of by the Borrowers pursuant to or as part of a Disposition shall be paid to the Agent on behalf of the Lenders at the expiration of said six-month period to be applied to the prepayment of the Loans; provided, however, that, unless an Event of Default or Unmatured Event of Default shall have occurred and be then continuing, such Net Sale Proceeds shall not be required to be paid to the Agent if such Disposition yields Net Sale Proceeds of not more than $300,000, except to the extent that the aggregate amount of

Net Sale Proceeds resulting from all such Dispositions described in this proviso exceeds $1,000,000. Notwithstanding the foregoing, (A) the Net Sale Proceeds from the sale of the Arkansas Stations shall be immediately applied exclusively to the payment in full of the Tranche C Loans in accordance with
SECTION 2.03 and the Intercreditor Agreement until payment in full thereof, and
(B) if an Event of Default shall then exist, the Net Sale Proceeds from the sale of any other assets shall be immediately paid to the Agent for prepayment of the Notes.

         (d) APPLICATION OF REDUCTIONS AND PREPAYMENTS.

         All prepayments of the Notes under this SECTION 2.05, (i) shall be made without set-off, deduction or counterclaim, (ii) shall (except for prepayments of the Tranche C Notes) be applied to the Lenders' Notes pro rata (based upon the outstanding principal balance thereof) and (iii) unless otherwise specified in this SECTION 2.05, shall be applied first, to pay applicable prepayment premiums, second, to pay to interest, fees and expenses hereunder, and third to pay principal of the Notes, provided that (1) applications of prepayments of principal shall be made, proportionately, to subsequent scheduled payments under the Notes, in the inverse order in which they appear, and (2) all prepayments of principal in respect to the Tranche A Loans shall be made first to Base Rate Loans and then to LIBOR Loans. Except as provided in SECTION 3 of the Intercreditor Agreement, no prepayment of the Tranche C Loans shall be permitted without the prior written consent of all Lenders.

         If, at any time, the Tranche A Loans are repaid in full, additional prepayments hereunder shall be applied first, to make a Cash Collateral Deposit until such time as all outstanding Letters of Credit are collateralized in full, and thereafter (with regard to prepayments under SECTION 2.05(C)) , to permanently reduce the aggregate Tranche A Commitments by an amount equal to what such prepayment would have been under this SECTION 2.05 if Tranche A Loans had been outstanding against which to apply such prepayment. Each prepayment of the Tranche A Loans and each Cash Collateral Deposit under this SECTION 2.05 shall be applied to permanently reduce the Tranche A Commitments pro rata with respect to each of the scheduled reduction dates set forth in SECTION 2.01 remaining at such time.

         Cash Collateral Deposits held by the Co-Agent shall, subject to the Intercreditor Agreement, be applied to reimburse drawings on Letters of Credit in the order in which such drawings are presented to the Co-Agent. Upon written request of the Borrowers (other than TBLR) with regard to any Letter of Credit for which the Co-Agent is holding a Cash Collateral Deposit, the Co-Agent shall release to the Borrowers (other than TBLR) any portion of such deposit not applied to reimburse drawings thereunder upon the earliest of (i) fourteen days following expiration of such Letter of Credit according to its terms and (ii) receipt by the Co-Agent of written acknowledgment from the beneficiary of such Letter of Credit requesting the cancellation thereof and relinquishing all its rights thereunder, accompanied by the original of such Letter of Credit.

         SECTION 2.06.  APPLICABLE INTEREST RATES; PAYMENT OF INTEREST.

         (a) INTEREST RATES. Subject to the provisions of SECTION 9.02 hereof, the outstanding principal balance of each Loan shall bear interest from the date of the first Advance thereof until payment in full, both before and after maturity, at a rate or rates per annum calculated from time to time in accordance with this SECTION 2.06.

         (b) INTEREST RATE APPLICABLE TO TRANCHE A LOANS. (i) Base Rate/LIBOR Rate. Subject to the terms and conditions set forth in this SECTION 2.06(B), the Borrowers may jointly elect an interest rate for the outstanding principal balances from time to time of the Tranche A Loans, or any portion thereof, based on either the Base Rate or the applicable LIBOR Rate and determined by the Co-Agent as follows:

                  (x) the rate for any Base Rate Loan shall be the Base Rate plus the Applicable Margin for Base Rate Loans then in effect; and

                  (y) the rate for any LIBOR Loan shall be the applicable LIBOR Rate plus the Applicable Margin for LIBOR Loans in effect on the first day of the applicable Interest Period.

                  (ii) APPLICABLE MARGIN. The "APPLICABLE MARGIN" shall be determined as follows:

                  (A) from and after the Closing Date until the first interest adjustment in accordance with this SECTION 2.06(B), the Applicable Margin for Base Rate Loans shall be 1.75% and the Applicable Margin for LIBOR Loans shall be 2.75%;

                  (B) thereafter, subject to the provisions of subparagraph (F) below, the Applicable Margin shall be determined from the following tables based upon the Leverage Ratio for the last day of the most recent four (4) Fiscal Quarters:

---------------------------------------------------------------------------------------------------------------
                                                                             APPLICABLE MARGIN
------------------------------------------------------------- ---------------------------- --------------------
                       LEVERAGE RATIO                               BASE RATE LOANS            LIBOR LOANS
------------------------------------------------------------- ---------------------------- --------------------
Greater than or equal to 5.50:1.00                                       1.75%                    2.75%
------------------------------------------------------------- ---------------------------- --------------------
Less than 5.50:1.00 but greater than or equal to 5.00:1.00               1.50%                    2.50%
------------------------------------------------------------- ---------------------------- --------------------
Less than 5.00:1.00 but greater than or equal to 4.50:1.00               1.00%                    2.00%
------------------------------------------------------------- ---------------------------- --------------------
Less than 4.50:1.00                                                      .50%                     1.50%
---------------------------------------------------------------------------------------------------------------

                  (C) Nothing in paragraphs (A) or (B) above shall be deemed to constitute a waiver of the requirements of SECTION 5.01, default under which will result in an Event of Default and the application of the default rate of interest specified in SECTION 9.02.

                  (D) For purposes of determining the Applicable Margin for all Tranche A Loans and the Letter of Credit Fees referred to in SECTION 2.01(E), interest rates on the Tranche A Loans and such fees shall be calculated on the basis of the Leverage Ratio set forth in the most recent Covenant Compliance Certificate received by the Co-Agent in accordance with SECTION 6.05(C). For accrued and unpaid interest and fees only (no changes being made for interest or fee payments previously made), changes in interest rates on the Tranche A Loans, or in such fees, attributable to changes in the Applicable Margin caused by changes in the applicable Leverage Ratio shall be calculated upon the delivery of a Covenant Compliance Certificate and such change shall be effective (y) in the case of a Base Rate Loan or such fees, from the first day subsequent to the last day covered by the Covenant Compliance Certificate and
(z) in the case of a LIBOR Loan, from the first day of the Interest Period applicable to such LIBOR Loan subsequent to the last day covered by the Covenant Compliance Certificate. If, for any reason, the Borrowers shall fail to deliver a Covenant Compliance Certificate when due in accordance with
SECTION 6.05(C), and such failure shall continue for a period of ten days, the Leverage Ratio shall be deemed to be greater than 5.50:1.00, retroactive to the date on which the Borrowers should have delivered such Covenant Compliance Certificate and shall continue until a Covenant Compliance Certificate indicating a different Leverage Ratio is delivered to the Co-Agent.

                  (E) The Co-Agent will notify the Borrowers, all Lenders holding Tranche A Loans, and the Agent of any adjustment of the Applicable Margin within fifteen (15) Business Days after receipt of the Covenant Compliance Certificate.

                  (F) Notwithstanding the foregoing, no downward adjustment of the Applicable Margin hereunder shall be permitted during the existence of any Event of Default or Unmatured Event of Default.

                  (iii) CONVERSION TO A DIFFERENT TYPE OF LOAN. The Borrowers may jointly elect from time to time to convert any outstanding principal balances under the Tranche A Loans and UBOC Tranche B Loans to Base Rate Loans or LIBOR Loans, as the case may be, provided that (i) with respect to any such conversion of LIBOR Loans to Base Rate Loans, the Borrowers shall provide the appropriate Interest Rate Option Notice to the Co-Agent by 10:00 A.M. (Los Angeles time) one Business Day prior to the date of such proposed conversion;
(ii) with respect to any such conversion of Base Rate Loans to LIBOR Loans, the Borrowers shall provide the appropriate Interest Rate Option Notice by 10:00 A.M. (Los Angeles time ) at least three Business Days prior to the date of such proposed conversion; (iii) with respect to any such conversion of LIBOR Loans into Base Rate Loans, such conversion shall only be made on the last day of the related Interest Period unless the required indemnification payments are made under SECTION 2.14; (iv) no Loans may be converted into LIBOR Loans when any Event of Default has occurred and is continuing; (v) the Borrowers may have no more than one (1) LIBOR Loan rate in effect at any time in respect to each of the Tranche A Loans and the UBOC Tranche B Loans; (vi) any conversion of less than all of the outstanding Base Rate Loans into LIBOR Loans shall be in a minimum aggregate principal amount of $1,000,000 and, if greater, an integral multiple of $500,000; and (vii) any conversion of less than all of the outstanding LIBOR Loans into Base Rate Loans shall be in a minimum aggregate principal amount of $1,000,000 and, if greater, an integral multiple of $100,000 or, if less, the aggregate principal amount of

LIBOR Loans then outstanding. The Co-Agent shall promptly notify the Lenders holding Tranche A Notes and Tranche B Notes, as applicable, of such Interest Rate Option Notice and the information contained therein (with a copy to the Agent).

                  (iv) CONTINUANCE OF AN INTEREST RATE OPTION. The Borrowers may continue any LIBOR Loans as such in respect of Tranche A Loans and UBOC Tranche B Loans upon the expiration of the related Interest Period by providing to the Co-Agent (i) an Interest Rate Option Notice in compliance with the notice provisions set forth in the preceding paragraph (iii), or (ii) standing written instructions authorizing the automatic continuation of such LIBOR Loans, which instructions shall be effective until written notice to the Co-Agent by the Borrowers revoking the same (such notice to take effect no sooner than three Business Days after receipt by the Co-Agent); provided that no LIBOR Loans in respect of Tranche A Loans and UBOC Tranche B Loans may be continued when any Event of Default has occurred and is continuing, but shall be automatically converted to Base Rate Loans on the last day of the first applicable Interest Period which ends during the continuance of such Event of Default. Base Rate Loans shall be deemed to continue as such until receipt of an Interest Rate Option Notice requesting conversion thereof to LIBOR Loans.

                  (v) FORM OF NOTICE. Each Interest Rate Option Notice shall be substantially in form acceptable to the Co-Agent and shall specify: (i) the aggregate principal amount of Tranche A Loans or UBOC Tranche B Loans to be continued or converted; (ii) the proposed date thereof; (iii) if LIBOR Loans, the Interest Period for such LIBOR Loans; and (iv) whether such Loans shall be LIBOR Loans or Base Rate Loans. The Borrowers shall provide a copy of each Interest Rate Option Notice to the Agent at the time the original is delivered to the Co-Agent.

         (c) TRANCHE B AND ACQUISITION LOANS. Subject to the provisions of
SECTION 9.02, (i) the interest rate applicable to the UBOC Tranche B Loans shall be the LIBOR Rate plus three and one-half percentage points (3.50%) or the Base Rate plus two and one-half percentage points (2.50%) as jointly elected by the Borrowers, and (ii) the interest rate applicable to the AT&T-CFC Tranche B Loans and the Acquisition Loans shall be the WSJ LIBOR Rate plus three and one-half percentage points (3.50%).

         (d) TRANCHE C LOANS. Subject to the provisions of SECTION 9.02, the interest rate applicable to the Tranche C Loans shall be the WSJ LIBOR Rate plus three and one-quarter percentage points (3.25%); provided, however, that if either (i) Clear Channel fails to execute and deliver, and to maintain at all times, the Clear Channel Guaranty in form and substance acceptable to the holders of the Tranche C Loans, or (ii) Clear Channel defaults in the payment or performance of any of its obligations under the Clear Channel Guaranty, or
(iii) the Arkansas Stations are at any time not the subject of a binding and enforceable bona fide purchase and sale agreement on terms and in substance acceptable to, and executed by a purchaser acceptable to, the holders of the Tranche C Notes and the Agent (including, without limitation, a purchase price of not less than $20,000,000.00), the interest rate applicable to the Tranche C Loans shall be as follows (measured from the date of the occurrence of such event):

   For Period of Time from          The Interest Rate Applicable to Tranche C
Date of Notice of Occurrence:          Loans shall be WSJ LIBOR Rate plus:
-----------------------------          -----------------------------------

Day 1 through Day 60                                3.25%
Day 61 through Day 90                               3.75%
Day 91 through Day 180                              4.50%
After Day 180                                       5.50%

         (e) INTEREST PAYMENT DATES. Interest on the Tranche A Loans and UBOC Tranche B Loans shall be payable quarterly in arrears without setoff, deduction or counterclaim on the Quarterly Due Dates and at maturity, whether by reason of acceleration, payment, prepayment or otherwise. Interest on all other Loans shall be payable monthly in arrears without setoff, deduction or counterclaim on the Monthly Due Dates and at maturity, whether by reason of acceleration, payment, prepayment or otherwise. If the initial Advance in respect of an AT&T-CFC Tranche B Loan, a Tranche C Loan or Acquisition Loan is made on or before the 15th day of the month, the first interest payment in respect of such Loan will be due on the first Monthly Due Date occurring after the date of such Advance; in all other cases, the first interest payment in respect of a Loan will be the second Monthly Due Date occurring after the date of such initial Advance.

         (f) INTEREST CALCULATIONS. Interest shall be computed on the basis of a three hundred sixty (360) day year counting the actual number of days elapsed. Each change in the interest rate hereunder and under the Notes which is tied to the WSJ LIBOR Rate shall take effect without notice as of the first
(1st) day of each month based upon the first such WSJ LIBOR Rate published for such month by The Wall Street Journal.

                  (g) DEFAULT RATE. The interest rate(s) in effect from time to time are also subject to increase from time to time in accordance with the provisions of SECTION 9.02.

         SECTION 2.07. COMMITMENT FEE; UNUSED AVAILABILITY FEE; ADMINISTRATION FEE.

         (a) COMMITMENT FEE. In consideration of the Lenders entering into this Agreement, the Borrowers agree jointly and severally to pay on the Closing Date a non-refundable commitment fee (the "COMMITMENT FEE") in accordance with the Fee Letter. Any earnest money deposit heretofore paid by the Borrowers to the Lenders shall be credited against the Borrowers' obligations under SECTION
13.02 hereof, and the balance, if any, to the Commitment Fee.

         (b) UNUSED AVAILABILITY FEE. The Borrowers agree jointly and severally to pay to the Co-Agent, on behalf of the Tranche A Lenders and to AT&T-CFC, on behalf of the Lenders having an Acquisition Loan Commitment, within thirty (30) days of each Quarterly Due Date a fee (the "UNUSED AVAILABILITY FEE") which shall be calculated, respectively, on the average daily amount of the unused Tranche A Commitment during the preceding Fiscal Quarter and on the unused Acquisition Loan Commitment as of the last day of the preceding Fiscal Quarter at the rate of one-half of one percent (0.5%) per annum. The Unused Availability Fee shall be computed on the basis of a 360 day year counting the actual number of days elapsed. The first

Unused Availability Fee shall be due and payable on November 1, 1997, for the Fiscal Quarter ending September 30, 1997.

         (c) ADMINISTRATION FEE. The Borrowers agree jointly and severally to pay to the Agent and the Co-Agent on the Closing Date and annually on the 1st day of June in each year commencing June 1, 1998 an Administration Fee (the "ADMINISTRATION FEE") in accordance with the Fee Letter. The Administration Fee shall be deemed fully earned when due and payable and no portion shall be subject to refund.

         SECTION 2.08. [THIS SECTION IS INTENTIONALLY OMITTED.]

         SECTION 2.09. SECURITY FOR THE NOTES.

         Each Borrower's obligations and indebtedness to the Lenders and to the Agent hereunder and under the Notes to which it is a party shall be secured at all times by:

         (a) a Security Agreement of such Borrower of even date herewith granting to the Agent and the Lenders a continuing first priority perfected security interest in all presently owned and hereafter acquired tangible and intangible personal property and fixtures of such Borrower (except for licenses and permits issued by the FCC to the extent it is unlawful to grant a security interest in such licenses and permits), subject only to any prior liens expressly permitted under this Agreement;

         (b) first mortgages or deeds of trust on all presently owned and hereafter acquired real estate owned by such Borrower, subject only to any prior liens expressly permitted under this Agreement, together with mortgagee's title insurance policies acceptable to the Agent;

         (c) except as waived by the Agent, first priority perfected collateral assignments of, or leasehold mortgages or deeds of trust in respect of, all real estate leases in which such Borrower now has or may in the future have an interest, subject only to any prior liens expressly permitted under this Agreement, together with such third party consents, lien waivers and estoppel certificates as the Agent shall reasonably require;

         (d) one or more Pledge Agreements executed by all stockholders of such Borrower effecting thereby a first priority perfected pledge of (i) all presently outstanding and hereafter issued shares of capital stock of the Borrower, (ii) all voting trust certificates issued in respect of the capital stock of the Borrower, or any extension or renewal thereof, and (iii) all warrants, options and other rights to acquire any such shares;

         (e) first priority perfected collateral assignments of such construction contracts, management agreements, programming agreements, network affiliation agreements, joint sales agreements, local marketing agreements, licenses, permits, authorizations and agreements as the Agent shall deem necessary to protect its interests, subject only to any prior license expressly permitted under this Agreement, together with such third party consents, lien waivers and estoppel certificates as the Agent shall reasonably require;

         (f) the subordination in favor of the Lenders, pursuant to subordination agreements satisfactory to the Agent in form and substance (collectively the "AFFILIATE SUBORDINATION AGREEMENTS"), of all indebtedness of such Borrower to any Affiliates of such Borrower, designated by the Agent;

         (g) the subordination in favor of the Lenders, pursuant to subordination agreements satisfactory to the Agent in form and substance (collectively, the "SUBORDINATION AGREEMENTS"), of all indebtedness of such Borrower to any lenders to such Borrower and any creditors of such Borrower holding a note or non-competition agreement executed by the Borrower, as obligor thereunder, designated by the Agent, together with UCC-3 and such other lien subordination documents as the Agent shall require;

         (h) the joint and several, absolute and unconditional guaranties of the Guarantors (the "Guarantees"), which shall be secured by security agreements, mortgages, deeds of trust and such other agreements as the Managing Agents shall reasonably require, creating first priority, perfected blanket liens on all real and personal property of the Guarantors, except as otherwise consented to by the Managing Agents;

         (i) a collateral assignment (the "LIFE INSURANCE ASSIGNMENT") of life insurance on the life of Norman Feuer in an amount not less than $2,500,000 (the "LIFE INSURANCE");

         (j) an intercreditor agreement in form and substance acceptable to the Agent executed by Havelock Bank with respect to Pinnacle Sports, TSPI and TSPN (the "Havelock Agreement"); and

         (k) in the case of the Tranche C Loan to TBLR and the intercompany loan from TBO to TBLR of the proceeds of the Tranche C Loan made to TBO, the Clear Channel Guaranty, in form and substance acceptable to the Agent.

         All agreements and instruments described or contemplated in this
SECTION 2.09, together with any and all other agreements and instruments heretofore or hereafter securing the Notes and each Borrowers' obligations hereunder or otherwise executed in connection with this Agreement, shall in all respects be acceptable to the Agent and its special counsel in form and substance, and such agreements and instruments, as the same may be amended from time to time, are sometimes hereinafter referred to collectively as the "SECURITY DOCUMENTS" and individually as a "SECURITY DOCUMENT". Each Borrower agrees to take such action as the Lenders or the Agent may reasonably request from time to time in order to cause the Lenders and the Agent to be secured at all times as described in this SECTION 2.09, and the Lenders' security interests to be perfected at all times.

         SECTION 2.10.  USE OF PROCEEDS.

         (a) PURCHASE OF ORIGINAL LOANS. The Borrowers acknowledge and agree that (i) as of the date hereof there is outstanding an aggregate of $40,000,000.00 in principal amount of

Original Loans made to the Borrowers, and (ii) immediately prior to the execution hereof, UBOC purchased from AT&T-CFC outstanding principal indebtedness in the aggregate amount of $20,000,000.00 owed by the Borrowers (other than TBLR) to AT&T-CFC in respect of the Original Loans (the "Loan Purchase"). The Borrowers agree to pay to AT&T-CFC upon invoice all accrued interest in respect of the Original Loans through the Closing Date.

         (b) LOANS. $15,000,000.00 of the Tranche A Loans, and $19,000,000.00
of the Tranche B Loans are in substitution and replacement of the aggregate principal amount of the Original Loans, and represent a continuation (not a refinancing or reborrowing) of the outstanding obligations of the Borrowers with respect to such Original Loans. The remaining $20,000,000.00 in proceeds of the Tranche A Loans, together with the remaining $6,000,000.00 in proceeds of the Tranche B Loan, and $14,000,000.00 in proceeds of the Tranche C Loans shall be used in accordance with SCHEDULE 2.10 hereto.

         SECTION 2.11.  REQUIREMENTS OF LAW.

         (a)      In the event that any Regulatory Change shall:

                  (i) change the basis of taxation of any amounts payable to any Lender under this Agreement or the Notes in respect of any Loans, including without limitation LIBOR Loans (other than taxes imposed on the net income of such Lender);

                  (ii) impose or modify any reserve, compulsory loan assessment, special deposit or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, any applicable office of such Lender (including any of such Loans or any deposits referred to in the definition of "LIBOR" in ARTICLE I); or

                  (iii) impose any other conditions affecting this Agreement in respect of Loans, including without limitation LIBOR Loans (or any of such extensions of credit, assets, deposits or liabilities);

and the result of any of the foregoing shall be to increase such Lender's costs of making or maintaining any Loans, including without limitation LIBOR Loans, or to reduce any amount receivable by such Lender hereunder in respect of any of its LIBOR Loans, in each case only to the extent that such additional amounts are not included in the LIBOR Rate applicable to such Loans, then the Borrowers shall pay on demand to such Lender, through the Agent, and from time to time as specified by such Lender, such additional amounts as such Lender shall reasonably determine are sufficient to compensate such Lender for such increased cost or reduced amount receivable.

         (b) If at any time after the date of this Agreement any Lender shall have determined that the applicability of any law, rule, regulation or guideline adopted after the Closing Date pursuant to, or arising after the Closing Date out of, the July 1988 report of the Basle Committee on Lending Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption or implementation after the Closing Date of any other Regulatory Change regarding capital adequacy or any change after the Closing Date in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof (whether or not having the force of law), has or will have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of the existence of its obligations hereunder to a level below that which such Lender or its holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time following written notice by such Lender to the Borrowers as provided in paragraph (c) of this SECTION 2.11, within fifteen (15) days after demand by such Lender, the Borrowers shall pay to such Lender, through the Agent, such additional amount or amounts as such Lender shall reasonably determine will compensate such Lender or such corporation, as the case may be, for such reduction.

         (c) If any Lender becomes entitled to claim any additional amounts pursuant to this SECTION 2.11, it shall promptly notify the Borrowers of the event by reason of which it has become so entitled. A certificate setting forth in reasonable detail the computation of any additional amounts payable pursuant to this SECTION 2.11 submitted by such Lender to the Borrowers shall be presumed correct in the absence of manifest error. The covenants contained in this SECTION 2.11 shall survive the termination of this Agreement and the payment of the outstanding Notes. No failure on the part of any Lender to demand compensation under paragraph (a) or (b) above on any one occasion shall constitute a waiver of its rights to demand compensation on any other occasion. The protection of this SECTION 2.11 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by such Lender for compensation thereunder.

         SECTION 2.12.  LIMITATIONS ON LIBOR LOANS; ILLEGALITY.

         (a) Anything herein to the contrary notwithstanding, if, on or prior to the determination of an interest rate for any LIBOR Loans for any applicable Interest Period, the Co-Agent shall determine (which determination shall be conclusive absent manifest error) that:

                  (i) by reason of any event affecting United States money markets or the London interbank market, quotations of interest rates for the relevant deposits are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loans under this Agreement; or

                  (ii) the rates of interest referred to in the definition of "LIBOR" in ARTICLE I, on the basis of which the rate of interest on any LIBOR Loans for such period is determined, do not accurately reflect the cost to the Lenders of making or maintaining such LIBOR Loans for such period;

then the Co-Agent shall give the Borrowers prompt notice thereof (and shall thereafter give the Borrowers prompt notice of the cessation, if any, of such condition), and so long as such condition remains in effect, the Lenders shall be under no obligation to make LIBOR Loans or to convert Base Rate Loans into LIBOR Loans and the Borrowers shall, at their sole discretion, on the last day(s) of the then current Interest Period(s) for any outstanding LIBOR Loans, either prepay such LIBOR Loans or convert such Loans into Base Rate Loans.

         (b) Notwithstanding any other provision herein, if for any reason a Lender shall be unable to make or maintain LIBOR Loans as contemplated by this Agreement, such Lender shall provide prompt written notice to the Borrowers and
(i) such Lender's commitment hereunder to make LIBOR Loans, continue LIBOR Loans as such and convert Base Rate Loans to LIBOR Loans shall thereupon terminate (subject to reinstatement by such Lender at any such time as this SECTION 2.12 shall no longer preclude LIBOR lending by such Lender) and (ii) such Lender's Loans then outstanding as LIBOR Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to SECTION 2.14.

         SECTION 2.13.  TAXES.

         (a) All payments made by the Borrowers under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (all such taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "TAXES"); provided, however, that the term "TAXES" shall not include net income taxes or franchise taxes (imposed in lieu of net income taxes) imposed on the Agent or any Lender, as the case may be, as a result of a present or former connection or nexus between the jurisdiction of the government or taxing authority imposing such tax (or any political subdivision or taxing authority thereof or therein) and the Agent or such Lender. If any Taxes are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under the Notes, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Taxes are payable by the Borrowers in respect of this Agreement or the Notes, as promptly as possible thereafter the Borrowers shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof. If the Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrowers shall, jointly and severally, indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. If, after any payment of Taxes by the Borrowers under this Section, any part of any Tax paid by the Agent or any Lender is subsequently recovered by the Agent or such Lender, the Agent or such Lender shall reimburse the Borrowers to the extent of the amount so recovered. A certificate of an officer of the Agent or such Lender setting forth the amount of such recovery and the basis therefor shall, in the absence of manifest error, be conclusive. The agreements in this subsection shall survive the termination of this Agreement, the expiration of all Letters of Credit, and the payment of the Notes and all other amounts payable hereunder.

         (b) Each Lender, if any, that is not incorporated under the laws of the United States or a state thereof agrees that prior to the first date as of which any payment is required to be made to it hereunder it will deliver to the Borrowers and the Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form. Each such Lender also agrees to deliver to the Borrowers and the Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers, and such extensions or renewals thereof as may reasonably be requested by the Borrowers or the Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrowers and the Agent. Such Lender shall certify (x) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (y) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax.

         SECTION 2.14. INDEMNIFICATION. The Borrowers shall pay to the Co-Agent, for the account of each Lender, upon the request of such Lender delivered to the Co-Agent and thereafter delivered by the Co-Agent to the Borrowers, such amount or amounts as shall compensate such Lender for any loss, cost or expense incurred by such Lender (as reasonably determined by such Lender) as a result of:

         (a) any payment or prepayment or conversion of any LIBOR Loan held by such Lender on a date other than the last day of the Interest Period for such LIBOR Loan (including, without limitation, any such payment, prepayment or conversion required under SECTION 2.05 or due to the acceleration of such Loan pursuant to the terms hereof); or

         (b) any failure by the Borrowers to borrow, convert into or continue a LIBOR Loan on the date for such borrowing specified in the relevant Request for Advances or Interest Rate Option Notice under SECTION 2.06 or otherwise.

         Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. The determination by each such Lender of the amount of any such loss or expense, when set forth in a written notice delivered to the Co-Agent (and thereafter delivered by the Co-Agent to the Borrowers and the Agent), containing such Lender's calculation thereof in reasonable detail, shall be presumed correct in the absence of manifest error.

         SECTION 2.15. PAYMENTS UNDER THE NOTES. All payments made by the Borrowers of principal of, and interest on, the Notes shall be made via wire transfer in immediately available funds to the Agent, for the benefit of the Lenders, for receipt by the Agent not later than 2:00 P.M. (New York Time), on the date on which such payment shall become due. The failure by a Borrower to make any such payment by such hour shall not constitute a default hereunder so long as payment is received later that day, provided that any such payment made after 2:00 P.M. (New York Time), on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest on amounts outstanding on the Notes. The Borrowers shall, at the time of making each payment under this Agreement or the Notes, specify to the Agent the Notes or amounts payable by the Borrowers hereunder to which such payment is to be applied (and in the event that it fails to so specify, or if an Event of Default has occurred and is continuing, the Agent may distribute such payments in such manner as the Majority Lenders may direct or, absent such direction, as it determines to be appropriate, subject to the provisions of SECTION 2.17 and the Intercreditor Agreement). Except as otherwise provided in the definition of "INTEREST PERIOD" with respect to LIBOR Loans, if any payment hereunder or under the Notes shall be due and payable on a day which is not a Business Day, such payment shall be deemed due on the next following Business Day and interest shall be payable at the applicable rate specified herein through such extension period. Each payment received by the Agent under this Agreement or any Note or other Loan Document for the account of a Lender shall be paid promptly (and in any event within one (1) Business Day of receipt) to such Lender, in immediately available funds, for the account of such Lender for the
Note in respect to which such payment is made.

         SECTION 2.16. SET-OFF, ETC. Each Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers' lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it (other than accounts as to which the Borrower is acting solely as a fiduciary) for the account of such Borrower at any of its offices, against any principal of or interest on the Notes held by such Lender or other fees or charges owed to such Lender hereunder which are not paid when due (regardless of whether such balances are then due to such Borrower), in which case it shall promptly notify the Borrowers and the Agent thereof, provided that such Lender's failure to give such notice shall not affect the validity thereof and (as security for any Indebtedness hereunder) each Borrower hereby grants to the Agent and the Lenders a continuing security interest in any and all balances, credit, deposits, accounts or moneys of the Borrower maintained with the Agent and any Lender now or hereafter

(other than accounts as to which the Borrower is acting solely as a fiduciary). If a Lender shall obtain payment of any principal, interest or other amounts payable under this Agreement through the exercise of any right of set-off, banker's lien or counterclaim or otherwise, it shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Note(s) held by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal amounts of and interest on the Note(s) held by each of them within one Business Day of such event. To such end, the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) within five (5) Business Days if such payment is rescinded or must otherwise be restored. Each Borrower agrees that any Lender or any other Person which purchases a participation (or direct interest) in the Note(s) held by any or all of the Lenders (each being hereinafter referred to as a "PARTICIPANT") may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Participant were a direct holder of Notes in the amount of such participation, provided that the Borrower was notified of such purchase. Nothing contained herein shall be deemed to require any Participant to exercise any such right or shall affect the right of any Participant to exercise, and retain the benefits of exercising, any such right with respect to any indebtedness or obligation of the Borrowers, other than the Borrowers' indebtedness and obligations under this Agreement.

         SECTION 2.17.  PRO RATA TREATMENT; SHARING.

         (a) Except to the extent otherwise provided herein or in the Intercreditor Agreement: (i) each borrowing from the Lenders shall be made from the Lenders, each payment of the Commitment Fee and the Unused Availability Fee under SECTION 1.07 shall be made to the Lenders entitled to share in such fees, and each reduction of the Commitments shall be applied to the Notes held by the Lenders pro rata according to the amounts of their respective Commitments; (ii) each payment and prepayment of principal of the Notes shall be made to the Lenders pro rata in accordance with the respective unpaid principal amounts of the respective Notes held by the Lenders; (iii) each payment of interest on the Notes shall be made for the accounts of the Lenders and each payment of sums and charges payable under this Agreement (except for the Agency Fee, the Administration Fee, and the Unused Availability Fee, which are payable in accordance with SECTION 2.07) shall be made to the Lenders pro rata in accordance with the respective unpaid principal amounts of, and interest on, the Loans made by each of them (calculated, as applicable, for each day of the relevant payment period); (iv) each payment under SECTION 2.11, 2.13 or 2.14 shall be made to each Lender in the amount required to be paid to such Lender pursuant to such Section for losses suffered or costs incurred by such Lender; and (v) each distribution of cash, property, securities or other value received by any Lender, directly or indirectly, in respect of the Borrowers' Indebtedness hereunder, whether pursuant to any attachment, garnishment, execution or other proceedings for the collection thereof or pursuant to any bankruptcy, reorganization, liquidation or other similar proceeding, after payment of collection and other expenses as provided herein and in the Security Documents, shall be apportioned among the Lenders pro rata in accordance with the respective unpaid principal amounts of and interest on the Notes or participations in Letters of Credit held by each of them.

         (b) Notwithstanding the foregoing, if any Lender (a "RECOVERING PARTY") shall receive any such distribution (a "RECOVERY") in respect thereof, such Recovering Party shall pay to the Agent for distribution to the Lenders as set forth herein their respective pro rata shares of such Recovery, as set forth herein, unless the Recovering Party is legally required to return any Recovery, in which case each party receiving a portion of such Recovery shall return to the Recovering Party its pro rata share of the sum required to be returned without interest. For purposes of this Agreement, calculations of the amount of the pro rata share of each Lender shall be rounded to the nearest whole dollar.

         (c) Each Borrower acknowledges and agrees that, if any Recovering Party shall be obligated to pay to the other Lenders a portion of any Recovery pursuant to SECTION 2.17(B) and shall make such Recovery payment, the Borrowers shall be deemed to have satisfied its obligations in respect of Indebtedness held by such Recovering Party only to the extent of the Recovery actually retained by such Recovering Party after giving effect to the pro rata payments by such Recovering Party to the other Lenders. The obligations of each Borrower in respect of Indebtedness held by each other Lender shall be deemed to have been satisfied to the extent of the amount of the Recovery distributed to each such other Lender by the Recovering Party.

         SECTION 2.18. REPLACEMENT OF NOTES. Upon receipt of notice to the Borrowers of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrowers, or in the case of any such mutilation, upon the surrender of such Note for cancellation, the Borrowers will execute and deliver, in lieu of such lost, stolen, destroyed, or mutilated Note, a new Note of like tenor.

III.     CONDITIONS OF MAKING THE LOANS

         SECTION 3.01.  CONDITIONS TO CLOSING.

         The obligation of the Lenders to make any Advance in respect of any Loan hereunder, or to issue any Letter of Credit hereunder, is subject to the satisfaction of the following conditions on the Closing Date (which shall not be later than June 9, 1997):

         (a) The representations and warranties set forth in this Agreement and in the Security Documents shall be true and correct on and as of the date hereof and shall be true and correct in all material respects as of the date each Advance is made or Letter of Credit issued, as applicable, and the Borrowers shall have performed all obligations which were to have been performed by them hereunder prior to the date the Advance is made or Letter of Credit issued.

         (b) The Borrowers shall have executed and delivered to the Agent (or shall have caused to be executed and delivered to the Agent by the appropriate Persons) the following (each of which shall be in form and substance satisfactory to the Managing Agents):

                  (i) The Notes;

                  (ii) The Security Documents, together with any other documents required or contemplated by the terms thereof;

                  (iii) Certified copies of resolutions of the Board of Directors and Stockholders of each Borrower and Guarantor, with incumbency certificate, authorizing the execution and delivery of this Agreement, the Notes and the Security Documents, as applicable;

                  (iv) A copy of the corporate charter or articles of incorporation, certified by the Secretary of State of the state of organization, of each Borrower and Guarantor;

                  (v) A certified copy of the by-laws of each Borrower and Guarantor;

                  (vi) Certificates of good standing (both as to corporation law and tax matters) issued by the state in which each Borrower and Guarantor is organized and any other state in which it is authorized, qualified or required to be qualified to transact business;

                  (vii) True and correct copies of all material consents, contracts, licenses, instruments and other documents specified in SCHEDULES 4.04, 4.13, 4.14 and 4.15;

                  (viii) Certificates of insurance evidencing the Life Insurance and evidencing all other insurance coverage and policy provisions required in this Agreement and the Security Documents;

                  (ix) A pay-off letter, UCC termination statements and mortgage and lien releases from all lenders and creditors who are being paid with the proceeds of the Loans;

                  (x) The Financial Consulting Agreement between SCMC, SFX Broadcasting and the Parent, the Employment Agreement between the Parent and Norman Feuer, all joint sales agreements, local marketing agreements and similar agreements to which the Parent or any Borrower is a party, and such other agreements as the Lenders shall require;

                  (xi) A certified and complete copy of the TBLR Asset Sale Agreement, and copies of, or other satisfactory evidence of, the regulatory filings required to be made thereunder with the FCC, the Department of Justice and the Federal Trade Commission;

                  (xii) A certified and complete copy of the TBO Asset Purchase Agreement, all instruments of transfer pursuant thereto and all opinions of American Radio's counsel to TBO (each of which opinions shall authorize reliance thereon by the Agent and the Lender);

                  (xiii) A certificate of the Borrowers confirming that, as of the date of the Advance (or issuance of the Letter of Credit), all representations and warranties contained in the Loan Documents are true, accurate and complete, and no Event of Default or Unmatured Event of Default exists; and

                  (xiv) Such other supporting documents and certificates as the Lenders may reasonably request, including, without limitation, current financial statements of each Borrower and Guarantor, engineering reports, appraisals and environmental and Hazardous Material assessments, reports and questionnaires as the Lenders may reasonably request.

         (c) The Borrowers shall have paid the Commitment Fee and the initial Administration Fee to the Lenders.

         (d) The Lenders and the Agent shall have received the favorable written opinions of general counsel for the Borrowers, the Guarantors and the Parent and FCC counsel for the Borrowers and the Parent dated as of the Closing Date, satisfactory to the Lenders and the Agent in scope and substance.

         (e) The Lenders and the Agent shall have received current financial statements of the Parent, the Borrowers and the Guarantors in form and substance acceptable to the Lenders, and such financial statements shall confirm, inter alia, that the Borrowers' combined Adjusted Broadcast Cash Flow for the most recent twelve (12) month period is not less than $10,000,000.00.

         (f) The Lenders and the Agent shall have received (i) engineering environmental reports on the Stations in form and substance acceptable to the Lenders and the Agent, and (ii) environmental questionnaires and other evidence satisfactory to the Lenders and the Agent confirming the absence of any Hazardous Material on the Premises.

         (g) The Agent shall have received written evidence reasonably satisfactory to the Agent and its counsel that, except as otherwise disclosed in SCHEDULE 4.21, all Leases covering tower and transmitter sites used by the Stations have lease terms (including all extension and renewal options exerciseable unilaterally by the Borrowers) through April 1, 2007.

         (h) The transactions contemplated by the TBO Asset Purchase Agreement shall have been consummated (except for the payment of that portion of the purchase price thereunder being paid with the proceeds of Advances) substantially in accordance with the terms thereof and, in any event, in a manner reasonably satisfactory to the Agent, including, without limitation, (i) the repayment in full in cash (simultaneously with, and from the proceeds of, Advances or otherwise) of all Indebtedness of American Radio related to the assets and properties transferred under such agreement which is not being assumed by TBO, (ii) the valid assumption by TBO of all other liabilities of American Radio in respect of such assets and properties, (iii) the consent to such transaction by the FCC pursuant to a Final Order, and (iv) the execution and delivery of the Reversal Agreement in form and substance acceptable to the Agent.

         (i) All legal matters incident to the transactions hereby contemplated shall be satisfactory to special counsel for the Lenders.

         (j) Neither an Event of Default nor an Unmatured Event of Default shall have occurred and be continuing.

         (k) The Borrowers and the Parent shall have not less than $2,000,000 of working capital in the form of unrestricted available cash on hand in the form of collected funds in unrestricted and available demand deposit accounts, free and clear of all security interests, liens and encumbrances except security interests in favor of the Lenders and the Agent.

         (l) Each Borrower shall have executed and delivered to the Lender(s) at least three (3) Business Days prior to the date of the requested Advance (or such longer period as required by SECTION 2.01), a Request for Advance in the form of EXHIBIT G hereto.

         (m) The ratio of the Borrowers' Total Debt (exclusive, however, of the Tranche C Loans) to the Borrowers' combined Adjusted Broadcast Cash Flow (exclusive of TBLR's Broadcast Cash Flow) for the most recent twelve (12) month period is less than 6.0:1.0.

         SECTION 3.02. ACQUISITION LOANS. The obligations of the Lenders to make any Advances to any Borrower to finance any subsequent Permitted Acquisition after the Closing Date are subject to the following conditions:

         (a)      ACQUISITION CLOSING.

                  (i) The transactions contemplated by the applicable Acquisition Agreement shall have been consummated (except for the payment of that portion of the Purchase Price thereunder being paid with the proceeds of Advances) substantially in accordance with the terms thereof and, in any event, in a manner reasonably satisfactory to the Agent, including, without limitation, (A) the repayment in full in cash (simultaneously with, and from the proceeds of, Advances or otherwise) of all Indebtedness of the applicable Seller(s) related to the assets and properties transferred under such Acquisition Agreement which is not being assumed by the Borrowers, and (B) the valid assumption by the Borrowers of all other liabilities of the applicable Seller(s) in respect of such assets and properties.

                  (ii) The Agent shall have received evidence of the receipt of all licenses, permits, approvals and consents, if any, required with respect to such Acquisition and any other related transaction contemplated by this Agreement (including, without limitation, any necessary consents of the FCC to the sale contemplated by such Acquisition Agreement as evidenced by a Final Order, and any other required consents or filings of or with applicable governmental authorities or other third parties).

                  (iii) The applicable Seller(s) shall have consented to the collateral assignment to the Agent of the rights of the Borrowers under the Acquisition Agreement and any other agreements executed thereunder, as required under SECTION 2.09.

                  (iv) The Agent shall have received copies of the legal opinions delivered by the Seller(s) pursuant to the applicable Acquisition Agreement in connection with such Acquisition, together with a letter from each Person delivering an opinion (or authorization within the opinion) authorizing reliance thereon by the Agent and the Lenders.

         (b) OFFICER'S CERTIFICATES AS TO COMPLIANCE, SOLVENCY, DOCUMENTS, ETC. The Borrowers shall have provided to the Agent one or more compliance and other closing certificates, in forms satisfactory to the Agent, executed on behalf of the Borrowers by their chief executive officer or chief financial officer, certifying as to satisfaction by the Borrowers of the conditions to lending set forth in this SECTION 3.02 and in SECTION 3.03 and, specifically, as to certain matters reasonably specified therein.

         (c) SPECIAL COMPLIANCE CERTIFICATE. The Borrowers shall have executed and delivered to the Agent a certificate of representations, warranties, compliance and non-default satisfactory in form and substance to the Agent, together with updated versions of SCHEDULES 4.04, 4.07, 4.08, 4.09, 4.10, and
4.17 to this Agreement and of the Exhibits to the Borrowers' Security Agreements, and otherwise adjusting the Borrowers' representations and warranties contained herein and therein, to the extent appropriate in connection with such Acquisition and approved by the Majority Lenders (as applicable under SECTION 7.04(I)) in writing in their sole discretion (which certificate, only if so approved, shall be deemed an amendment of this Agreement and such Security Documents and shall be incorporated by reference herein and therein).

         (d) OTHER DELIVERIES. The Borrowers shall have executed and/or delivered to the Agent (or shall have caused to be executed and delivered to the Agent by the appropriate persons), the following:

                  (i) All lien searches reasonably required by the Agent with respect to the assets to be acquired pursuant to such Acquisition and the applicable Seller(s) (and their predecessors as owners of such assets), together with all Uniform Commercial Code financing statements and termination statements and all Mortgages and related title insurance policies reasonably required by the Agent in connection with the Borrowers' compliance with the provisions of SECTION 2.09;

                  (ii) Certified copies of the resolutions of the Borrowers, authorizing such Acquisition;

                  (iii) Such certificates of public officials and copies of material consents, agreements and other documents and such other supporting documents and information as the Agent shall reasonably request;

                  (iv) If requested by the Agent no more than five (5) Business Days after the Borrowers' delivery to the Agent and its counsel of the applicable Acquisition Agreement, including detailed schedules of all owned and leased real property to be acquired thereunder, environmental site assessments or such other information (including Environmental Questionnaires) with respect to owned and leased real properties, which shall be reasonably satisfactory in all respects to the Majority Lenders;

                  (v) Such Uniform Commercial Code, Federal tax lien and judgment searches as the Agent shall reasonably require, the results thereof to disclose no liens except liens permitted by this Agreement and liens to be discharged upon completion of such Acquisition;

                  (vi) A balance sheet for the Borrowers and the Station(s) to be acquired and updated projections, pro forma, of the Acquisition and the proposed Advances and showing financial covenant compliance;

                  (vii) A current balance sheet of the Seller and related statements of income;

                  (viii) Certificates of insurance evidencing the additional insurance coverage and policy provisions required in this Agreement;

                  (ix) Engineering and environmental reports obtained by the Agent at the Borrowers' expense with respect to the properties to be acquired, all in form and substance acceptable to the Agent; and

                  (x) Such other supporting documents and certificates as the Agent or the Lenders may reasonably request.

         (e) OPINIONS. The Agent shall have received the favorable written opinions of general, FCC and local counsel to the Borrowers, dated the date of such Advances, addressed to the Agent and the Lenders and reasonably satisfactory to the Agent in scope and substance.

         (f) LEGAL FEES. All reasonable legal fees and expenses of counsel to the Agent referred to in SECTION 13.02 incurred through the date of such Advances shall have been paid in full.

         (g) REVIEW BY AGENT'S COUNSEL. All legal matters incident to the transactions hereby and contemplated shall be reasonably satisfactory to counsel for the Agent.

         (h) REPAYMENT OF TRANCHE C LOANS. The Tranche C Loans shall have been paid in full and the Tranche C Commitment reduced to zero.

         SECTION 3.03. ALL LOANS. The obligations of the Lenders to make any Advances (including the Advances made after the date hereof and the Letters of Credit) are subject to the following conditions:

         (a) All warranties and representations set forth (or, with respect to representations and warranties contained in the Original Agreement, confirmed) in this Agreement shall be true and correct in all material respects as of the date such Advances are made or Letter of Credit issued, except to the extent they relate specifically to an earlier date or are affected by transactions occurring after the date hereof (or, as applicable, the Closing Date) and permitted hereunder.

         (b) After giving effect to such Advances and Letters of Credit (both as of the proposed date thereof and, on a pro forma basis, the last day of the most recent fiscal quarter for which financial statements have been delivered to the Lenders or required under SECTION 6.05), no Event of Default and no Unmatured Event of Default shall have occurred and be continuing. Each telephonic or written request for such Advance and Letter of Credit shall constitute a representation to such effect as of the date of such request and as of the date of such borrowing.

         (c) No event(s) shall have occurred, and no circumstance(s) shall exist, which individually or in the aggregate with other such circumstances or events, (i) has had, or could reasonably be expected to have, an adverse effect on the validity or enforceability of this Agreement or the other Loan Documents in any material respect, (ii) has had, or could reasonably be expected to have, a Material Adverse Effect, other than any such events or circumstances which are generally applicable to the radio broadcast industry or to general economic conditions, or (iii) has impaired, or could reasonably be expected to impair, the ability of the Borrowers and the Guarantors to fulfill their obligations under this Agreement, the Notes or any other Loan Document to which any Borrower or Guarantor is a party.

         (d) The Agent shall have received a properly completed Request for Advance or Letter of Credit Request, as applicable, together with all such financial and other information as the Agent shall require to substantiate the current and pro forma certifications of no Event of Default and no Unmatured Event of Default contained therein.

         (e) The Agent shall have received such other supporting documents and certificates as the Agent and the Majority Lenders may reasonably request.

         SECTION 3.04. LENDER APPROVALS. For purposes of determining compliance with the conditions precedent referred to in SECTIONS 3.01, 3.02 and 3.03, as of the date hereof, as of the Closing Date, or, with respect to Advances made or Letter of Credit issued hereafter, as of the date of such Advances or Letter of Credit, as applicable, each of the Lenders shall be deemed to have consented to, approved or accepted or be satisfied with each document or other matter which is the subject of such Lender's consideration under any of the provisions of such Sections, unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents (and, in the case of a Letter of Credit, an officer of the Co-Agent responsible for the Letter of Credit transaction contemplated by the Loan Documents) shall have received written notice from such Lender at least five (5) Business Days prior to the date hereof or the applicable borrowing date, as the case may be, specifying its objection thereto and such Lender shall have failed to execute and deliver this Agreement or to make available to the Borrower(s) such Lender's ratable share of such Advances or Letter of Credit, as the case may be.

IV.      REPRESENTATIONS AND WARRANTIES

         The Borrowers hereby jointly and severally represent and warrant to each of the Lenders, the Agent and the Co-Agent (which representations and warranties shall survive the delivery of the Notes and the making of the Loans and issuance of any Letters of Credit) that:

         SECTION 4.01.  FINANCIAL STATEMENTS.

         The Borrowers have heretofore furnished to the Lenders (a) the combined and individual audited balance sheets of the Borrowers and Parent as of December 31, 1996, and the statement of operations, changes in stockholders' equity and changes in financial position of the Borrowers for the fiscal year or other period ending on such date, and (b) combined and individual balance sheets of the Borrowers and Parent as of March 31, 1997, prepared by the Borrowers, and the statement of operations for the Fiscal Quarter then ended. Said financial statements and balance sheet have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, and are complete and correct in all material respects and fairly present the financial condition of the Borrowers as at said dates and the results of operations of the Borrowers for the periods indicated. Since December 31, 1996, there has occurred no material adverse change in any Borrower's business, assets, properties or condition (financial or otherwise) other than as disclosed in said balance sheets and financial statements. No Borrower has any contingent obligations, liabilities for taxes or unusual forward or long-term commitments except as specifically mentioned in the foregoing financial statements. All financial projections submitted to the Lenders by the Borrowers are reasonable in light of all information presently known by the Borrowers.

         SECTION 4.02.  ORGANIZATION, ETC.

         Each Borrower, the Parent and each Guarantor (other than Pinnacle Sports) (a) is a corporation duly organized and validly existing under the laws of the State of Delaware and is duly qualified to transact business in each jurisdiction where the nature of its activities requires such qualification,
(b) has the power and authority to own its properties and to carry on its business as now being conducted and as presently contemplated, (c) has the power and authority to execute and deliver, and perform its obligations under, the TBO Asset Purchase Agreement, the TBLR Asset Sale Agreement, the Pinnacle Sports Purchase Agreements, this Agreement, the Notes, Letter of Credit Requests, the Security Documents and the other Loan Documents (collectively, the "TRANSACTION DOCUMENTS") to which it is or shall become a party or signatory, and (d) except as described in SCHEDULE 4.02 hereto, has no subsidiaries as of the date hereof. Pinnacle Sports (i) is a limited liability company duly organized and validly existing under the laws of the State of Nebraska, (ii) has the power and authority to own its properties and to carry on its business as now being conducted and as presently contemplated, has the power and authority to execute and deliver, and perform its obligations under the Transaction Documents. Effective November 1, 1996, Wichita Acquisition Corp., a New York corporation, merged into TBW, and TBW is the surviving entity after such merger.

         SECTION 4.03.  AUTHORIZATION; COMPLIANCE, ETC.

         The execution and delivery of, and the performance by each Borrower or Guarantor of its obligations under, the Transaction Documents have been duly authorized by all requisite corporate action and will not violate any provision of law, any order, judgment or decree of any court or other agency of government (including, without limitation, the FCC), the corporate charter, article of incorporation or by-laws of such Borrower or Guarantor or any indenture, agreement or other instrument to which such Borrower or Guarantor is a party, or by which such Borrower or Guarantor is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be permitted under this Agreement, result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of such Borrower pursuant to, any such indenture, agreement or instrument.

         SECTION 4.04.  GOVERNMENTAL AND OTHER CONSENTS.

         Except as described in SCHEDULE 4.04 hereto, no Borrower or Guarantor is required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any governmental instrumentality or other agency, including, without limitation, the FCC, or any other Person, in connection with or as a condition to the execution, delivery or performance of any of the Transaction Documents, except for (a) filing of certain of the Transaction Documents with the FCC, (b) from time to time, FCC authorizations or filings required in the ordinary course of business of such Borrower or Guarantor, (c) FCC consents and filings required in connection with the exercise of certain rights and remedies under the Security Documents, (d) notification to the FCC of the consummation of any assignment or transfer of control of an FCC License, and (e) FCC consents and filings in connection with the assignment of FCC Licenses to the License Subsidiaries as contemplated by
SECTION 6.17. All consents, approvals and authorizations described in SCHEDULE
4.04 have been duly granted and are in full force and effect on the date hereof and all filings described in such Schedule have been properly and timely made.

         SECTION 4.05.  LITIGATION.

         Except as disclosed in SCHEDULE 4.05 hereto, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency, including, without limitation, the FCC, the Department of Justice, or any arbitration board or tribunal, now pending or, to the knowledge of the Borrowers, threatened (nor is any basis therefor known to the Borrowers), (a) which questions the validity of any of the Transaction Documents, or any action taken or to be taken pursuant hereto or thereto, or
(b) against or affecting any Borrower or Guarantor which, if adversely determined, either in any case or in the aggregate, could have a Material Adverse Effect. The Borrowers have no knowledge of any adverse action or determination by the Department of Justice or the Federal Trade Commission in respect to Clear Channel's Hart-Scott-Rodino filings in respect to the TBLR Asset Sale Agreement.

         SECTION 4.06.  COMPLIANCE WITH LAWS AND AGREEMENTS.

         Except as otherwise disclosed in SCHEDULE 4.06 hereto, no Borrower or Guarantor is a party to any agreement or instrument or subject to any corporate or other restriction materially and adversely affecting its business, operations, properties, assets or condition, financial or otherwise. No Borrower or Guarantor is in violation of any provision of its corporate charter, articles of incorporation or by-laws and no Borrower or Guarantor is in violation of any material indenture, agreement or instrument to which it is a party or by which it is bound or, to the best of the Borrowers' knowledge and belief, of any provision of law, the violation of which could have a Material Adverse Effect upon such Borrower or Guarantor, or any order, judgment or decree of any court or other agency of government (including, without limitation, the FCC). Without limiting the scope of the foregoing, (a) each Borrower and Guarantor is in compliance in all material respects with all federal and state laws and regulations, including all federal and state securities laws and regulations and all rules, regulations and administrative orders of the FCC, the violation of which could have a Material Adverse Effect, and (b) no Borrower or Guarantor has or is now engaged in any illegal activity, including without limitation, a pattern of racketeering activity, that could subject any of any Borrower's assets to forfeiture or seizure.

         SECTION 4.07.  TITLE TO PROPERTIES.

         (a) Except as specified on SCHEDULE 4.07 hereto, each Borrower and Guarantor has good title to all of its properties and assets (including, without limitation, the assets shown on the financial statements referred to in
SECTION 4.01), free and clear of all mortgages, security interests, restrictions, liens and encumbrances of any kind, including, without limitation, liens or encumbrances in respect of unpaid taxes, except liens and encumbrances permitted under this Agreement. Each Borrower enjoys quiet possession under all Leases to which it is a party as lessee, and all of such Leases are valid, subsisting and in full force and effect. None of such Leases contains any provision restricting the incurrence of indebtedness by the lessee.

         (b) On or about June 13, 1996, TBL consummated its acquisition of radio broadcast stations KIBZ-FM (Lincoln, Nebraska), and KKNB-FM (Crete, Nebraska) from Rock Steady, Inc., and Calvin and R. Suzanne Krueger, pursuant to a certain Asset Purchase Agreement dated September 5, 1995, between Rock Steady, Inc., a Nebraska corporation, and Lincoln Radio Acquisition Corp.

         (c) On or about April 19, 1996, TBTC consummated its acquisition of radio broadcast stations KIOK-FM (Richland, Washington) and KALE-AM (Richland, Washington) pursuant to a certain Asset Purchase Agreement dated February 8, 1996, between Sterling Realty Organization Co., a Washington corporation, and the Parent.

         (d) On or about May 15, 1996, TBS consummated its acquisition of radio broadcast stations KISC-FM (Spokane, Washington), KNFR-FM (Opportunity, Washington) and KAQQ-AM (Spokane, Washington) pursuant to a certain Asset Purchase Agreement dated February 21, 1996, between Silverado Broadcasting Company, a California corporation, and the Parent.

         (e) On or about April 9, 1996, TBO consummated its acquisition of radio broadcast station KTNP-FM (formerly KRRK-FM) (Bennington, Nebraska), pursuant to a certain Asset Purchase Agreement dated December 8, 1995, between 93.3, INC., a Nebraska corporation, and the Parent.

         (f) On or about April 9, 1996, TBO consummated its acquisition of radio broadcast station KXKT-FM (Glenwood, Iowa) pursuant to a certain Asset Purchase Agreement dated December 8, 1995, between Valley Broadcasting, Inc., an Illinois corporation, and the Parent.

         (g) On or about January 24, 1996, TBL consummated its acquisition of radio broadcast stations KTGL-FM (Beatrice, Nebraska) and KZKX-FM (Seward, Nebraska) pursuant to a certain Purchase and Sale Agreement dated March 23, 1995 between Pourtales and the Parent.

         (h) On or about September 13, 1995, TBW consummated its acquisition of radio broadcast station KRBB-FM (Wichita, Kansas) pursuant to a certain Asset Purchase Agreement dated February 9, 1995, between Marathon Broadcasting Corporation, a New Jersey corporation, and Wichita Acquisition Corp., a New York corporation.

         (i) On or about November 19, 1996, (A) TBTC acquired all of the capital stock of KOTY-FM, Inc., a Colorado corporation; (B) TBS acquired all of the capital stock of KEYF Corporation, a Colorado corporation, (C) TBCS acquired all of the capital stock of Pourtales Holdings, Inc., a Colorado corporation (which corporation than held all of the capital stock of Springs Radio, Inc., a Colorado corporation), and KVUU/KSSS, Inc., a Colorado corporation; and on or about November 27, 1996, each of such subsidiary corporations merged into the respective corporation holding such capital stock, as a result of which TBTC, TBS and TBCS were the surviving entities.

         (j) On or about January 9, l997, TBW consummated its acquisition of radio broadcast stations KZSN-AM (licensed to Wichita, Kansas) and KZSN-FM (licensed to Hutchinson, Kansas) from Southern Skies Corporation.

         (k) On or about April 25, 1997, TBLR consummated its acquisition of the Arkansas Stations from Southern Starr of Arkansas, Inc., and from Arkansas Skies Corporation and Southern Skies Corporation, pursuant to, respectively, that certain Asset Purchase Agreement dated July 15, 1996, and that certain Asset Purchase Agreement dated February 8, 1996, as amended by letter agreement dated November 26, 1996.

         (l) On or about May 15, 1997, TSPI and TSPN consummated their acquisition of all of the outstanding membership interests in Pinnacle Sports.

         SECTION 4.08.  INTERESTS IN OTHER BUSINESSES.

         No Borrower or Guarantor holds or owns any of the issued and outstanding capital stock, partnership interests or other ownership interests, or any rights to acquire the same, of any corporation, partnership, firm or entity, except that the Parent owns all of the capital stock of the Borrowers, TSPI and TSPN, and TSPI and TSPN own all of the membership interests in Pinnacle Sports..

         SECTION 4.09.  NO INSOLVENCY.

         Neither the borrowings made by the Borrowers under this Agreement nor the execution, delivery and performance of the Notes and the Loan Documents render or will render a Borrower or Guarantor insolvent or unable to pay its debts as they become due; no Borrower or Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidating of all or a substantial portion of its property, and no Borrower has any knowledge of any person contemplating the filing of any such petition against any Borrower or Guarantor.

         SECTION 4.10.  FULL DISCLOSURE.

         No statement of fact made by or on behalf of any Person (other than the Lenders or the Agent) in this Agreement, the Security Documents, or any certificate or schedule furnished to the Lenders or the Agent pursuant hereto or thereto contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein or herein not misleading. There is no fact presently known to the Borrowers which has not been disclosed to the Lenders and the Agent in writing which materially affects adversely, or, as far as the Borrowers can foresee, will materially affect adversely the business, operations, properties, assets or condition, financial or otherwise, of the Borrowers or the Guarantors.

         SECTION 4.11.  TAX RETURNS.

         Except as set forth in SCHEDULE 4.11 hereto, each Borrower and each Guarantor has filed all federal, state and local tax returns required to be filed, and has paid or made adequate provision for the payment of all material federal, state and local taxes, franchise fees, charges and assessments. No Borrower has taken any reporting positions for which it does not have a reasonable basis and does not anticipate any further material tax liability with respect to the tax years that have not been closed. For purposes of this
SECTION 4.11, the term "BORROWER" shall include each other Person with which a Borrower files consolidated or combined income tax returns or reports.

         SECTION 4.12.  PENSION PLANS, ETC.

         (a) PLANS. Except as set forth in SCHEDULE 4.12 hereto, neither the Borrowers nor any entity with which the Borrowers would be aggregated (a "COMMONLY CONTROLLED ENTITY") under SECTION 414(B), (C), (M), OR (O) of the Code, maintains or contributes to any pension, profit sharing or other similar plan providing for a program of deferred compensation to any employee or former employee.

         (b) FUNDING OF EMPLOYEE BENEFIT PLANS. All contributions and other payments required to be made by the Borrowers or any Commonly Controlled Entity to all employee benefit plans, as defined in SECTION 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which either a Borrower or any Commonly Controlled Entity maintains or to which any of them contributes (the "EMPLOYEE BENEFIT PLANS") have been made or reserves adequate for such purposes have been set aside and reflected on the Borrower's financial statements. With respect to any such Employee Benefit Plan which is an employee pension benefit plan, as defined in SECTION 3(2) of ERISA (an "EMPLOYEE PENSION PLAN"), there is no accumulated funding deficiency, as defined in SECTION 302 of ERISA and SECTION 412 of the Code, and no waiver has been applied for or obtained from the Internal Revenue Service of any minimum funding requirement under SECTION 412 of the Code. No lien has arisen under SECTION 412(n) of the Code with respect to the assets of a Borrower. No Borrower has any reason to believe that the level of contributions required to be made to each multiemployer plan, as defined in SECTION 4001(A)(3) of ERISA to which the Borrower or any Commonly Controlled Entity contributed or contributes (a "MULTIEMPLOYER PLAN") is not sufficient to maintain the level of benefits under such plan now in effect or scheduled to become effective in the future.

         (c) FIDUCIARY DUTIES, PROHIBITED TRANSACTIONS AND ADMINISTRATION. Neither a Borrower nor any Commonly Controlled Entity has breached any fiduciary duty imposed on it under Part 4 of Title I of ERISA with respect to any Employee Benefit Plan and has not engaged in any prohibited transaction, as defined in Title I of ERISA and SECTION 4975 of the Code, involving any Employee Benefit Plan for which no exemption is available. Each Employee Benefit Plan has been and is administered in accordance with its terms and applicable laws, rules and regulations.

         (d) STATUS OF FUNDED PENSION PLANS. Each funded Employee Pension Plan has been determined by the Internal Revenue Service to be qualified under
SECTION 401(A) or SECTION 403(A) of the Code and nothing has occurred which would cause the loss of such qualification or the imposition of any tax liability or penalty under the Code or ERISA on the Borrowers. With respect to each Employee Pension Plan which is subject to Title IV of ERISA, other than Multiemployer Plans, (1) neither a Borrower nor any Commonly Controlled Entity has failed to make required contributions or incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC"), (2) no reportable event, as defined in SECTION 4043(B) of ERISA, has occurred, (3) the actuarial present value of the benefit liabilities, as defined in SECTION 4001(A)(16) of ERISA ("BENEFIT LIABILITIES"), does not exceed the net assets available to provide the Benefit Liabilities. Neither a Borrower nor any Commonly Controlled Entity knows of any facts or circumstances which might give rise to any liability to the PBGC under Title IV of ERISA (other than for premium payments). With respect to Multiemployer Plans, neither the Borrower nor any Commonly Controlled Entity has withdrawn or partially withdrawn, as described in Subtitle E of Title IV of ERISA, from any such plan and thereby incurred any obligation to discharge a withdrawal liability (including but not limited to any contingent or secondary withdrawal liability) within the meaning of SECTIONS 4201 AND 4202 of ERISA to any Multiemployer Plan, and there exists no condition or set of circumstances which presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which could result in any liability to the Borrower or any Commonly Controlled Entity.

         (e) STATUS OF EMPLOYEE WELFARE PLANS. No Employee Benefit Plan which is an employee welfare benefit plan, as defined in SECTION 3(1) of ERISA (an "EMPLOYEE WELFARE PLAN"), provides for continuing benefits or coverage for any participant (or beneficiary) after the termination of the participant's employment except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and regulations thereunder or by applicable state statutory law. With respect to any Employee Welfare Plan, Borrowers and each Commonly Controlled Entity have complied with the notice and continuation coverage requirements of COBRA and regulations thereunder such that there would not result in any loss of deduction under SECTION 162 of the Code or any tax, penalty or liability to the Borrowers.

         (f) CLAIMS. There are no claims (other than claims for benefits in the normal course), actions or lawsuits asserted or instituted with respect to, and neither a Borrower nor any Commonly Controlled Entity has knowledge of any threatened claims or litigation with respect to, any Employee Benefit Plan (other than a Multiemployer Plan) or any fiduciary thereof.

         SECTION 4.13.  LICENSES, ETC.

         (a) SCHEDULE 4.13 hereto accurately and completely lists all material authorizations, licenses, permits and franchises granted or assigned to the Borrowers and the Guarantors by the FCC or any other public or governmental agency or regulatory body, including all material authorizations, licenses, permits and franchises granted or assigned to (i) TBW for the operation of radio stations KFH-AM (licensed to Wichita, Kansas), KQAM-AM (licensed to Wichita, Kansas), KWSJ-FM (formerly KXLK-FM) (licensed to Haysville, Kansas), KRBB-FM (licensed to Wichita, Kansas), KEYN-FM (licensed to Wichita, Kansas), KZSN-AM (licensed to Wichita, Kansas) and KZSN-FM (licensed to Hutchinson, Kansas) (collectively, referred to as the "TBW STATIONS"), (ii) TBL for the operation of radio stations, KIBZ-FM (licensed to Lincoln, Nebraska), KKNB-FM (licensed to Crete, Nebraska), KTGL-FM (licensed to Beatrice, Nebraska), and KZKX-FM (licensed to Seward, Nebraska) (collectively referred to as the "TBL Stations"), (iii) TBO for the operation of radio stations KTNP-FM (formerly KRRK-FM) (licensed to Bennington, Nebraska) and KXKT-FM (licensed to Glenwood,
Iowa) (collectively referred to as the "TBO STATIONS"), (iv) TBTC for the operation of radio stations KALE-AM (licensed to Richland, Washington), KTCR-AM (licensed to Kennewick, Washington), KEGX-FM (licensed to Richland, Washington), KIOK-FM (licensed to Richland, Washington) and FM translator K232CB (licensed to Pendleton, Oregon) (collectively referred to as the "TBTC STATIONS"), (v) TBS for the operation of radio stations KAQQ-AM (licensed to Spokane, Washington), KISC-FM (licensed to Spokane, Washington), KNFR-FM (licensed to Opportunity, Washington), KUDY-AM (licensed to Spokane, Washington), KKZX-FM (licensed to Spokane, Washington), KEYF-AM (licensed to Dishman, Washington) and KEYF-FM (licensed to Cheney, Washington) (collectively referred to as the "TBS STATIONS"), (vi) TBCS for the operation of radio stations KTWK-AM (licensed to Colorado Springs, Colorado), KVUU-FM (licensed to Pueblo, Colorado), KVOR-AM (licensed to Colorado Springs, Colorado) and KSPZ-FM (licensed to Colorado Springs, Colorado) (collectively referred to as the "TBCS STATIONS"), (viii) TBLR for the operation of the Arkansas Stations, and (ix) effective the Closing Date, TBO for the operation of KFAB/KGOR (transferred to TBO pursuant to the TBO Asset Purchase Agreement), and the same constitute the only material licenses, permits or franchises or other authorizations of any public or governmental agency or regulatory body required or advisable in connection with the conduct by the Borrowers and the Guarantors of their respective businesses as presently conducted or proposed to be conducted (such licenses, permits, franchises and authorizations, together with any extensions or renewals thereof and any additional licenses, permits, franchises or authorizations hereafter issued to the Borrowers and the Guarantors, or any of them [including the licenses applicable to KFAB/KGOR] being herein sometimes referred to collectively as the "LICENSES"). All existing Licenses are in full force and effect, are duly issued

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

in the name of, or validly assigned to, the Borrowers and the Guarantors who have full power and authority to operate thereunder. Such Schedule also specifies the expiration date of each existing License.

         (b) TBW surrendered to the FCC all FCC licenses, authorizations and permits relating to radio broadcast station KHAT-AM (heretofore licensed to Lincoln, Nebraska).

         SECTION 4.14.  MATERIAL AGREEMENTS.

         (a) SCHEDULE 4.14 hereto accurately and completely lists all material agreements to which each Borrower and each Guarantor is a party, including, without limitation, all Leases, joint selling agreements, local marketing agreements, time brokerage agreements, network and all affiliation, programming, engineering, consulting, employment, management and related agreements, if any, which are presently in effect in connection with the conduct of a Borrower's or Guarantor's business and the operation of the Stations. All of the foregoing agreements are valid, subsisting and in full force and effect and neither the Borrowers and Guarantors nor, to the best of the Borrowers' knowledge and belief, any other parties, are in material default thereunder.

         (b) TBLR holds the TBLR Asset Sale Agreement and the Clear Channel Guaranty which remain in full force and effect, and which have not been assigned, amended, rescinded or terminated by any of the parties thereto.

         (c) TBO holds the TBO Asset Purchase Agreement and the Reversal Agreement which remain in full force and effect, and which have not been assigned, amended, rescinded or terminated by any of the parties thereto.

         (d) To the best of TBO's knowledge and belief, no challenge has been filed to the transactions contemplated by the TBO Asset Purchase Agreement, the license renewals contemplated by the Reversal Agreement, or the transactions contemplated by the TBLR Asset Sale Agreement.

         SECTION 4.15.  OWNERSHIP OF BORROWERS.

         SCHEDULE 4.15 hereto correctly sets forth the number of shares of each Borrower's capital stock of each class authorized, the name of each of its stockholders (the "STOCKHOLDERS"), and the number of shares of each class of such capital stock owned by such Stockholders. Such Schedule also sets forth the name of each Person holding a voting trust certificate in respect of the shares of capital stock of each Borrower and the number of shares of the capital stock of the Borrower deposited in exchange for each such certificate. All of said outstanding shares are validly issued, fully paid and non-assessable and are owned by such Stockholders as specified in such Schedule, free of any assignment, pledge, lien, security interest, charge, option or other encumbrance, except for liens and security interests granted to the Lender, transfer restrictions noted on the certificate evidencing such shares, transfer restrictions imposed by the FCC and other encumbrances specified in such Schedule. Such Schedule also sets forth a description of all warrants, options and other rights to acquire shares of the Borrowers' capital stock of any class and the names of the holders thereof. No Borrower is obligated in any manner to issue any additional shares, or options or rights to acquire any such shares, of its capital stock.

         SECTION 4.16.  PATENTS, TRADEMARKS, ETC.

         Each Borrower and each Guarantor owns or possesses all the patents, trademarks, service marks, trade names, broadcast call letters, copyrights and licenses, and all rights with respect to the foregoing, necessary for the conduct of its business as now conducted, without any known conflict with the rights of others.

         SECTION 4.17.  BROKERS, ETC.

         Except for The Sillerman Companies, Inc., the Borrowers have not dealt with any broker, finder, commission agent or other similar person in connection with the Loans or the transactions contemplated by this Agreement. The Borrowers covenant and agree jointly and severally to pay all such fees and commissions due to The Sillerman Companies, Inc., and to indemnify and hold harmless the Lenders and the Agent from and against, any broker's fee, finder's fee or commission in connection with such transactions.

         SECTION 4.18.  ENGINEERING REPORTS.

         The Lender has obtained, at Borrowers' expense, environmental and engineering studies of KFAB/KGOR and their operating assets and properties, and environmental and engineering reports with respect to all real estate owned by the Borrowers. All information provided by the Borrowers to the engineers making such studies in connection with such studies is true and complete to the best of the Borrowers' knowledge and belief.

         SECTION 4.19. ENVIRONMENTAL MATTERS. Except as may be otherwise specifically stated in SCHEDULE 4.19 hereto:

         (a) neither the Borrowers nor, to the best of the Borrowers' knowledge and belief, any other Person has ever caused, permitted, or suffered to exist any oil, friable asbestos, hazardous waste, hazardous substance, or other hazardous or toxic material (as defined under applicable law including, but not limited to, the Comprehensive Environmental Response, Comprehension and Liability Act of 1980 ["CERCLA"], 42 U.S.C. SECTIONS 9601(14) AND (33), the Resource Conservation and Recovery Act ["RCRA"], 42 U.S.C. SECTION 6903(5), the Toxic Substances Control Act, or any comparable state statute or regulation [collectively, "ENVIRONMENTAL LAWS"] all of which material is collectively referred to herein as "HAZARDOUS MATERIAL") to be spilled, released, placed, held, located or disposed of on, nor are any now existing on, any real estate legally or beneficially owned by a Borrower or leased by a Borrower (the "PREMISES"), or into the atmosphere, any body of water, any wetlands or the Premises;

         (b) to the best of the Borrowers' knowledge and belief after due inquiry, no portion of the Premises has ever been used (whether by a Borrower or, to the best of the Borrowers' knowledge and belief, by any other Person) as a treatment, storage or disposal (whether permanent or temporary) site for any Hazardous Material;

         (c) to the best of the Borrowers' knowledge and belief after due inquiry, no notice of violation, lien or other notice has been issued by any governmental agency with respect to the environmental condition of the Premises, the improvements thereon, any other property owned by a Borrower, or any other property which was previously included in the property description of the Premises or such other real property, or with respect to the release of Hazardous Material at, upon, under or within the Premises, the improvements or such other real property, or the past or ongoing migration of Hazardous Material from neighboring lands or to the Premises or the improvements;

         (d) to the best of the Borrowers' knowledge and belief after due inquiry, no asbestos-containing materials, PCBs, radon gas, or urea formaldehyde foam insulation are located or present at, upon, under or within the Premises or any improvements thereon;

         (e) no underground storage tanks, whether in use or closed, are on or under the Premises; and

         (f) to the best of the Borrowers' knowledge and belief after due inquiry, the Premises and all operations conducted on the Premises are in compliance with all Environmental Laws.

         SECTION 4.20.  ENFORCEABILITY.

         Assuming that this Agreement, the Security Documents and the other Loan Documents have been duly authorized, executed and delivered by the Lenders and the Agent, this Agreement, the Notes, the Security Documents and the other Loan Documents constitute the legal, valid and binding obligations of the Borrowers and the Guarantors who are signatories thereto, enforceable against the Borrowers and the Guarantors in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

         SECTION 4.21.  STUDIO AND TOWER SITES.

         SCHEDULE 4.21 hereto completely and accurately lists for each Borrower all real estate owned by such Borrower and each real estate location utilized by such Person as a studio, transmitter or tower site in the operation of any of the Stations. As to each such site, SCHEDULE 4.21 sets forth (a) the name(s) of the record owner(s) of such site, (b) in the case of each leased site, the date of the Lease (and all amendments thereto), the expiration date thereof and the terms of any applicable renewal or extension options exerciseable unilaterally by the tenant thereunder, (c) the street address of such site, and
(d) the legal description for such site.

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

         SECTION 4.22. MARGIN STOCK. The Borrowers do not own or have any present intention of acquiring any "margin stock" within the meaning of Regulation U (12 CFR Part 221), of the Board of Governors of the Federal Reserve System (herein called "MARGIN STOCK").

         SECTION 4.23. INVESTMENT COMPANY ACT. None of the Borrowers is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         SECTION 4.24. LABOR MATTERS. None of the Borrowers or Guarantors is experiencing any strike, labor dispute, slow down or work stoppage due to labor disagreements which could reasonably be expected to have a Material Adverse Effect; there is no such strike, dispute, slow down or work stoppage threatened against any of the Borrowers or Guarantors; and none of the Borrowers or Guarantors is subject to any collective bargaining or similar arrangements.

         SECTION 4.25. ORIGINAL AGREEMENT. The Borrowers hereby confirm and repeat to each of the Agent and the Lenders each of the representations and warranties set forth in the Original Loan Agreement and in the certificates delivered to AT&T-CFC in connection with the advances made by AT&T-CFC thereunder, each of which representations and warranties was true and correct in all material respects as of the date made and is true and correct in all material respects as of the date hereof (except to the extent modified by this Agreement).

V.       FINANCIAL COVENANTS.

         The Borrowers covenant and agree to and with each of the Lenders, the Agent and the Co-Agent that, so long as any Lender has any obligation to extend credit to the Borrowers, or any of them, hereunder, or there remains outstanding any portion of the principal of, or interest on, the Notes, or any of them, or there remains outstanding any other Indebtedness of the Borrowers or the Parent, or any of them, to any Lender (including all outstanding and unpaid fees and expenses and all outstanding Letters of Credit), whether now existing or arising hereafter and whether under this Agreement, the Notes, the Security Documents or otherwise, the Borrowers will, and, as applicable, will cause their Subsidiaries to:

         SECTION 5.01.  TOTAL DEBT TO ADJUSTED BROADCAST CASH FLOW.

         Maintain on a combined basis for each period of twelve (12) consecutive months ending on the respective dates indicated below, a ratio of the Companies' Total Debt to the Companies' combined Adjusted Broadcast Cash Flow for such period of not more than the respective ratios set forth below:

 For Twelve Month Period Ending on          Ratio of Total Debt to Adjusted
the last day of Each Fiscal Quarter           Broadcast Cash Flow to be
      During Period Indicated:                      not more than:
      ------------------------                      --------------

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

     Closing Date through December 31, 1997                     6.00:1.00
     Calendar Year Ending December 31, 1998                     5.25:1.00
     Calendar Year Ending December 31, 1999                     4.50:1.00
     Calendar Year Ending December 31, 2000                     3.75:1.00
   Calendar Year Ending December 31, 2001 and                   3.00:1.00
                   thereafter

         For the purposes of this SECTION 5.01, the ratios required to be calculated as of June 30, 1997, and September 30, 1997, shall include, as an addition to Adjusted Broadcast Cash Flow pro forma cost savings of $350,000 and $200,000, respectively.

         SECTION 5.02.  TOTAL INTEREST EXPENSE COVERAGE.

         Maintain on a combined basis a ratio of (a) the Companies' combined Adjusted Broadcast Cash Flow to (b) the Companies' Total Interest Expense, of not less than the respective ratios set forth below for each period of twelve
(12) months ending on the last day of each Fiscal Quarter, commencing June 30, 1997 indicated below:

                                             Ratio of Adjusted Broadcast
Last Day of Each Fiscal Quarter during       Cash Flow to Total Interest
         Period Indicated:                   Expense to be not less than:
         -----------------                   ----------------------------
 Closing Date through December 31, 1998                2.00:1.00
      From and After January 1, 1999                   2.50:1.00

         SECTION 5.03.  FIXED CHARGE COVERAGE RATIO; WORKING CAPITAL RATIO.

         (a) Maintain on a combined basis at all times a ratio of (i) the Borrowers' combined Broadcast Cash Flow plus available cash on hand (in an amount not to exceed $2,000,000.00, exclusive of any Cash Collateral Deposits) for the preceding twelve (12) months to (iii) the Borrowers' Fixed Charges during such period of not less than 1.05:1.00.

         (b) Maintain on a combined basis at all times a ratio of the Borrowers' combined Current Assets to their combined Current Liabilities of not less than 1.50:1.00.

         SECTION 5.04.  CAPITAL EXPENDITURES.

         Not make or incur Capital Expenditures without the prior approval of the Majority Lenders in excess of (a) One Million Dollars ($1,000,000.00) in the aggregate on a combined basis as to all Borrowers during each of Fiscal Years ending December 31, 1997 and 1998, or (b) Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate on a combined basis as to all Borrowers, in each Fiscal Year commencing with Fiscal Year ending December 31, 1999.

         SECTION 5.05.  CORPORATE OVERHEAD.

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

         (a) Be permitted to make and may make payments in respect of Corporate Overhead (exclusive of dividend payments) only so long as

                  (i) (y) at the time of each such payment, after giving effect thereto, neither an Event of Default nor an Unmatured Event of Default exists or will occur as a result of such payment, by reason of a default in the performance of the Borrowers' obligations under SECTION 5.01, 5.02 or 5.03 hereof or otherwise, and (z) the aggregate amount of all such Corporate Overhead payments (exclusive of dividends to the Parent to the extent permitted by SECTION 5.06, but including, without limitation, the payments described in
SECTION 5.05(B)) shall not exceed Two Million Dollars ($2,000,000.00) during Fiscal Year ending December 31, 1997, or in each subsequent Fiscal Year, one hundred five percent (105%) of the maximum amount permitted to be paid under this CLAUSE (Z) during the immediately preceding Fiscal Year; or

                  (ii) if at the time of such payment, after giving effect thereto, the conditions set forth in the preceding paragraph (i) are not satisfied, the aggregate amount of all Corporate Overhead payments (exclusive of dividends to the Parent to the extent permitted by SECTION 5.06 but including, without limitation, the payments described in SECTION 5.05(B)) shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) during Fiscal Year ending December 31, 1997, or in each subsequent Fiscal Year, one hundred five percent (105%) of the maximum amount permitted to be paid under this paragraph (ii) during the preceding Fiscal Year. Corporate Overhead payments in respect of dividends shall be subject to SECTION 5.06(B).


         (b) Subject in all respects to the SCMC Subordination Agreements, not pay consulting fees or other sums to SCMC or SFX Broadcasting or any other Person in any Fiscal Year in excess of (i) $500,000 in the aggregate as to the Borrowers and the Parent, plus (ii) any reasonable investment banking services fees earned by SCMC or SFX Broadcasting pursuant to Section 5 of the Amended and Restated Financial Consulting Agreement dated February 1, 1996, as amended by letter dated February 21, 1996, the Termination and Assignment Agreement dated April 15, 1996; provided that no such payment pursuant to this SECTION 5.05(B) shall be provided to the extent the $2,000,000 or $750,000 limitations (as applicable), set forth in SECTION 5.05(A), would be exceeded.

         SECTION 5.06.  RESTRICTED PAYMENTS.

         (a) Except as permitted by SECTION 5.05 OR 5.06(B) hereof, not directly or indirectly declare, order, pay or make any Restricted Payment or set aside any sum or property therefor.

         (b) Unless there shall have occurred and be continuing an Event of Default or an Unmatured Event of Default, or unless such an Event of Default or Unmatured Event of Default shall arise as a result of the payment hereinafter described,

                  (i) each Borrower may, to the extent otherwise permitted by applicable law, declare and pay dividends to the Parent in cash during and within seventy-five (75) days following the end of each calendar year as to which the Parent files a consolidated tax return with the Borrowers, in an amount not to exceed the lesser of (A) the product of the maximum marginal corporate Federal income tax rate plus the maximum marginal corporate State income tax rate times the taxable income of such Borrower for such calendar year (taxable income being the amount which would be reported on a Federal income tax return for a C corporation [Form 1120 S or comparable form]), or (B) such Borrower's allocable share of the Parent's total income tax liability for such calendar year based on such consolidated tax return;

                  (ii) the Borrowers may, to the extent otherwise permitted by applicable law, declare and pay dividends to the Parent to the extent necessary to enable the Parent to make current preferred dividend payments in respect to the Preferred Stock; and

                  (iii) the Borrowers may to the extent otherwise permitted by law, declare and pay dividends in addition to those permitted by the preceding paragraphs (i) and (ii) if at the time of such declaration and payment, after giving effect thereto, the Companies' Leverage Ratio is less than or equal to 3.0:1.0.

         SECTION 5.07.  PINNACLE SPORTS SELLER DEBT.

         Not permit the aggregate principal amount of all Indebtedness of TSPN and TSPI to Dale M. Jensen and Paul R. Aaron to exceed $3,700,000, and not make payments in respect thereof in any Fiscal Year except from the Excess Cash Flow of the Borrowers, TSPN, TSPI and Pinnacle Sports from the preceding Fiscal Year after having provided the Managing Agents with a certificate evidencing and confirming pro forma compliance with all covenants contained herein, after giving effect to such payment.

VI.      AFFIRMATIVE COVENANTS

         Each Borrower covenants and agrees to and with each of the Lenders, the Agent and the Co-Agent that, so long as any Lender has any obligation to extend credit to any Borrower hereunder, or there remains outstanding any portion of the principal of, or interest on, the Notes, or any of them, or there remains outstanding any other Indebtedness of the Borrowers or the Parent, or any of them, to any of the Lenders (including all outstanding fees and expenses and outstanding Letter of Credit), whether now existing or arising hereafter and whether under this Agreement, the Notes, or otherwise, each Borrower will, and will cause each of its Subsidiaries to:

         SECTION 6.01.  PRESERVATION OF ASSETS; COMPLIANCE WITH LAWS, ETC.

         (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence as a corporation, and all material rights, licenses, permits and franchises (including all Licenses) and comply in every material respect with all laws and regulations applicable to it and all material agreements to which it is a party, the violation of which could have a Material Adverse Effect;

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

         (b) At all times maintain, preserve and protect all material trade names (including the call letters of the Stations); and

         (c) Preserve all the remainder of its material property used or useful in the conduct of its business and keep the same in good repair, working order and condition (reasonable wear and tear and damage by fire or other casualty excepted), and from time to time, make or cause to be made all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         SECTION 6.02.  INSURANCE.

         (a) Keep all of its insurable properties now or hereafter owned adequately insured at all times against loss or damage by fire or other casualty (including flood, to the extent such property is in a flood plain) to the extent customary with respect to like properties of companies conducting similar businesses; maintain commercial general liability, broadcaster's liability, auto liability and worker's compensation insurance insuring such Borrower to the extent customary with respect to companies conducting similar businesses, and maintain business interruption insurance with extra expense in respect of the Stations and the broadcasting businesses conducted by the Borrower, in amount and form acceptable to the Agent, in each case issued by financially sound and reputable insurers, and furnish to the Agent satisfactory evidence of the same prior to closing and on or before any expiration date with respect to such insurance; notify the Agent of any material change in the insurance maintained on the Borrower's properties after the date hereof and furnish the Agent satisfactory evidence of any such change; maintain insurance with respect to its tower, transmission and studio facilities and related equipment and other insurable properties in an amount equal to the full replacement cost thereof; provide that each insurance policy shall: (a) as appropriate, name the Agent, on behalf of the Lenders, as an additional insured and/or as loss payee pursuant to a so-called "standard mortgagee clause", (b) provide that no action of the Borrowers or any tenant or sub-tenant shall void such policy as to the Agent or the Lenders, and (c) provide that the Agent shall be notified of any proposed cancellation of such policy at least thirty
(30) days in advance thereof and that the Agent or the Lenders will have the opportunity to correct any deficiencies justifying such proposed cancellation. In the event that such Borrower shall default in the performance of its obligations under this SECTION 6.02, the Agent or any of the Lenders may, at its option, effect such insurance coverage with an insurer acceptable to the Agent and add the premium(s) paid therefor to the principal amount of the indebtedness incurred pursuant hereto, and the amount of such premium shall be payable by the Borrower on demand with interest thereon at the highest rate payable hereunder. In the event of a property or casualty loss, the Agent may deliver to the Borrower the proceeds of any insurance thereon, provided that
(i) the Borrower shall use such proceeds for the restoration or replacement of the property or asset which was the subject of such loss, (ii) the Borrower shall have demonstrated to the reasonable satisfaction of the Agent that such property or asset will be restored to substantially its previous condition or will be replaced by substantially identical property or assets, and (iii) if the Lenders had a security interest in and lien upon the property or asset which was the subject of such loss, the Lenders shall have received if requested by it, a favorable opinion from the Borrower's counsel, in form and substance satisfactory to the

Agent, as to the priority of the Lenders' security interests in and lien upon such restored or replaced property or asset. Notwithstanding the foregoing, in lieu of delivering such proceeds to the Borrower, the Agent shall have the right (x) to retain such proceeds for the purpose of making disbursement thereof to any contractors, subcontractors and materialmen to whom payment is owed in connection with such restoration, or (y) to apply such proceeds in payment of the Notes and all other outstanding Senior Debt in the event of a total casualty loss to the insured properties.

         (b) Maintain in effect at all times the Life Insurance and cause such Life Insurance to be collaterally assigned to the Agent for the benefit of the Lenders pursuant to the Life Insurance Assignment.

         SECTION 6.03.  TAXES, ETC.

         Pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Borrower shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and it shall have set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim, so contested; and provided, further that, in any event, payment of any such tax, assessment, charge, levy or claim shall be made before any of its property shall be seized or sold in satisfaction thereof.

         SECTION 6.04.  NOTICE OF PROCEEDINGS, DEFAULTS, ADVERSE CHANGE, ETC.

         Promptly (and in any event within five days of the Borrower's discovery thereof) give written notice to each of the Lenders of (a) any proceedings instituted or threatened by or in any federal, state or local court or before any commission or other regulatory body, whether federal, state or local, which, if adversely determined, could have a Material Adverse Effect;
(b) any notices of default received by the Borrower (together with copies thereof, if requested by any Lender) with respect to alleged defaults under or violations of any of its material licenses, permits or franchises (including the Licenses), or any material agreements to which the Borrower is a party or any alleged defaults with respect to any evidence of material Indebtedness of the Borrower or any mortgage, indenture or other agreement relating thereto;
(c) any material adverse change in the condition, financial or otherwise, of the Borrower, or (d) the occurrence of any Event of Default or Unmatured Event of Default.

         SECTION 6.05.  FINANCIAL STATEMENTS AND REPORTS.

         Furnish to the Agent (with a copy to be sent by the Borrower to each of the Co-Agent and the Lenders):

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         (a) Within one hundred twenty (120) days after the end of each Fiscal
Year, (i) the audited consolidated balance sheet and statements of income, changes in financial position and sources and uses of funds of the Parent, TSPN, TSPI, Pinnacle Sports, and the Borrowers, together with supporting schedules and the auditor's work papers for each of the Borrowers supporting the consolidation, prepared and certified by independent certified public accountants selected by the Parent and reasonably acceptable to the Majority Lenders (the "ACCOUNTANTS"), the form of such statements to be satisfactory to the Majority Lenders and otherwise in form and substance satisfactory to the Majority Lenders, showing the individual financial condition of each of the Borrowers, TSPN, TSPI, Pinnacle Sports and the Parent at the close of such Fiscal Year and the results of operations during such year, and containing a statement to the effect that such Accountants have examined the provisions of this Agreement and that, to the best of their knowledge, no Event of Default or Unmatured Event of Default has occurred (or, if such an event has occurred, a statement explaining its nature and extent); provided, however, that in issuing such statement, such Accountants shall not be required to exceed the scope of normal auditing procedures conducted in connection with their opinion referred to above; and (ii) a consolidating schedule of the Borrowers' year-end financial statements prepared by the Parent in form acceptable to the Majority Lenders;

         (b) Within fifty (50) days after the end of each month, (i) each Borrower's and Parent's statements of income, together with supporting schedules, prepared by each Borrower and Parent, as applicable, and certified by its chief financial officer, such statements of income to be for the month then ended and the period from the beginning of the then current Fiscal Year to the end of such month (in each case subject to normal audit and year-end adjustments), and (ii) its quarterly accounts receivable and accounts payable reports in form and scope acceptable to the Majority Lenders;

         (c) Within fifty (50) days after the end of each Fiscal Quarter (i) a quarterly consolidating balance sheet and statements of income of the Parent, TSPN, TSPI, Pinnacle Sports and the Borrowers, prepared by the Parent and the Borrowers and certified by their chief financial officer, such financial statements to be as of the end of such Fiscal Quarter, and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, (ii) consolidated and consolidating financial statements for the Borrowers for the trailing twelve (12) month period ending on the last day of such Fiscal Quarter, including statements of income for such period, prepared by the Borrowers and certified by their chief financial officer; (iii) a certificate in the form of EXHIBIT E hereto signed by the chief financial officer of each Borrower setting forth the calculations contemplated in ARTICLE V of this Agreement, and certifying as to the fact that such Persons have examined the provisions of this Agreement and that no Event of Default or Unmatured Event of Default has occurred (or, if such an event has occurred, a statement explaining its nature and extent and setting forth the steps the Borrowers propose to take to cure or prevent any Event of Default), and (iv) listings of Trades and the accounts payable and Trades and the accounts receivable of each Borrower;

         (d) Promptly upon circulation or filing thereof, copies of any material written reports issued by any Borrower or the Parent to any of its stockholders, partners or any material creditors relating to such Borrower's or Parent's financial condition;

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

         (e) Within ten (10) days after the receipt or filing thereof by the Parent, the Borrower or any Affiliate of the Borrower, copies of (i) any registration statements, prospectuses and any amendments and supplements thereto, and any regular and periodic reports (including, without limitation, reports on Form 10-K, Form 10-Q or Form 8-K), if any, filed by any of such Persons with any securities exchange or commission or with the United States Securities and Exchange Commission ("SEC"), and (ii) any letters of comment or correspondence with respect to filings or compliance matters sent to any of such Persons by any such securities exchange or commission or the SEC in relation to the Parent, the Borrower or such Affiliate and its respective affairs;

         (f) Promptly upon their becoming available, and in any event within thirty (30) days following receipt thereof, (i) subject to the provisions of
SECTION 6.11 hereof, all Arbitron and other ratings reports applicable to the Borrowers with respect to the radio broadcast markets in which the Stations are located and to which the Borrowers subscribe, and (ii) copies of all material contracts relating to the Stations;

         (g) Promptly upon their becoming available, and in any event within five (5) days after the receipt or filing thereof by a Borrower, copies of any periodic or special reports filed by such Borrower with the FCC, if such reports indicate any material change in the business, operations, affairs or condition of such Borrower or if copies thereof are requested by any Lender, and copies of any material notices and other material communications from the FCC which specifically relate to any Borrower, any Station or any License;

         (h) At least thirty (30) days prior to the beginning of each Fiscal Year, a budget for each Borrower and the Parent for such Fiscal Year containing projections of income and expenses in form acceptable to the Managing Agents and prepared on a basis consistent with projected results for such period provided to and relied upon by the Lenders in approving the Loans and establishing the covenants set forth in ARTICLE V hereof;

         (i) Promptly upon receipt thereof, and in any event within five (5) days after such receipt, copies of all correspondence and notices received by the Borrowers from the Internal Revenue Service relating to any adverse action or determination by the Internal Revenue Service in respect to each Borrower's tax status under the Code;

         (j) As soon as reasonably possible and in any event within ten (10) days after request therefor, such other information regarding the operations, assets, business, affairs and financial condition of the Borrowers as any Lender may reasonably request from time to time, including, without limitation, accounts payable and receivable reports.

         SECTION 6.06.  INSPECTION.

         Permit employees, agents and representatives of the Agent and the Lenders to inspect, during normal business hours, the Premises and the Borrower's books and records and to make abstracts or reproductions thereof.

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         SECTION 6.07.  ACCOUNTING SYSTEM.

         Maintain a standard system of accounting in accordance with generally accepted accounting principles consistently applied and maintain the Fiscal Year as its fiscal year.

         SECTION 6.08.  NOTICE OF PURCHASE OF REAL ESTATE AND LEASES.

         Subject to SECTION 7.13 hereof, promptly notify the Agent in the event that the Borrower shall purchase any real estate or enter into any Lease of real estate or of equipment material to the operation of the Stations, supply the Lenders with a copy of the related purchase agreement or of such Lease, as the case may be, and, without limiting the generality of SECTION 2.05, if requested by the Managing Agents, execute and deliver, or cause to be executed and delivered, to the Agent on behalf of the Lenders a deed of trust or mortgage or assignment, together with landlord consents, in the case of leased property, satisfactory in form and substance to the Lender, granting a valid first lien on such property (subject to the provisions of SECTIONS 2.05 and 7.02).

         SECTION 6.09.  ADDITIONAL ASSURANCES.

         From time to time hereafter, execute and deliver or cause to be executed and delivered, such additional instruments, certificates and documents, and take all such actions, as the Agent shall reasonably request for the purpose of implementing or effectuating the provisions of this Agreement, the Notes, the Security Documents and the other Loan Documents, and upon the exercise by the Agent of any power, right, privilege or remedy pursuant to this Agreement or the Security Documents which requires any consent, approval, registration, qualification or authorization of any governmental authority or instrumentality, exercise and deliver all applications, certifications, instruments and other documents and papers that the Agent may be so required to obtain.

         SECTION 6.10.  ENVIRONMENTAL INDEMNIFICATION.

         In respect of all environmental matters:

         (a) comply strictly and in all respects with the requirements of all federal, state, and local Environmental Laws; notify the Agent promptly in the event of any spill, release or disposal of Hazardous Material on, or hazardous waste pollution or contamination affecting, the Premises; forward to the Agent promptly any notices relating to such matters received from any governmental agency; and pay promptly when due any fine or assessment against the Premises;

         (b) promptly notify the Agent upon becoming aware of any fact or change in circumstances that would or reasonably could be expected to cause any of the representations and warranties contained in SECTION 4.19 hereof to cease to be true for any time before all Senior Debt is paid in full;

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

         (c) not become involved, and will not permit any tenant of the Premises to become involved, in any operations at the Premises generating, storing, disposing, or handling Hazardous Material or any other activity that could lead to the imposition on the Agent or any of the Lenders, Borrower or the Premises of any liability or lien under any Environmental Laws;

         (d) immediately contain and remove any Hazardous Material found on the Premises, which work must be done in compliance with applicable Environmental Laws and at the Borrower's expense; and the Borrower agrees that the Agent or the Majority Lenders have the right, at their sole option but at the Borrower's expense, to have an environmental engineer or other representative review the work being done;

         (e) promptly upon the request of the Agent or the Majority Lenders, based upon the reasonable belief that a hazardous waste or other environmental problem exists with respect to the Premises, provide the Lenders with an environmental site assessment report or an update of any existing report, all in scope, form and content and performed by such company as may be reasonably satisfactory to the Agent or the Majority Lenders; and

         (f) indemnify, protect, defend, and hold harmless the Agent and each Lender and each of its Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the "INDEMNITEES") from and against any and all liabilities, obligations, losses, damages (including, without limitation, consequential damages), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential) now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against the Borrower, the Agent, any of the Lenders, or the Premises. The provisions of this SECTION 6.10(F) shall continue in effect and shall survive (among other things) any termination of this Agreement, payment and satisfaction of the Notes, and release of any Collateral.

         SECTION 6.11.  RATINGS REPORTS.

         Subscribe to and maintain in full force and effect at all times (to the extent the same may be available) at Borrower's expense not less than one rating report service covering each of the radio broadcast markets in which the Stations are located.

         SECTION 6.12.  ACCOUNTS PAYABLE.

         Pay its accounts payable on an average of not later than sixty (60) days following their respective due dates; provided, however, that the Borrower shall not be required to pay any account payable so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside adequate reserves with respect thereto.

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

         SECTION 6.13.  INTEREST RATE PROTECTION.

         (a) Within ninety (90) days after the Closing Date, enter into, and, thereafter during periods when either (i) an Event of Default or Unmatured Event of Default exists, or (ii) the Borrowers' Leverage Ratio for the prior twelve (12) consecutive months is greater than or equal to 3.5:1.0, maintain in full force and effect, one or more Rate Hedging Agreements containing terms and conditions reasonably satisfactory to the Managing Agents generally prevailing at such time and sufficient to ensure that at least fifty percent (50%) of the aggregate principal amount of the Tranche A Loans and Tranche B Loans then outstanding is protected at all times against increases in the applicable Base Rate, LIBOR Rate or WSJ LIBOR Rate for a term extending for at least two (2) years. Such Rate Hedging Agreements shall protect against increases in six-month LIBOR above seven and one-half percent (7.50%) per annum.

         (b) At least five (5) Business Days prior to the execution of any such Rate Hedging Agreement, provide the form thereof to the Managing Agents for their review and approval, and concurrently with the execution thereof, deliver to the Managing Agents copies of each such executed Rate Hedging Agreement, including any and all amendments thereto and substitutions therefor and such other documentation relating thereto as the Managing Agents may from time to time request.

         SECTION 6.14.  APPRAISALS.

         If any Lender determines in good faith that it is required, by applicable law or by the Comptroller of the Currency or any other Governmental Authority, to obtain appraisals as to the market value of any Collateral, obtain such appraisals, at the sole cost and expense of the Borrower and in conformity with all requirements of applicable law, as in effect from time to time.

         SECTION 6.15.  RECOMMENDED CORRECTIVE ACTION.

         Within six (6) months of the Closing Date, complete to the reasonable satisfaction of the Agent all corrective actions described in SCHEDULE 6.15.

         SECTION 6.16.  USE OF LOAN PROCEEDS.

         Use and expend the proceeds of each Advance solely in accordance with the requirements of this Agreement.

         SECTION 6.17.  LICENSE SUBSIDIARIES.

         Not later than ten (10) Business Days after the Closing Date, provide the Agent with evidence satisfactory to the Agent that each Borrower has incorporated a wholly-owned subsidiary of such Borrower created for the purpose of holding all FCC Licenses used by such Borrower, and not later than sixty
(60) days after the Closing Date, provide the Agent with evidence satisfactory to the Agent, that each Borrower has, in accordance with applicable law,

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

transferred all of its FCC Licenses to such subsidiary (individually, a "License Subsidiary", and collectively, the "License Subsidiaries"). Within ten
(10) days of their incorporation, the License Subsidiaries shall execute Guarantees and Security Documents in form and substance acceptable to the Managing Agents pursuant to which the License Subsidiaries shall guarantee the payment of all Senior Debt, shall grant security interests to the Agent and the Lenders on all of their respective assets, and shall agree to such affirmative and negative covenants as the Managing Agents shall reasonably require to prohibit the incurring of additional Indebtedness and liens and engaging in any other business by such License Subsidiaries. The Borrowers shall provide the Agent promptly with the satisfactory opinions of the Borrowers' counsel and FCC counsel, and satisfactory lien searches, with respect to the transactions contemplated by this SECTION 6.17.

VII.     NEGATIVE COVENANTS

         Each Borrower covenants and agrees to and with each of the Lenders, the Agent and the Co-Agent that, so long as any Lender has any obligation to extend credit to any Borrower hereunder, or there remains outstanding any portion of the principal of, or interest on, the Notes, or any of them, or there remains outstanding any other Indebtedness of the Borrowers or the Parent, or any of them, to any Lender (including all outstanding fees and expenses and outstanding Letter of Credit), whether now existing or arising hereafter and whether under this Agreement, the Notes, or any of them, or otherwise, unless the Majority Lenders shall otherwise consent in writing, it will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly:

         SECTION 7.01.  INDEBTEDNESS.

         Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness or liability, whether direct, indirect or contingent, except:

         (a) Indebtedness to the Lenders under this Agreement, the Notes, the Guarantees and otherwise;

         (b) Indebtedness with respect to trade obligations and other normal accruals in the ordinary course of business; provided, however, that the aggregate unpaid balance of all such obligations and accruals outstanding and owed by the Borrowers and the Parent shall not exceed $500,000.00 at any time;

         (c) Indebtedness under Capital Leases and Purchase Money Security Agreements relating to the purchase price of office equipment and non-essential broadcasting equipment to be used in the business of the Borrower, to the extent such Indebtedness was permitted by SECTION 5.04 hereof at the time incurred; provided, however, that the aggregate unpaid principal balance of all Indebtedness (i) owed by the Parent and/or the Borrowers and permitted by this paragraph (c) shall not exceed $500,000 outstanding at any time, or (ii) owed by the Borrowers individually and permitted by this paragraph (c) shall not exceed at any time the respective amounts set forth in SCHEDULE 7.01 hereto;

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         (d) Indebtedness to any Affiliate, provided that such Indebtedness is subject to the applicable Affiliate Subordination Agreement;

         (e) Indebtedness existing on the date hereof and described in SCHEDULE
7.01 attached hereto; provided, however, that the terms of such Indebtedness shall not be modified or amended, nor shall payment thereof be extended, without the prior written consent of the Majority Lenders;

         (f) Indebtedness in respect of endorsements of negotiable instruments for collection in the ordinary course of business;

         (g) Rate Hedging Obligations incurred pursuant to the Rate Hedging Agreements required by SECTION 6.13; and

         (h) Subordinated Debt specifically consented to by the Majority Lenders and which is subordinated in writing in all respects in form and substance acceptable to the Majority Lenders, with full subordination and standstill provisions.

         SECTION 7.02.  LIENS.

         Create, incur, assume, suffer or permit to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or capital stock, now or hereafter owned, other than:

         (a) liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which it shall have set aside on its books adequate reserves;

         (b) deposits under workmen's compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or Leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds arising in the ordinary course of business;

         (c) liens imposed by law, such as carriers', warehousemen's or mechanics' liens, incurred by it in good faith in the ordinary course of business, and liens with respect to judgments but only to the extent that (i) any such judgment does not otherwise constitute an Event of Default pursuant to CLAUSE (M) of ARTICLE VIII, and (ii) either (A) such lien is not prior or senior to any of the liens granted to the Lenders and the Agent pursuant to the Security Documents, or (B) such lien attaches solely to property of the Borrower, if any, with respect to which the Lenders and the Agent do not have a lien;

         (d) security interests and liens in favor of the Lenders and the Agent;

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

         (e) Capital Leases described in SECTION 7.01(C) and security interests granted by Purchase Money Security Agreements to the extent permitted by
SECTION 7.01(C), provided that each such lien shall at all times be limited solely to the item or items of property so acquired;

         (f) restrictions, easements and minor irregularities in title which do not and will not interfere with the occupation, use and enjoyment by the Borrower of such properties and assets in the normal course of its business as presently conducted or materially impair the value of such properties and assets for the purpose of such business;

         (g) security interests and liens securing the Indebtedness permitted by SECTION 7.01(E) to the extent set forth in said SCHEDULE 7.01; and

         (h) any other liens existing on the date hereof and described in
SCHEDULE 7.02 attached hereto.

         SECTION 7.03.  DISPOSITION OF ASSETS.

         Sell, lease, transfer or otherwise dispose of any of its properties, assets, rights, Licenses or franchises to any person, except in connection with the replacement of equipment with other equipment of at least equal utility and value (provided that the Lenders' and Agent's liens upon such newly-acquired equipment have the same priority as the Agent's and the Lenders' liens upon the replaced equipment) and the disposition without replacement of obsolete assets not material, individually or in the aggregate, to the operation of its business; provided, however, that in no event shall a Borrower sell, lease, transfer or dispose of any material portion of the assets of, or enter into any time brokerage agreement, local marketing agreement or similar arrangement in respect of, a Station without the prior written consent of all of the Lenders, which consent shall not be unreasonably withheld; provided, however, that the aggregate fair market value of all assets and properties so conveyed by the Borrowers shall not exceed Two Million Dollars ($2,000,000.00) during the term of this Agreement unless otherwise consented to in writing by all Lenders. The Net Sales Proceeds to be received upon sale of any Station (any Station sold with the Lenders' written consent is herein referred to as a "TRANSFERRED STATION") shall be applied to payment of the Senior Debt; provided, however, that if the Parent requests use of the Net Sale Proceeds of a Transferred Station for the purchase by a Borrower of one or more additional radio broadcast stations (the "SUBSTITUTED STATIONS"), then the Lenders agree to allow such proceeds to be used by such Borrower for such purpose (such proceeds to be held by the Co-Agent in an interest-bearing account to be established and then agreed upon by the Borrowers and the Co-Agent and pledged to the Lenders pending satisfaction of such requirements) conditional upon the satisfaction of each of the following requirements:

                  (i) no Event of Default or Unmatured Event of Default shall have occurred and be continuing as of the date of such sale or as of any date thereafter prior to consummation of such acquisition of the Substituted Station;

                  (ii) the Majority Lenders shall have received and approved up-to-date financial statements for the Substituted Station(s), in form and substance acceptable to the

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Majority Lenders confirming to the Majority Lenders' reasonable satisfaction that the financial condition of the Substituted Station(s) is not less favorable than the Transferred Station(s) sold by the Borrower;

                  (iii) the acquisition of the Substituted Station(s) is consummated pursuant to a Final Order approving such acquisition, within one hundred eighty (180) days of the sale of the Transferred Station(s); and

                  (iv) the Parent and the Borrowers shall have complied in all respects with the provisions of SECTION 7.04, and shall have executed and/or delivered to the Lenders and the Agent such additional Security Documents and opinions as the Majority Lenders and the Agent may reasonably require to evidence and confirm the satisfaction of the foregoing requirements and the requirements of SECTION 2.09 hereof with respect to the Substituted Station(s), including, without limitation, the grant to the Agent and the Lenders of a first priority perfected security interest and lien on all assets of the Substituted Station(s).

         SECTION 7.04.  FUNDAMENTAL CHANGES; ACQUISITIONS.

         (a) (i) Form any subsidiary (other than the License Subsidiaries) or otherwise change the legal structure or organization of any Borrower; (ii) permit or suffer any material amendment of its corporate charter, articles of incorporation or by-laws; (iii) permit or suffer any amendment of any other agreement which could have a Material Adverse Effect; (iv) dissolve, liquidate, consolidate with or merge with, or otherwise acquire any radio broadcast property (other than KFAB/KGOR) or all or any substantial portion of the ownership interests or assets or properties of any corporation, partnership or other entity or any other material assets (in each case, an "ACQUISITION"), other than pursuant to Permitted Acquisitions and Capital Expenditures permitted hereunder and other than purchases of inventory and supplies in the ordinary course of business; or (v) redeem any capital stock, except for redemption effected solely by the issuance of securities (A) in respect of which the Borrowers or Companies have no obligation to redeem or to pay cash distributions or dividends or to accord any other preferential treatment, (B) the issuance of which does not result in any Event of Default and (C) which shall have been collaterally assigned or pledged to the Agent as required hereunder.

         (b) As used herein, the term "PERMITTED ACQUISITION" shall mean any Acquisition made after the Closing Date by any Borrower of radio broadcast properties, provided that, in each case, the following conditions shall have been satisfied in full:

                  (A) If such Acquisition involves the purchase of stock or other ownership interests, the same shall be effected in such a manner as to assure that the acquired entity is promptly merged into the Borrower, with the Borrower being the surviving entity;

                  (B) (1) No later than thirty (30) days prior to the consummation of any such Acquisition or, if earlier, ten (10) Business Days after the execution and delivery of the related Acquisition Agreement, the Borrower shall have delivered to the Agent (in sufficient copies for all the Lenders) copies of executed counterparts of such Acquisition Agreement, together with all

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Schedules thereto, the forms of any additional agreements or instruments to be executed at the closing thereunder (to the extent available), and all applicable financial information, including historical financial statements, a detailed Capital Expenditures budget and ten (10) year projections, updated to reflect such Acquisition and any related transactions, and a description of the properties accompanied by applicable market rating books and other information as the Managing Agents shall require, (2) promptly following a request therefor, the Borrower shall have delivered to the Agent (with copies for all of the Lenders) copies of such other documents relating to such Acquisition as any Lender shall have reasonably requested, (3) all of the foregoing shall be satisfactory to the Lenders, in their sole and absolute discretion, and (4) promptly following the consummation of such Acquisition, the Borrower shall have delivered to the Agent (with copies for all of the Lenders) certified copies of the agreements, instruments and documents referred to above, to the extent the same have been executed and delivered at the closing under such Acquisition Agreement;

                  (C) The aggregate Purchase Price payable by the Borrower in connection with such Acquisition (other than earn-outs, customary post-closing adjustments, escrows, holdbacks, indemnities and Seller notes permitted by the Majority Lenders) shall be payable in full on the date of such Acquisition;

                  (D) The Borrower shall not, in connection with any such Acquisition, assume or remain liable with respect to any Indebtedness (including any material tax or ERISA liability) of the related Seller, except
(i) to the extent permitted under SECTION 7.01 and (ii) obligations of the Seller incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by the Borrower hereunder shall be paid in full or released as to the assets being so acquired on or before the consummation of such Acquisition;

                  (E) All other assets and properties acquired in connection with any such Acquisition shall be free and clear of any liens, charges and other encumbrances other than as permitted under SECTION 7.02;

                  (F) The Borrower shall have complied with all of the provisions of SECTIONS 2.09, 3.02 AND 3.03 including the execution and delivery of such additional agreements, instruments, certificates, documents, consents, environmental site assessments, opinions and other papers as the Majority Lenders may require;

                  (G) Immediately prior to any such Acquisition and after giving effect thereto, no Event of Default or Unmatured Event of Default shall have occurred or be continuing, including any default under the provisions of
ARTICLE V, (1) determined on a pro forma basis as of the end of and for the fiscal quarter most recently ended prior to the date of such Acquisition for which financial statements are required to be provided (and have been so delivered) under SECTION 6.05 and (2) as reflected in the Borrower's updated Projections referred to above, and the Borrower shall provide to the Agent and the Lenders a certificate signed on behalf of the Borrower by its chief financial officer demonstrating such compliance in reasonable detail;

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

                  (H) The Borrower's equityholders shall have made additional cash equity contributions to the Borrower with respect to such Acquisition in an aggregate amount sufficient to assure that the Borrower shall be in actual and pro forma compliance with all of its financial and other covenants and agreements under this Agreement and the other Loan Documents, as required above; and

                  (I) Any such Acquisition having a Purchase Price exceeding $500,000, individually, shall have been approved in writing by the Majority Lenders, in their sole and absolute discretion; and the aggregate Purchase Price of all Acquisitions shall not exceed $20,000,000 unless approved in writing by all Lenders, in their sole and absolute discretion.

         (c) Any Acquisition which is subject to the prior written consent of the Majority Lenders shall be in the sole and absolute discretion of such Lenders and shall be subject to any and all conditions designated by such Lenders in the exercise of such discretion, including without limitation, compliance with the provisions of SECTION 2.09 and the execution and delivery of such additional agreements, instruments, certificates, documents, consents, environmental site assessments, opinions and other papers as such Lenders and the Agent may require.

         SECTION 7.05.  MANAGEMENT.

         Turn over the management of its properties, assets, rights, licenses and franchises to any Person other than the Stockholders or, to the extent permitted by applicable FCC rules and regulations, a full-time employee of the Borrower.

         SECTION 7.06.  SALE AND LEASEBACK.

         Enter into any arrangements, directly or indirectly, with any Person whereby it shall sell or transfer any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property.

         SECTION 7.07.  INVESTMENTS.

         Except for Permitted Investments and Permitted Acquisitions, purchase, invest in or otherwise acquire or hold securities (including, without limitation, capital stock and interests in general or limited partnerships, either as a general or limited partner or otherwise) and evidences of indebtedness of, or make loans or advances to, or enter into any arrangement for the purpose of providing funds or credit to, any other Person.

         SECTION 7.08.  CHANGE IN BUSINESS.

         Engage, directly or indirectly, in any business other than that of operating the Stations.

         SECTION 7.09.  ACCOUNTS RECEIVABLE.

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         Sell, assign, discount or dispose in any way of any accounts receivable, promissory notes or trade acceptances held by the Borrower, with or without recourse, except for collection (including endorsements) in the ordinary course of business.

         SECTION 7.10.  TRANSACTIONS WITH AFFILIATES.

         Except as may be provided in or contemplated by SCHEDULE 2.10 hereto or otherwise specifically permitted by this Agreement, enter into any transaction, including, without limitation, the purchase, sale or exchange of property or assets or the rendering or accepting of any service with or to any Affiliate of the Borrower except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's business and upon terms not less favorable to the Borrower than it could obtain in a comparable arm's-length transaction with a third party other than such Affiliate.

         SECTION 7.11.  AMENDMENT OF CERTAIN AGREEMENTS.

         Amend or modify in any material respect any License, any agreement or instrument evidencing Subordinated Debt, or any material agreement listed in
SCHEDULE 4.14 to which the Borrower is a party, without the prior written consent of the Majority Lenders.

         SECTION 7.12.  ERISA.

         (a) Fail, or permit any Commonly Controlled Entity to fail, to comply with the requirements of ERISA with respect to any Employee Benefit Plan; (b) permit any funded Employee Pension Plan to lose its qualified status under
Section 401(a) or 403(a) of the Code; (c) fail, or permit any Commonly Controlled Entity to fail, to meet the minimum funding standards of Section 302 of ERISA and Section 412 of the Code; (d) fail, or permit any Commonly Controlled Entity to fail, to discharge any obligations to the PBGC with respect to the termination of an Employee Pension Plan or to any Multiemployer Plan on account of its withdrawal or partial withdrawal therefrom or allow to exist any event or condition which presents a substantial risk of Borrower incurring liability to the PBGC by reason of the termination of any Employee Pension Plan; (e) create or adopt, or permit any Commonly Controlled Entity to create or adopt, any new Employee Pension Plan without the prior written consent of the Majority Lenders; (f) modify, or permit any Commonly Controlled Entity to modify, any existing Employee Pension Plan so as to increase its obligations thereunder, except in the ordinary course of business consistent with past practice or with the prior written consent of the Majority Lenders;
(g) create or adopt any new Employee Welfare Plan or modify any existing Employee Welfare Plan, or permit any Commonly Controlled Entity to create or adopt any new Employee Welfare Plan or modify any existing Employee Welfare Plan, to provide continuing benefits or coverage for any participant (or beneficiary) after the termination of the participant's employment except as may be required by COBRA, regulations thereunder or applicable state statutory law or with the prior written consent of the Majority Lenders; or (h) engage, or permit any Commonly Controlled Entity to engage, in any transaction which would reasonably result in the assessment of a direct or indirect liability to Borrower or any Commonly Controlled Entity under Section 409 or 502 of ERISA or
Section 4975 of the Code.

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         SECTION 7.13.  ACQUISITION OF ASSETS.

         Except as otherwise specifically permitted by this Agreement, purchase or acquire any real property or additional broadcast properties (including any time brokerage or local marketing agreement) without the Majority Lenders' prior written consent.

         SECTION 7.14.  ILLEGAL ACTIVITIES.

         Engage in any conduct or activity, including, without limitation, a pattern of racketeering activity, that could subject any of the Borrower's assets to forfeiture or seizure.

         SECTION 7.15.  MARGIN STOCK.

         Use or permit the use of any of the proceeds of the Loans, directly or indirectly, for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any Margin Stock or for any other purpose which might constitute the transactions contemplated hereby a "purpose credit" within the meaning of Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System, or cause any Loan, the application of proceeds thereof or this Agreement to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or the Securities Exchange Act of 1934, as amended, or any rules or regulations promulgated under such statutes.

         SECTION 7.16.  NEGATIVE PLEDGES, ETC.

         Enter into any agreement (excluding this Agreement or any other Transaction Document) prohibiting (a) the Borrower from amending or otherwise modifying this Agreement or any other Transaction Document, or (b) the creation or assumption of any lien upon the properties, revenues or assets of the Borrower, whether now owned or hereafter acquired.

VIII.    DEFAULTS

         Each of the following events (each of which is herein sometimes called an "EVENT OF DEFAULT") shall constitute an Event of Default under this
Agreement:

         (a) any representation or warranty made in this Agreement, a Security Document, or any other Transaction Document, or in any report, certificate, financial statement or other instrument furnished in connection with this Agreement, or the borrowings hereunder, shall prove to be false or misleading in any material respect; or

         (b) default in the payment of any installment of the principal of a Note or the principal of any other Indebtedness of a Borrower to any Lender or to the Agent, whether now existing or hereafter arising, when the same shall become due and payable, whether at the due

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date thereof or at a date fixed for prepayment or by acceleration or otherwise, and continuation of such default for ten (10) days following the date such payment is due and payable; or

         (c) default in the payment of any fee, rental, expense, or other obligation payable by the Borrower to any Lender or any installment of any interest or premium on a Note or on or in respect of any other Indebtedness or Rate Hedging Obligation of a Borrower to any Lender or to the Agent, whether now existing or hereafter arising, when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or by acceleration or otherwise, and continuation of such default for ten (10) days following the date such payment is due and payable; or

         (d) default in the due observance or performance by any Person other than the Lenders or the Agent of any covenant, condition or agreement contained in ARTICLES II, III, V, VI AND VII of this Agreement, or in any Security Document, Loan Document or Rate Hedging Agreement and, in the case of a default under any Security Document, continuance of such default unremedied for more than the applicable period of grace, if any, specified thereon; or

         (e) default in the due observance or performance of any other covenant, condition or agreement, on the part of any Person other than the Lenders or the Agent to be observed or performed pursuant to the terms hereof or any other agreement by and between the Borrowers or Guarantors, or any of them, on the one hand and the Lenders and the Agent on the other, which default shall continue unremedied for thirty (30) days after the earlier to occur of
(i) a Borrower's discovery of such default, or (ii) written notice thereof from a Lender or the Agent to the Borrowers; provided, however, that if such default cannot be remedied, then such default shall be deemed to be an Event of Default as of the date of the occurrence thereof; or

         (f) for any reason any Security Document at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any material security interest or material lien granted pursuant thereto shall fail to be perfected, or any party thereto other than the Lenders or the Agent shall contest the validity of any material lien granted under, or shall seek to disaffirm or reduce its obligations under, any Security Document; or

         (g) any Event of Default, as defined in any Security Document and the continuance of such default unremedied for more than the applicable period of grace, if any, specified therein; or

         (h) default with respect to any Subordinated Debt or any other evidence of Indebtedness of a Borrower for borrowed money; default with respect to any other Indebtedness or under any agreement giving rise to monetary remedies, which, when aggregated with all other such defaults, exceeds $50,000, if the effect of such default is to permit the holder of such Indebtedness to accelerate the maturity of such Indebtedness; or if any Indebtedness is not paid at maturity; or default by a Borrower under the Joint Sales Agreement with Citadel Broadcasting Company or any other joint sales agreement which results in termination of such agreement; or

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         (i) the on-the-air broadcast operations of any Station or Stations having gross revenues for the immediately preceding twelve (12) months equal to or greater than $360,000.00 in the aggregate, shall be interrupted at any time for more than forty-eight (48) hours (or, in the event of force majeure, seventy-two (72) hours), whether or not consecutive, during any period of ten
(10) consecutive days; or

         (j) (i) a Borrower shall lose, fail to keep in force, suffer the termination, suspension or revocation of, or terminate, forfeit or suffer an amendment to, any License at any time held by it, which would have a Material Adverse Effect; (ii) the FCC shall schedule or conduct a hearing on the renewal or revocation of any material License held by a Borrower and the Majority Lenders shall reasonably and in good faith believe that the result thereof shall be the termination, revocation, suspension, or material adverse amendment of such License; or (iii) any governmental regulatory authority shall commence an action or proceeding seeking the termination, suspension, revocation or material adverse amendment of any material License held by a Borrower and the Majority Lenders shall reasonably and in good faith believe that the result thereof shall be the termination, revocation, suspension or material adverse amendment of such License; or

         (k) a Borrower shall (i) discontinue its business or operation of a Station, (ii) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its property, (iii) admit in writing its inability to pay its debts as they mature, (iv) make a general assignment for the benefit of creditors, (v) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code, or
(vi) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or corporate action shall be taken for the purpose of effecting any of the foregoing; or

         (1) there shall be filed against a Borrower an involuntary petition seeking reorganization of such Borrower or the appointment of a receiver, trustee, custodian or liquidator of a Borrower or any material part of its assets, or an involuntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect (any of the foregoing petitions being herein referred to as an "INVOLUNTARY PETITION"); or

         (m) final judgment for the payment of money which, when aggregated with all other outstanding judgments against a Borrower, exceeds $50,000, shall be rendered against a Borrower, if the same shall remain undischarged (unless fully bonded upon terms satisfactory to the Lender) for a period of thirty (30) consecutive days; or an execution in respect of any judgment against the Borrower shall have issued; or

         (n) the occurrence of any attachment of any deposits or other property of a Borrower in the hands or possession of any Lender, or the occurrence of any attachment of any other property of a Borrower in an amount exceeding $50,000 in the aggregate which shall not be

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discharged or fully bonded on terms satisfactory to the Agent within thirty
(30) days of the date of such attachment, or if an execution in respect of such judgment shall have issued; or

         (o) the occurrence of any event or condition described in paragraph
(k) or (1) with respect to any Surety; or

         (p) for any reason Norman Feuer shall cease to be actively engaged as chief executive officer of each Borrower on a full-time basis in the management of the Stations; or

         (q) for any reason less than one hundred percent (100%) of the issued and outstanding capital stock of each Borrower is owned by the Parent and pledged to the Lenders and the Agent on terms acceptable to the Agent; or

         (r) a Borrower shall make a material change in a Station's format without the prior written consent of the Lender (which consent shall not be unreasonably withheld) and the Borrowers shall fail to refinance and pay in full all Indebtedness of the Borrowers to the Lenders and the Agent within one hundred twenty (120) days of the Agent giving notice to the Borrowers of the Majority Lender's objection to such format change; or

         (s) a Borrower or any material part of its business or assets shall be the subject of any seizure or forfeiture proceeding or action instituted or conducted by any agency, office or department of state or federal government; or

         (t) any Lease of real estate used or to be used by a Borrower as a studio, tower or transmitter site (i) shall not be renewed by the Borrower or the landlord thereunder at least six (6) months prior to its scheduled expiration or termination date, unless the Majority Lenders consent thereto after having received from the Borrower evidence and assurances acceptable to the Lender that (A) the Borrower has obtained a replacement location which is not less favorable to the Borrower and its business operations pursuant to a signed written Lease acceptable to the Majority Lenders, and (B) the Borrower will be able to relocate to such replacement premises without adversely affecting its continued business operations or station signal, or (ii) shall be in default as a result of the Borrower's failure to observe or abide by all terms, conditions and covenants contained therein, or (iii) shall be the subject of a default notice or eviction notice initiated or sent by the landlord thereof to either the Borrower or the Agent or a Lender; or

         (u) revocation, termination, rescission or the issuance of a notice suspending the effectiveness of the Clear Channel Guaranty prior to payment in full of the Tranche C Loans, or any attempt by Clear Channel to effect any of the foregoing; or

         (v) failure by Pinnacle Sports (i) to cause the cancellation on or before October 31, 1997, of the Havelock Bank letter of credit issued to the University of Nebraska, or (ii) to pay in full on or before December 31, 1997, all of its Indebtedness to Havelock Bank and to obtain releases of all liens in favor of Havelock Bank securing such Indebtedness; or

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         (w) the occurrence of any event described in any of paragraphs (a)
through (n) or paragraph (r) or (s) of this ARTICLE VIII with respect to any Guarantor, License Subsidiary or Company other than the Borrowers, or any other subsidiary of any of the Borrowers; or

         (x) for any reason TBLR fails to consummate the sale of the Arkansas Stations pursuant to the TBLR Asset Sale Agreement within twenty (20) days of the date the conditions contained in SECTIONS 6.3, 6.4, 7.3 and 7.4 thereof have been satisfied; or

         (y) the chief executive officer or chief financial officer of the Parent or any Borrower shall be convicted by any state, local or federal authority of the commission of a felony.

Upon the occurrence of any such Event of Default and at any time thereafter during the continuance of such Event of Default, at the election of the Majority Lenders, the Commitments and the commitment to issue Letters of Credit shall terminate and the Notes and all other Indebtedness of the Borrowers, and each of them, to the Lenders and the Agent shall immediately become due and payable, both as to principal and interest, fees and charges, without presentment, demand, or protest, all of which are hereby expressly waived, anything contained herein or in the Notes or other evidence of such indebtedness to the contrary notwithstanding (except in the case of an Event of Default under paragraph (K) or (1) of this ARTICLE VIII, in which event the Commitments and the commitment to issue Letters of Credit shall automatically terminate and such Indebtedness shall automatically become due and payable). In such event, the Borrowers shall deliver to the Co-Agent a Cash Collateral Deposit equal to the aggregate outstanding Letter of Credit Amounts under all outstanding Letters of Credit. In the event of an acceleration of the Borrowers' Indebtedness hereunder as a result of the filing of an Involuntary Petition as specified in paragraph (1) of this ARTICLE VIII, such acceleration shall be rescinded, and the Borrowers' rights hereunder reinstated, if, within sixty (60) days following the filing of such Involuntary Petition, such Involuntary Petition shall have been dismissed, and there shall then exist no other Event of Default or Unmatured Event of Default under this Agreement.

IX.      REMEDIES ON DEFAULT, ETC.

         SECTION 9.01.  REMEDIES.

         In case any one or more Events of Default shall occur and be continuing, the Agent, on behalf of the Lenders, may proceed to protect and enforce the Lenders' and the Agent's rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in this Agreement, any Security Document, any Loan Document or the Notes or for an injunction against a violation of any of the terms hereof or thereof or in and of the exercise of any power granted hereby or thereby or by law. No right conferred upon the Agent or the Lenders hereby or by any Security Document, Loan Document or the Notes shall be exclusive of any other right referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

         SECTION 9.02.  DEFAULT RATE.

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         Without regard to whether the Agent has exercised any other rights or remedies hereunder, the applicable interest rate under each Note shall at the option of the holder of such Note, but only to the extent permitted by law, be increased to a rate per annum (the "DEFAULT RATE") equal to the interest rate then in effect pursuant to SECTION 2.06, plus (a) four percent (4.0%) upon the occurrence of an Event of Default as defined in either paragraph (B) or (C) of
ARTICLE VIII hereof, or (b) two percent (2.0%) upon the occurrence of any other Event of Default defined in ARTICLE VIII hereof.

         SECTION 9.03.  EFFECT ON PAYMENTS.

         If an Event of Default shall have occurred and be continuing, the Borrowers shall not make payments in respect of Corporate Overhead or any Restricted Payments (including, without limitation, loans to Norman Feuer) to the Guarantors, Stockholders or any Affiliates, in excess of the levels specified in SECTION 5.05(A)(II) hereof.

         SECTION 9.04.  CONSENT TO RECEIVER.

         Without limiting the generality of the foregoing or limiting in any way the rights of the Lenders and the Agent under the Security Documents or otherwise under applicable law, and to the extent permitted by the FCC, at any time after the occurrence, and during the continuance, of an Event of Default, the Agent, at the direction of the Majority Lenders, shall be entitled to apply for and have a receiver or receiver and manager appointed under state, or Federal law of the United States by a court of competent jurisdiction in any action taken by the Agent or the Lenders to enforce their rights and remedies hereunder and under the Security Documents in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the respective Borrowers, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Notes until a sale or other disposition of such Collateral shall be finally made and consummated. EACH BORROWER HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AS PROVIDED ABOVE. EACH BORROWER GRANTS SUCH WAIVER AND CONSENT KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, ACKNOWLEDGES THAT THE UNCONTESTED RIGHT TO HAVE A RECEIVER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY THE LENDERS IN CONNECTION WITH THE ENFORCEMENT OF THEIR RIGHTS AND REMEDIES HEREUNDER AND UNDER THE SECURITY DOCUMENTS, AND THE AVAILABILITY OF SUCH APPOINTMENT AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING THE LENDERS TO MAKE (AND COMMIT TO MAKE) THE LOANS TO THE BORROWERS, AND AGREES TO ENTER INTO ANY AND ALL STIPULATIONS IN ANY LEGAL ACTIONS, OR AGREEMENTS OR OTHER INSTRUMENTS IN CONNECTION WITH THE FOREGOING AND TO COOPERATE FULLY WITH THE AGENT AND THE LENDERS IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER OVER ALL OR ANY PORTION OF THE COLLATERAL.

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X.       THE AGENT.

         SECTION 10.01.  APPOINTMENT, POWERS AND IMMUNITIES.

         (a) AGENT. Each Lender hereby irrevocably (subject to SECTION 10.08) designates and appoints AT&T-CFC, which designation and appointment is coupled with an interest, as the Agent of such Lender under this Agreement and the other Transaction Documents, and each such Lender irrevocably authorizes AT&T-CFC, as the Agent of such Lender, to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in SECTION 10.05 and such first sentence of SECTION 10.06 hereof shall include reference to its Affiliates and its own and such Affiliates' officers, directors, employees and agents) shall not: (i) have any duties or responsibilities to be a trustee for any Lender;
(ii) be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by it under, this Agreement, or for the due execution, legality, value, validity, effectiveness, genuineness, enforceability, perfection or sufficiency of this Agreement, any Note, any Security Document or any other document referred to or provided for herein or for any failure by the Borrowers or any other Person to perform any of its obligations hereunder or thereunder; (c) be required to initiate or conduct any litigation or collection proceedings hereunder, except to the extent requested by the Majority Lenders; and (d) be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct. The Agent may employ and consult with agents, attorneys-in-fact, public accountants and other experts selected by it and shall not be responsible for the negligence or misconduct of any such agents, attorneys-in-fact, public accountants or other experts it selects with reasonable care. Subject to the foregoing, to ARTICLE XI and to the provisions of any intercreditor agreement among the Lenders in effect from time to time, the Agent shall, on behalf of the Lenders, (a) hold and apply any and all Collateral, and the proceeds thereof, at any time received by it, in accordance with the provisions of the Security Documents and this Agreement; (b) exercise any and all rights, powers and remedies of the Lenders under this Agreement or any of the Security Documents, including the giving of any consent or waiver or the entering into of any amendment; (c) execute, deliver and file UCC financing statements, mortgages, deeds of trust, lease assignments and other such agreements, and possess instruments on behalf of any or all of the Lenders; and (d) in the event of acceleration of any Borrower's Indebtedness hereunder, sell or otherwise liquidate or dispose of any portion of the Collateral held by it and otherwise exercise the rights of the Lenders hereunder and under the Security Documents.

         (b) CO-AGENT. Each Tranche A Lender and UBOC Tranche B Lender hereby irrevocably (subject to SECTION 10.08) designates and appoints UBOC, which designation and appointment is coupled with an interest, as the Co-Agent of such Tranche A Lenders and UBOC Tranche B Lenders under this Agreement and the other Transaction Documents, and each such

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Tranche A Lender and UBOC Tranche B Lender irrevocably authorizes UBOC as the
Co-Agent of such Tranche A Lender and UBOC Tranche B Lender to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents as are assigned or delegated to the Co-Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto, including without limitation, the determination of the applicable LIBOR and Base Rates and the issuance of Letters of Credit pursuant to this Agreement. The Co-Agent (which term as used in this sentence and as SECTION 10.05 and in the first sentence of SECTION
10.06 hereof shall include reference to its Affiliates and its own and such Affiliates' officers, directors, employees and agents) shall not (i) have any duties or responsibilities to be a trustee for any Tranche A Lender or UBOC Tranche B Lender, (ii) be responsible to the Tranche A Lenders and UBOC Tranche B Lenders for any recitals, statements, representations or warranties contained in this Agreement or any certificate or other document referred to or provided for in, or received by it under, this Agreement, or for the due execution, legality, value, validity, effectiveness, genuiness, enforceability, perfection or sufficiency of this Agreement, any Letter of Credit, any Letter of Credit Request or any other document referred to or provided for herein or for any failure by the Borrowers or any other Person to perform any of its obligations hereunder or thereunder; and (iii) be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct. The Co-Agent may employ and consult with agents, attorneys-in-fact, public accountants and other experts selected by it and shall not be responsible for the negligence or misconduct of any such agents, attorneys-in-fact, public accountants or other experts selected with reasonable care.

         SECTION 10.02. RELIANCE BY AGENT. Each of the Agent and the Co-Agent shall be entitled to rely upon any certification, notice or other communication (including any communication by telephone, telex, facsimile transmission, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent or the Co-Agent, as applicable. The Agent may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof, in form satisfactory to the Agent, signed by such payee and including the agreement of the assignee or transferee to be bound hereby as it would have been if it had been an original Lender hereunder. As to any matters not expressly provided for by this Agreement, the Agent and the Co-Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Majority Lenders or the Lenders or Tranche A Lenders, as the case may be, and such instructions and any action taken or failure to act pursuant thereto shall be binding on the Lenders.

         SECTION 10.03. EVENTS OF DEFAULT. The Agent shall not be deemed to have knowledge of the occurrence of an Event of Default (other than the non-payment of principal of or interest on the Notes or Letter of Credit Request which it holds as a Lender hereunder) unless such Agent has received written notice from any Lender or any Borrower specifying such Event of Default and stating that such notice is a "NOTICE OF DEFAULT". In the event that the Agent receives such a notice of the occurrence of an Event of Default, the Agent shall give prompt notice thereof to the

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Lenders (and shall give each Lender prompt notice of each such non-payment).
The Agent shall (subject to SECTION 10.07) take such action with respect to such Event of Default as shall be directed by the Majority Lenders, as provided under ARTICLE XI, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action on behalf of the Lenders, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interest of the Lenders. The Co-Agent shall not be deemed to have knowledge of the occurrence of any Event of Default.

         SECTION 10.04. RIGHTS AS A LENDER. With respect to its Commitments and the Loans made by AT&T-CFC and UBOC hereunder, and the Notes issued to them, and the Letters of Credit issued by UBOC, each of AT&T-CFC and UBOC shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not acting as the Agent or Co-Agent; and the terms "Lender", "Lenders" and "Majority Lenders" shall, unless otherwise expressly indicated, include each of AT&T-CFC and UBOC in its individual capacity. Each of the Agent and the Co-Agent, and their respective Affiliates may, without having to account therefor to the Lenders and without giving rise to any fiduciary or other similar duty to any Lender, accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrowers and any of their Affiliates as if it were not acting as an agent and as if AT&T-CFC or UBOC, as applicable, were not a Lender, and the Agent may accept fees and other consideration from or on behalf of the Borrowers for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

         SECTION 10.05. INDEMNIFICATION. The Lenders agree to indemnify the Agent and the Tranche A Lenders and UBOC Tranche B Lenders agree to indemnify the Co-Agent (in each case, to the extent not reimbursed under SECTION L3.02, but without limiting the obligations of the Borrowers under such SECTION L3.02), ratably in accordance with the respective aggregate principal amounts of the Notes held by such Lenders and participation interests in the Letters of Credit (or, if no such principal or interest or Letter of Credit, as applicable, is at the time outstanding, ratably in accordance with their respective Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, action, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent or Co-Agent in any way relating to or arising out of this Agreement or any Security Document or Loan Document or any other document contemplated by or referred to herein or the transactions contemplated by or referred to herein or therein (including, without limitation, the costs and expenses which the Borrowers are obligated to pay under SECTION 13.02) or the enforcement of any of the terms of this Agreement or of any Security Document or of any such other documents, or in any way relating to any action taken or omitted by the Agent or the Co-Agent under this Agreement, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and the Co-Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees, but exclusive of any costs and expenses of syndications) incurred by the Agent and the Co-Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or

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otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent or Co-Agent, as applicable, is not reimbursed for such expenses by the Borrowers.

         SECTION 10.06. NON-RELIANCE ON AGENT, CO-AGENT AND OTHER LENDERS. Each Lender agrees that it has, independently and without reliance on the Agent, Co-Agent or any other Lenders, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrowers and its own decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, Co-Agent or any other Lenders, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. Neither the Agent nor the Co-Agent makes any warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement. Neither the Agent nor the Co-Agent shall be required to inquire or keep itself informed as to the performance or observance by the Borrowers of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Borrowers. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent or Co-Agent hereunder, neither the Agent nor the Co-Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or businesses of the Borrowers or any Affiliates of the Borrowers which may come into the possession of the Agent or Co-Agent or any of their respective Affiliates. Notwithstanding the foregoing, the Agent will provide to the Lenders any and all information reasonably requested by them and reasonably available to the Agent promptly upon such request.

         SECTION 10.07. FAILURE TO ACT. Except for action expressly required of the Agent or Co-Agent hereunder, the Agent and Co-Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

         SECTION 10.08. RESIGNATION OR REMOVAL OF AGENT. AT&T-CFC (or any other Agent hereunder) and UBOC (or any other Co-Agent hereunder), may resign as the Agent or Co-Agent, respectively, at any time by giving thirty (30) days' prior written notice thereof to the Lenders and the Borrowers. Any such resignation or removal shall take effect at the end of such thirty (30) day period or upon the earlier appointment of a successor Agent or Co-Agent, as applicable, by the Majority Lenders as provided below. Upon any resignation, the Majority Lenders shall appoint a successor agent from among the Lenders or, if such appointment is deemed inadvisable or impractical by the Majority Lenders, another financial institution with a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent or Co-Agent hereunder by a successor Agent or Co-Agent, such successor Agent or Co-Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent or Co-Agent. After the effective date of the resignation of an Agent or Co-Agent hereunder, the retiring Agent or Co-Agent shall be discharged from its duties and obligations hereunder, provided that the provisions of this
ARTICLE X shall continue in effect for its benefit in

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respect of any actions taken or omitted to be taken by it while it was acting as the Agent or Co-Agent. In the event that there shall not be a duly appointed and acting Agent, the Borrowers agree to make each payment due to the Agent hereunder and under the Notes, if any, directly to each Lender entitled thereto, pursuant to written instructions provided by the retiring Agent, and to provide copies of each certificate or other document required to be furnished to the Agent hereunder, if any, directly to each Lender.

         SECTION 10.09. COOPERATION OF LENDERS. Each Lender shall (a) promptly notify the other Lenders and the Agent and Co-Agent of any Event of Default known to such Lender under this Agreement and not reasonably believed to have been previously disclosed to the other Lenders; (b) provide the other Lenders and the Agent and Co-Agent with such information and documentation as such other Lenders or the Agent and Co-Agent shall reasonably request in the performance of their respective duties hereunder, including, without limitation, all information relative to the outstanding balance of principal, interest and other sums owed to such Lender by each Borrower but excluding internally generated reports and analyses and other customarily confidential materials; and (c) cooperate with the Agent and Co-Agent with respect to any and all collections and/or foreclosure procedures at any time commenced against the Borrowers or otherwise in respect of the Collateral by the Agent in the name and on behalf of the Lenders.

XI.      ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS; ACTIONS BY THE
         LENDERS.

         (a) This Agreement (including the Schedules hereto) and the other Loan Documents constitute the entire agreement of the parties herein and supersede any and all prior agreements, written or oral, as to the matters contained herein, and no modification or waiver of any provision hereof or of the Notes or any other Loan Document, nor consent to the departure by the Borrowers or any other Person therefrom, shall be effective unless the same is in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as hereinafter provided or in cases where the consent of all Lenders is required by the terms of this Agreement or other Loan Document, the consent of the Majority Lenders shall be required and sufficient (i) to amend, with the consent of the other party or parties thereto, any term of this Agreement, the Notes or any other Loan Document; (ii) to waive the observance of any term of this Agreement, the Notes or any other Loan Document (either generally or in a particular instance or either retroactively or prospectively); (iii) to take or refrain from taking any action under this Agreement, the Notes, any other Loan Document or applicable law, including, without limitation, (A) the acceleration of the payment of the Notes, (B) the exercise of the Agent's and the Lenders' remedies hereunder and under the Security Documents and (C) the giving of any approvals, consents, directions or instructions required under this Agreement or the Security Documents; provided, however, that no such amendment, waiver or consent shall, without the prior written consent of all of the Lenders or the holders of all of the Notes at the time outstanding, (1) extend the fixed maturity or reduce the principal amount of, or reduce the amount or extend the time of payment of any principal of, or interest on, any Note (including the Applicable Margin but excluding mandatory prepayments of the Notes out of Excess Cash Flow required under SECTION 2.05(D)(I)), (2) increase or extend any Commitment of any Lender (it being understood that waivers or modifications of conditions precedent,

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covenants, or Events of Default shall not constitute any such increase or extension), (3) release any Guarantees or any Collateral, unless (x) such release of Collateral is in connection with a Disposition permitted under
SECTION 7.03 or to which any required consent of the Majority Lenders has been given and (y) substantially all of the Net Sale Proceeds of such sale are used to repay the Borrowers' indebtedness to the Lenders hereunder or otherwise used in a manner permitted hereunder, (4) change the percentage referred to in the definition of "MAJORITY LENDERS" contained in ARTICLE I, (5) change any other provisions requiring the consent of all of the Lenders or the Majority Lenders or (6) amend the provisions of this ARTICLE XI.

         (b) Any amendment or waiver effected in accordance with this ARTICLE XI shall be binding upon each holder of any Note at the time outstanding, each future holder of any Note and the Borrowers. The Lenders' failure to insist (directly or through the Agent) upon the strict performance of any term, condition or other provision of this Agreement, any Note, or any of the Security Documents, or to exercise any right or remedy hereunder or thereunder, shall not constitute a waiver by the Lenders of any such term, condition or other provision or default or Event of Default in connection therewith, nor shall a single or partial exercise of any such right or remedy preclude any other or future exercise, or the exercise of any other right or remedy; and any waiver of any such term or condition or other provision or of any such default or Event of Default shall not affect or alter this Agreement, any Note or any of the Security Documents, and each and every term, condition and other provision of this Agreement, the Notes and the Security Documents shall, in such event, continue in full force and effect and shall be operative with respect to any other then existing or subsequent default or Event of Default in connection therewith. An Event of Default hereunder and a default under any Note or under any of the Security Documents shall be deemed to be continuing unless and until waived in writing by the Majority Lenders or all of the Lenders, as provided in paragraph (a) above.

XII.     BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

         (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Agent, the Co-Agent and their respective successors and assigns, and all subsequent holders of any of the Notes or any portion hereof.

         (b) Each Lender may assign its rights and interests under this Agreement, the Notes and the Security Documents in whole or in part, and sell participations in the Notes and the Security Documents as security therefor, provided as follows:

                  (i) No Lender shall make any assignment (other than assignment in full) other than to a separately organized branch or an Affiliate of the same Lender, if, after giving effect thereto, such Lender would hold less than $5,000,000 of the then aggregate outstanding principal amount of the Notes.

                  (ii) Any such assignment made other than to a separately organized branch, or an Affiliate of, a Lender shall reflect an assignment of such assigning Lender's Notes which is in an aggregate principal amount of at least $5,000,000, and if greater, shall be an integral multiple of $1,000,000.

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                  (iii) Notwithstanding any provision of this Agreement to the contrary, each Lender may at any time assign all or any portion of its rights under this Agreement and each of the other Loan Documents, including, without limitation, the Notes held by such Lender, to a Federal Reserve Bank (or equivalent thereof in the case of Lenders chartered outside of the United States); provided that no such assignment shall release a Lender from any of its obligations and liabilities under the Loan Documents. Any Federal Reserve Bank (or equivalent thereof) which receives such an assignment from any Lender may make further assignments of such rights in accordance with the provisions of this Section.

                  (iv) Any assignments made hereunder shall be pursuant to an instrument of assignment and acceptance (the "ASSIGNMENT AND ACCEPTANCE") substantially in the form of EXHIBIT H and the parties to each such assignment shall execute and deliver to the Agent and the Co-Agent for their acceptance the Assignment and Acceptance together with any Note or Notes subject thereto. Upon such execution and delivery, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least two
(2) Business Days after the execution thereof, (A) the assignee thereunder shall become a party hereto, to the Loan Documents and to the Intercreditor Agreement and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a commitment as set forth therein and (B) the assigning Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement as to that portion of its obligation being so assigned and delegated. The Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of the assignee as a Lender and the resulting adjustment of Commitments arising from the purchase by and delegation to such assignee of all or a portion of the rights and obligations of such assigning Lender under this Agreement.

                  (v) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee together with the Note subject to such assignment and payment by the assignee to the Agent of a registration and processing fee of $2,000.00, the Agent shall accept such Assignment and Acceptance. Promptly upon delivering such Assignment and Acceptance to the Agent, the assigning Lender shall give notice thereof to the Borrowers and the other Lenders. Within five (5) Business Days after receipt of such notice, the Borrowers shall execute and deliver to the Agent in exchange for such surrendered Note(s) a new Note or Notes payable to the order of such assignee in an amount equal to the portion of the Loan(s) assumed by such assignee pursuant to such Assignment and Acceptance and a new Note or Notes payable to the order of the assigning Lender in an amount equal to the portion of the Loans retained by it hereunder. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form provided in ARTICLE II. The canceled Notes surrendered by the assigning Lender shall be returned to the Borrowers upon the execution and delivery of such new Notes.

                  (vi) Each Lender may sell participations in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Notes held by it); provided, however, that, (A) the selling Lender shall

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remain obligated under this Agreement to the extent as it would if it had not sold such participation, (B) the selling Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) at no time shall the selling Lender agree with such participant to take or refrain from taking any action hereunder or under any other Loan Document, except that the selling Lender may agree not to consent, without such participant's consent, to any of the actions referred to ARTICLE XI, to the extent that the same require the consent of each Lender hereunder, (D) all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation and no participant shall be entitled to receive any greater amount pursuant to this Agreement than the selling Lender would have been entitled to receive in respect of the amount of the participation transferred by such Lender to such participant had no such transfer occurred, and (E) the Borrowers, the Agent, the Co-Agent and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender's rights and obligations under this Agreement.

                  (vii) Except during the existence of an Event of Default, no assignment by a Lender referred to above other than to a separately organized branch or Affiliate of such Lender and other than under paragraph (b)(iii) hereof shall be permitted without the prior written consent of the Managing Agents, which consent shall not be unreasonably withheld or delayed.

                  (viii) No Borrower may assign any of its rights or delegate any of its duties or obligations hereunder.

                  (ix) Any Lender may, in connection with any assignment or participation pursuant to this Section, disclose to the assignee or participant any information relating to the Borrowers, Parents or Guarantors furnished to such Lender by or on behalf of the Borrowers and such assignee or participant shall treat such information as confidential.

XIII.    MISCELLANEOUS

         SECTION 13.01.  SURVIVAL.

         This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the making by the Lenders of the Loans and shall continue in full force and effect so long as the Notes or any other Indebtedness of the Borrowers, or any of them, to the Lenders is outstanding and unpaid or any Lender has any obligation to make credit extensions hereunder.

         SECTION 13.02.  EXPENSES.

         The Borrowers agree jointly and severally to reimburse the Agent, the Co-Agent and the Lenders upon demand for all reasonable out-of-pocket costs, charges, liabilities, documentary stamp taxes, intangible taxes, any other taxes due under any applicable state law (exclusive of taxes measured or imposed in terms of any Lender's net income) and any other reasonable expenses of the Agent, the Co-Agent and the Lenders (including reasonable fees and disbursements of (i) counsel to the Agent, the Co-Agent and the Lenders, (ii) the appraisers and

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engineers referred to in SECTION 4.18(A) and (B) hereof and SECTION 6.10(D)
hereof, and (iii) agents of the Agent, the Co-Agent and the Lenders not regularly in their employ) in connection with (a) the preparation, negotiation, interpretation, execution and delivery of this Agreement, the Notes, any Security Documents and any other agreements or documents relating thereto, (b) the making and administration of the Loans, (c) any amendments, modifications, consents or waivers in respect thereof, (d) any enforcement of any of the Transaction Documents, (e) any proceedings with respect to the bankruptcy, reorganization, insolvency readjustment of debt, dissolution or liquidation of the Borrower or any party to any Security Document, (f) any claims by third parties relating to the foregoing, and (g) any appraisal, studies or reports required by this Agreement.

         SECTION 13.03.  SETOFFS, ETC.

         The Borrowers agree that, in addition to (and without limitation of) any right of set-off, bankers lien or counterclaim the Lenders, Agent and Co-Agent may otherwise have, each Lender shall be entitled at its option, to offset balances held by it for the account of the Borrowers, or any of them, at any of its offices, against any Indebtedness or other fees or charges owed to such Lender hereunder if the same are not paid when due (regardless of whether such balances are then due to the Borrowers) or if a Borrower becomes insolvent, howsoever evidenced, or if any Event of Default occurs, and that such offset balances may be applied toward the payment of any Indebtedness of the Borrowers to the Lenders or to any purchaser of any participations in the Notes, whether or not such Indebtedness or any part thereof shall then be due; in which case such Lender shall promptly notify the Borrowers thereof, provided, however, that such Lender's failure to give such notice shall not affect the validity thereof.

         SECTION 13.04.  GOVERNING LAW.

         THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SAID STATE.

         SECTION 13.05.  AMENDMENT; MODIFICATION.

         No modification or waiver of any provision of this Agreement, or of the Notes or any other Loan Document, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. No notice to, or demand on, the Borrowers, in any case, shall entitle the Borrowers to any other or future notice or demand in the same, similar or other circumstances.

         SECTION 13.06.  WAIVER.

         The failure by the Agent or any Lender to insist upon the strict performance of any term, condition or other provision of this Agreement, the Notes or any of the Security Documents or other Transaction Documents, or to exercise any right or remedy hereunder or thereunder, shall not constitute a waiver by the Agent or the Lenders of any such term, condition or other provision or default or Event of Default in connection therewith; and any waiver of any such term, condition or other

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provision or of any such default or Event of Default shall not affect or alter this Agreement, the Notes or any of the Security Documents or other Transaction Documents, and each and every term, condition and other provision of this Agreement, the Notes, the Security Documents and other Transaction Documents shall, in such event, continue in full force and effect and shall be operative with respect to any other then existing or subsequent default or Event of Default in connection therewith. An Event of Default hereunder or under any of the Security Documents shall be deemed to be continuing unless and until waived in writing by the Lenders.

         SECTION 13.07.  NOTICE.

         All notices, requests, demands and other communications provided for hereunder shall be in writing and either mailed, sent by nationally recognized overnight courier service, or delivered to the applicable party at the addresses indicated below.

         If to the Agent:

                  AT&T COMMERCIAL FINANCE CORPORATION
                  44 Whippany Road
                  Morristown, New Jersey  07962
                  Attention:  Vice President, Credit/Operations
                              Capital Markets Division-Media

         with a copy (which shall not constitute notice) to:

                  AT&T COMMERCIAL FINANCE CORPORATION
                  44 Whippany Road
                  Morristown, New Jersey  07962
                  Attention:  Chief Counsel, Capital Markets Division

         and with a copy (which shall not constitute notice) to:

                  Andrew J. Chlebus, Esq.
                  Edwards & Angell
                  2700 Hospital Trust Tower
                  Providence, Rhode Island  02903

         If to any Lender, to it at the address set forth on the appropriate signature page hereto or, with respect to any assignee under ARTICLE XII, at the address designated by such assignee in a written notice to the other parties hereto.

         If to the Borrowers or any of them:

                  c/o Triathlon Broadcasting Company

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                  Symphony Towers, Suite 1920
                  750 B Street
                  San Diego, CA  92101
                  Attention:  Norman Feuer, President

         with a copy (which shall not constitute notice) to:

                  Howard M. Berkower, Esq.
                  Baker & McKenzie
                  805 Third Avenue
                  New York, NY  10022

or, as to each party, at such other address as shall be designated by such parties in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communication shall be deemed given upon the earliest to occur of (a) the third day following deposit thereof in the United States mail, (b) twelve noon local time on the first business day following timely deposit thereof with a nationally recognized overnight courier service with effective instructions to such courier to make delivery on the next business day, or (c) receipt by the party to whom such notice is directed.

         SECTION 13.08.  SUCCESSORS AND ASSIGNS.

         This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Agent and the Lenders and their respective successors and assigns, except that the Borrowers shall not have the right to assign any of their rights hereunder or delegate any of their obligations hereunder without the prior written consent of the Lenders. Any such impermissible assignment or delegation shall be void and of no effect.

         SECTION 13.09.  CONSENT TO JURISDICTION, SERVICE OF PROCESS.

         Each Borrower, to the extent that it may lawfully do so, hereby consents to the jurisdiction of the courts of the States of Kansas, Nebraska, New York, Washington, Colorado, Arkansas and New Jersey and the United States District Courts for the Districts of Kansas, Nebraska, New York, Washington, Colorado, Arkansas and New Jersey, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations arising hereunder or under the Notes, the Security Documents or any other Transaction Documents, or with respect to the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in any of such courts. In addition, to the extent that it may lawfully so do, each Borrower hereby consents to the service of process by U.S. certified or registered mail, return receipt requested, addressed to the Borrower at the address to which notices are to be given hereunder.

         SECTION 13.10.  WAIVER OF JURY TRIAL.

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         EACH BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT ON OR
WITH RESPECT TO THIS AGREEMENT, THE NOTES, THE SECURITY DOCUMENTS OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH. NEITHER THE BORROWERS NOR ANY ASSIGNEE OF OR SUCCESSOR TO THE BORROWERS, SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION OR PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER DOCUMENTS, INSTRUMENTS AND AGREEMENTS ENTERED INTO IN CONNECTION HEREWITH OR THEREWITH OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG THE PARTIES HERETO, OR ANY OF THEM. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS
SECTION 13.10 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION
13.10 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

         SECTION 13.11.  INDEMNIFICATION; LIMITATION OF LIABILITY.

         (a) Each Borrower agrees to protect, indemnify and hold harmless the Indemnitees from and against any and all liabilities, obligations, losses, damages (including, without limitation, consequential damages), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause or on contract or otherwise) in any manner relating to or arising out of (i) any act or omission of the Borrower, the Guarantors, any Affiliate of any such Persons, or any other Person with respect to (x) the transactions evidenced by or relating to this Agreement, the Notes or any of the Security Documents or other Loan Documents, or any act, event or transaction related or attendant thereto, (y) the agreements of Lenders contained herein, the making of the Loans or issuance of the Letters of Credit, or the management of the Loans the Letters of Credit or the Collateral, or (z) the use or the intended use of the proceeds of the Loans hereunder; or (ii) any claim, cause of action, event or circumstances relating to the business, assets, properties, licenses or operations of the Borrowers, including, without limitation, all claims relating to or arising out of the condition, quality, maintenance or use of any asset which constitutes Collateral, the manner in which the Borrowers operates the Stations and their business, and the Borrowers' compliance with the rules and regulations of the FCC and other applicable law; provided, however, that the Borrowers shall have no obligation to any Indemnitee under this SECTION 13.11 with respect to matters indemnified hereby which are caused by or resulting from the willful

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misconduct or gross negligence of such Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all indemnified matters incurred by the Indemnitees.

         (b) To the extent permitted by applicable law, no claim may be made by the Borrowers or any other Person against the Indemnitees for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, the Notes, or any of the Security Documents or any act, omission or event occurring in connection therewith; and the Borrowers hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. No Indemnitee shall be liable for any action taken or omitted to be taken by it or them under or in connection with any of the above-referenced documents, except for its or their own gross negligence or willful misconduct.

         (c) The provisions of this SECTION 13.11 shall continue in effect and shall survive (among other things) any termination of this Agreement, payment and satisfaction of the Notes, and release of any Collateral.

         SECTION 13.12.  SEVERABILITY.

         (a) Any provision of this Agreement, the Notes or any of the Security Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         (b) All agreements between the Borrowers and the Lenders are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Indebtedness or otherwise, shall the amount paid or agreed to be paid to the Lenders for the use, forbearance or detention of the Indebtedness evidenced hereby or incurred pursuant hereto exceed the maximum permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstance any Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date. This provision shall control every other provision of all Transaction Documents between the Borrowers and the Lenders.

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         SECTION 13.13.  SECTION HEADINGS.

         Any Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         SECTION 13.14.  AMENDMENT OF OTHER AGREEMENTS.

         All references in this Agreement to other documents and agreements to which the Lenders are not a party shall be deemed to refer to such documents and agreements as presently constituted and not as hereafter amended or modified unless the Majority Lenders shall have expressly consented to in writing pursuant to ARTICLE XI.

         SECTION 13.15.  ACCOUNTING PRINCIPLES.

         All references in this Agreement to any calculations or determinations made in accordance with generally accepted accounting principles shall mean, for any fiscal period, such principles applied on a basis consistent with (a) the application of the same in prior fiscal periods, (b) that employed by the Accountants in preparing the financial statements referred to in SECTION 4.01 hereof.

         SECTION 13.16.  KNOWLEDGE AND DISCOVERY.

         All references in this Agreement to "knowledge" of, or "discovery" by, a Borrower shall be deemed to include any such knowledge of, or discovery by, any of the holders of common stock of such Borrowers or any of such Borrower's executive officers.

         SECTION 13.17.  FCC.

         Notwithstanding anything to the contrary contained herein or in any of the Security Documents, the Agent and the Lenders will not take any action pursuant to this Agreement or any of the Security Documents that would constitute or result in any assignment of an FCC license or any change of control of the Stations if such assignment of license or change of control would require under then existing law (including the written rules and regulations promulgated by the FCC), the prior approval of the FCC, without first obtaining such approval of the FCC. Each Lender and the Agent specifically agree that (a) voting rights in the capital stock or voting trust certificate of the Borrowers (the "PLEDGED INTERESTS") will remain with the holders of such voting rights upon and following the occurrence of an Event of Default unless any required prior approvals of the FCC to the transfer of such voting rights to the Lenders or the Agent shall have been obtained; (b) upon and following the occurrence of any Event of Default and foreclosure upon the Pledged Interests by the Lenders or the Agent, there will be either a private or public sale of the Pledged Interests; and (c) prior to the exercise of voting rights by the purchaser at any such sale, the prior consent of the FCC pursuant to 47 U.S.C. ss.310(d) will be obtained. The Borrowers agree to take any action which the Lenders or the Agent may reasonably request in order to obtain and enjoy the full rights and benefits granted to the Lender by this Agreement

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including specifically, at the Borrowers' own cost and expense, the use of the best efforts of the Borrowers to assist in obtaining approval of the FCC for any action or transaction contemplated by this Agreement or the Security Documents which is then required by law, and specifically, without limitation, upon request following the occurrence of an Event of Default, to prepare, sign and file (or cause to be prepared, signed or filed) with the FCC any portion of any application or applications for consent to the assignment of license or transfer of control required to be signed by the Borrowers and necessary or appropriate under the FCC's rules and regulations for approval of any sale or transfer of any of the capital stock or assets of the Borrowers or any transfer of control over any FCC license.

         SECTION 13.18.  INTEGRATION.

         (a) This Agreement supersedes the Borrowers' application for the Loans, the Lenders' commitments and proposal letters in respect of the Loans, and all other prior written or oral agreements and representations between the parties hereto and their respective agents, employees or officers with respect to the credit facilities extended hereby, and this Agreement, together with the other Transaction Documents, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof.

         (b) This Agent constitutes an amendment and restatement of the Original Loan Agreement in its entirety and supersedes any inconsistent terms or provisions contained in the Original Loan Agreement.

         (c) All Lenders who are parties hereto are also parties to the Intercreditor Agreement and all rights of the Lenders hereunder and under the Loan Documents are subject thereto.

         SECTION 13.19  COUNTERPARTS.

         This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same Agreement.


                      *SIGNATURES CONTINUED ON NEXT PAGE*

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         IN WITNESS WHEREOF, the Agent, the Lenders and the Borrowers have caused this Agreement to be duly executed as a sealed instrument by their respective duly authorized officers, all as of the day and year first above written.

                                       TRIATHLON BROADCASTING OF
                                       WICHITA, INC.


                                       By: /s/ Norman Feuer
                                          -------------------------------------
                                          Title: President and Chief Executive
                                                 Officer

                                       TRIATHLON BROADCASTING OF
                                       LINCOLN, INC.


                                       By: /s/ Norman Feuer
                                          -------------------------------------
                                          Title: President and Chief Executive
                                                 Officer


                                       TRIATHLON BROADCASTING  OF
                                       OMAHA, INC.


                                       By: /s/ Norman Feuer
                                          -------------------------------------
                                          Title: President and Chief Executive
                                                 Officer


                                       TRIATHLON BROADCASTING OF
                                       SPOKANE, INC.


                                       By: /s/ Norman Feuer
                                          -------------------------------------
                                          Title: President and Chief Executive
                                                 Officer


                                       TRIATHLON BROADCASTING OF
                                       TRI-CITIES, INC.


                                       By: /s/ Norman Feuer
                                          -------------------------------------
                                          Title: President and Chief Executive
                                                 Officer

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

                                       TRIATHLON BROADCASTING OF
                                       COLORADO SPRINGS, INC.


                                       By: /s/ Norman Feuer
                                          -------------------------------------
                                          Title: President and Chief Executive
                                                 Officer


                                       TRIATHLON BROADCASTING OF
                                       LITTLE ROCK, INC.


                                       By: /s/ Norman Feuer
                                          -------------------------------------
                                          Title: President and Chief Executive
                                                 Officer


                                       AGENT:

                                       AT&T COMMERCIAL FINANCE
                                       CORPORATION, AS AGENT


                                       By: /s/ Samuel D. Bush
                                          -------------------------------------
                                          Title: Vice President


                                       CO-AGENT:

                                       UNION BANK OF CALIFORNIA, N.A.,
                                       AS CO-AGENT


                                       By: /s/ Bryan G. Petermann
                                          -------------------------------------
                                          Title: Vice President

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

                                       LENDER:

                                       AT&T COMMERCIAL FINANCE
                                       CORPORATION


                                       By: /s/ Samuel D. Busch
                                          -------------------------------------
                                          Title: Vice President

                                       Lending Office for all Loans:

                                            44 Whippany Road
                                            Morristown, New Jersey 07962
                                            Telecopier No.: 201-397-4196
                                            Telephone No.:  201-397-3000 or
                                                            201-397-3482

                                       Address for Notices:

                                            44 Whippany Road
                                            Morristown, New Jersey 07962
                                            Attention: Vice President,
                                                       Credit/Operations
                                                       Capital Markets - Media

                                       With a copy to :

                                            AT&T Commercial Finance Corporation
                                            44 Whippany Road
                                            Morristown, New Jersey 07962
                                            Attention: Chief Counsel
                                                       Capital Markets

                                       And a copy to:

                                            Andrew J. Chlebus, Esq.
                                            Edwards & Angell
                                            2700 Hospital Trust Tower
                                            Providence, Rhode Island 02903

                                       Tranche B Commitment:  $20,000,000
                                       Tranche C Commitment:  $20,000,000
                                       Acquisition Loan Commitment:  $20,000,000

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

                                       LENDER:

                                       UNION BANK OF CALIFORNIA, N.A.


                                       By: /s/ Bryan G. Petermann

                                          -------------------------------------
                                          Title:


                                       Lending Office for all Loans:

                                       445 South Figueroa Street
                                       15th Floor
                                       Los Angeles, CA 90071


                                       Address for Notices:

                                       445 South Figueroa Street
                                       15th Floor
                                       Los Angeles, CA 90071


                                       Attention: Bryan Petermann
                                                  Vice President
                                                  Communications/Media Division

                                       Telecopier No.: 213-236-5747
                                       Telephone No.:  213-236-5813

                                       Tranche A Commitment: $35,000,000
                                       Tranche B Commitment: $5,000,000

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